Exhibit 4.7

Execution Version

CDN. $84,000,000

SENIOR SECURED NON-REVOLVING TERM CREDIT FACILITY

and

CDN. $6,000,000

SENIOR SECURED REVOLVING OPERATING FACILITY

CREDIT AGREEMENT

among SUNDIAL GROWERS INC.

(as Borrower)

and

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

(as Lenders)

-	and -

ATB FINANCIAL

(as Administrative Agent for the Lenders)

-	with -

ATB FINANCIAL and BANK OF MONTREAL

(as Co-Lead Arrangers and Joint Bookrunners)

-	and -

BANK OF MONTREAL

(as Syndication Agent)

August 29, 2019

9617679.9

Exhibit 4.7

TABLE OF CONTENTS

Page

ARTICLE 1 INTERPRETATION1

1.1	Definitions1
1.2	Headings and Table of Contents39
1.3	Terms Generally39
1.4	Generally Accepted Accounting Principles39
1.5	Accounting Terms: Changes to Generally Accepted Accounting Principles40
1.6	Time41
1.7	Payment for Value41
1.8	Monetary References41
1.9	Lenders in Various Capacities41

ARTICLE 2 REPRESENTATIONS AND WARRANTIES42

2.1	Representations and Warranties42
2.2	Deemed Representations and Warranties46

ARTICLE 3 THE CREDIT FACILITIES46

3.1	Establishment of the Facilities46
3.2	Reduction of Syndicated Facility Commitments on Effective Date47
3.3	Revolving Feature of Operating Facility47
3.4	Purpose47
3.5	Borrowings - Syndicated Facility and Operating Facility47
3.6	Conditions Applicable to Bankers' Acceptances and BA Equivalent Advances48
3.7	Administrative Agent's Duties re: Bankers' Acceptances52
3.8	Letters of Credit52
3.9	Notice of Repayment56
3.10	Pro-Rata Treatment of Borrowings56
3.11	Conversion Option57
3.12	Rollovers57
3.13	Notices Irrevocable58
3.14	Takeover Notification58
3.15	Lender Swaps59
3.16	Overdrafts60
3.17	Cash Management Services and Creditcard Facilities60
3.18	Development Facility60

ARTICLE 4 REPAYMENT AND PREPAYMENT61

4.1	Mandatory Repayments of Syndicated Facility61
4.2	Reduction of Commitment62
4.3	Cash Collateralization62
4.4	Cancellation of Commitment and Prepayment63
4.5	Early Repayment of Letters of Credit and Bankers' Acceptances63
4.6	Evidence of Indebtedness63

ARTICLE 5 PAYMENT OF INTEREST AND FEES64

5.1	Interest on Prime Loans64
5.2	Bankers' Acceptance Fees64
5.3	Letter of Credit Fees64

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Exhibit 4.7

5.4	Interest on Overdue Amounts65
5.5	Administrative Agent's Fees65
5.6	Maximum Rate Permitted by Law65
5.7	Interest Generally65
5.8	Standby Fees65
5.9	Interest and Fee Adjustment66

ARTICLE 6 SECURITY66

6.1	Security66
6.2	Form of Security67
6.3	Guarantees and Subsidiary Security67
6.4	Registrations and Renewals68
6.5	Security Effective Notwithstanding Date of Advance68
6.6	Extensions, Etc.68
6.7	Notices68
6.8	No Merger69
6.9	Further Assurances - Security69
6.10	Release and Amendment of Security69
6.11	Security for Swaps with Former Lenders70
6.12	Permitted Encumbrances and Permitted Indebtedness70

ARTICLE 7 PAYMENT71

7.1	Time, Place and Currency of Payment71
7.2	Application of Payments71
7.3	Account Debit Authorization71

ARTICLE 8 CONDITIONS PRECEDENT TO DISBURSEMENT OF THE

BORROWINGS71

8.1	Effectiveness and Conditions Precedent71
8.2	Conditions Precedent to each Utilization74
8.3	Waiver of a Condition Precedent74

ARTICLE 9 COVENANTS OF THE BORROWER75

9.1	Positive Covenants of the Borrower75
9.2	Negative Covenants of the Borrower84
9.3	Financial Covenants87
9.4	Material Subsidiaries88

ARTICLE 10 EVENTS OF DEFAULT88

10.1	Events of Default88
10.2	Acceleration91
10.3	Demands for Payment92
10.4	Borrower Cash Collateral Accounts93
10.5	Remedies on Default93
10.6	Right of Set-Off94
10.7	Application and Sharing of Payments Following Acceleration94
10.8	Adjustments95
10.9	Calculations as at the Adjustment Time95
10.10	Lender May Perform Covenants96
10.11	Waiver of Default96
ARTICLE 11 INCREASED COST, TAXES, LENDER REPLACEMENT, ILLEGALITY,

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Exhibit 4.7

SUBSTITUTE BASIS OF BORROWING, FUNDING INDEMNITY	97
11.1	Increased Cost97
11.2	Taxes98
11.3	Mitigation Obligations, Replacement of Lenders99
11.4	Illegality100
11.5	Substitute Basis of Borrowing – Bankers Acceptances100
11.6	Funding Indemnity101

ARTICLE 12 THE ADMINISTRATIVE AGENT AND THE LENDERS102

12.1	Appointment and Authority102
12.2	Additional Rights102
12.3	Exculpatory Provisions102
12.4	Reliance by Administrative Agent103
12.5	Delegation of Duties103
12.6	Resignation of Administrative Agent104
12.7	Non-Reliance on Administrative Agent and Other Lenders105
12.8	No Other Duties, etc.105
12.9	Administrative Agent May File Proofs of Claim105
12.10	Collateral and Guarantee Matters106
12.11	Rights and Obligations of Each Lender106
12.12	Notice to Lenders and Swap Lenders107
12.13	Notices between the Lenders, the Administrative Agent and the Borrower107
12.14	Administrative Agent's Duty to Deliver Documents Obtained from the Borrower107
12.15	Arrangements for Borrowings108
12.16	Arrangements for Repayment of Borrowings108
12.17	Repayments by Lenders to Agent109
12.18	Adjustments Among Lenders109
12.19	Lenders' Consents to Waivers, Amendments, etc.111
12.20	Reimbursement of Administrative Agent's Expenses or Lender's Costs112
12.21	Indemnity of Administrative Agent113
12.22	Sharing of Information113
12.23	Amendment to this Article 12113
12.24	The Administrative Agent and Defaulting Lenders114
ARTICLE 13 SUCCESSORS AND ASSIGNS, JUDGMENT CURRENCY AND CONFIDENTIAL INFORMATION	115
13.1	Successors and Assigns115
13.2	Judgment Currency118
13.3	Swap Lender119
13.4	Certain Information; Confidentiality119

ARTICLE 14 MISCELLANEOUS120

14.1	Severability120
14.2	Defaulting Lenders120
14.3	Expenses, Indemnity, Damage Waiver121
14.4	Failure to Act123
14.5	Waivers123
14.6	Amendments123
14.7	Notice123
14.8	Governing Law125
14.9	Term of Agreement and Survival125

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Exhibit 4.7

14.10	Time of Essence125
14.11	Anti-Money Laundering Legislation125
14.12	Conflict with Other Documents126
14.13	Saskatchewan Legislation126
14.14	Acknowledgement and Consent to Bail-In of EEA Financial Institutions126
14.15	Counterparts; Integration, Effectiveness; Electronic Execution127

Schedule "A"-Commitments and Addresses Schedule "B"-Form of Borrowing Notice

Schedule "C"-Form of Notice of Rollover or Notice of Repayment or Notice of Conversion Schedule "D"-Form of Compliance Certificate

Schedule "E"-Assignment and Assumption

Schedule "F"-Power of Attorney Terms - Bankers' Acceptances

Schedule "G"-Form of Power of Attorney Terms - BA Equivalent Advances Schedule "H"-Form of Environmental Certificate

Schedule "I"-Form of Operating Facility Borrowing Base Certificate Schedule "J"-Intellectual Property

Schedule "K"-Material Agreements Schedule "L"-Material Licenses Schedule "M"-Organizational Chart Schedule "N"-Sources and Uses

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THIS CREDIT AGREEMENT is dated August 29, 2019.

AMONG:

SUNDIAL GROWERS INC., as Borrower

AND:

ATB FINANCIAL, BANK OF MONTREAL AND THE OTHER FINANCIAL INSTITUTIONS NAMED IN ASSIGNMENT AND

ASSUMPTIONS FROM TIME TO TIME, in their capacities as Lenders

AND:

ATB FINANCIAL, in its capacity as Administrative Agent

WHEREAS the Borrower has requested and the Lenders have agreed to establish certain secured credit facilities on the terms and conditions set forth herein, and ATB has agreed to act as Administrative Agent for the Lenders under such credit facilities;

NOW THEREFORE, in consideration of the premises, the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

ARTICLE 1 INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals and the Schedules hereto and in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the following meanings:

"208" means 2082033 Alberta Ltd., a wholly-owned Subsidiary of the Borrower;

"2019 Convertible Debentures" means, collectively, the existing 12% unsecured subordinated convertible notes issued by the Borrower in the aggregate principal amount not exceeding $28,900,000 with maturity dates which range from October 15, 2019 to November 15, 2019;

"Acceleration Notice" has the meaning ascribed to it in Section 10.2(b); "Accommodations" means:

(a)

the advance of Prime Loans by the Syndicated Lenders and the acceptance and purchase of Bankers' Acceptances, or if applicable, the advance of BA Equivalent Advances, by the Syndicated Lenders (the "Syndicated Accommodations"); and

9617679.9

(b)	the advance of Prime Loans by the Operating Lender and the issuing of Letters of Credit by the Operating Lender (the "Operating Accommodations");

"Accounts" means the accounts and records established by the Administrative Agent and the Operating Lender pursuant to Section 4.6 to record the Borrower's liability to each of the Lenders in respect of the Borrowings and other amounts outstanding by the Borrower to each of the Lenders and the Administrative Agent hereunder;

"Accounts Receivable" means any right of a Person to payment for services rendered or goods sold in the ordinary course of business classified as an account receivable in accordance with GAAP;

"Acquisition" means, with respect to any Person, any purchase or other acquisition, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of: (a) such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates), (b) all or substantially all of the Property of any other Person, or (c) any division, business or operation of any other Person or of all or substantially all of the Property of any division, business or operation of any other Person;

"Additional Financial Institution" has the meaning ascribed thereto in Section 3.18;

"Adjustment Time" means the time of occurrence of the last event necessary (being either the delivery of a Demand for Payment or the occurrence of a Termination Event) to ensure that all amounts secured by the Security are thereafter due and payable and such time shall conclusively be:

(a)	in the case where such last event is the delivery of a Demand for Payment, the time of delivery of an Acceleration Notice or the last day of the relevant time period set out in Section 10.3; and

(b)

in the case where such last event is the occurrence of a Termination Event, the time of occurrence of such Termination Event determined pursuant to the provisions of the applicable Credit Document giving rise to such Termination Event;

"Administrative Agent" means ATB and any successor administrative agent appointed pursuant to Section 12.6;

"Administrative Agent Parties" has the meaning ascribed to it in Section 14.7(d)(ii);

"Administrative Agent's Account for Payments" means the following account maintained by the Administrative Agent to which payments and transfers are to be effected as follows:

ATB Financial

102 – 8th Avenue SW Calgary, Alberta T2P 1B3

Swift Code: ATBRCA6EXXX

Beneficiary/for account of: CAD Syndication Agency Suspense Bank Code and Transit No.: 021907609

Beneficiary Account: 00127091500

Attention: Manager of Loan Syndications

Reference: Corporate Financial Services for Sundial Growers Inc.

9617679.9

or such other places or accounts as may be agreed upon by the Administrative Agent and the Borrower from time to time and notified in writing to the Lenders;

"Administrative Agent's Branch of Account" means the office of the Administrative Agent located at the address set forth opposite the Administrative Agent's name on the signature pages to this Agreement or such other office or branch of the Administrative Agent in Canada as the Administrative Agent may from time to time advise the Borrower and the Lenders in writing;

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent;

"Affected Lender" has the meaning ascribed to it in Section 11.3(b);

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified;

"Agreement" means this credit agreement, all Schedules attached hereto and any future amendments, amendments and restatements, replacements or supplements hereto or thereto;

"AML Legislation" has the meaning ascribed to it in Section 14.11(a); "Annualized Basis" means, with respect to any financial calculation hereunder:

(a)	for the first full Fiscal Quarter after the Effective Date, calculated by multiplying the amount derived from such financial calculation for such Fiscal Quarter by four (4);

(b)	for the second full Fiscal Quarter after the Effective Date, calculated by multiplying the aggregate amount derived from such financial calculation for such first two (2) Fiscal Quarters by two (2);

(c)	for the third full Fiscal Quarter after the Effective Date, calculated by multiplying the aggregate amount derived from such financial calculation for such first three (3) Fiscal Quarters by 4/3; and

(d)	thereafter, calculated on a trailing four (4) Fiscal Quarter basis;

"Applicable Law" means, in relation to any Person, Property, transaction or event, all applicable provisions (or mandatory applicable provisions, if so specified) of federal, provincial, state or local laws, statutes, rules, regulations, official directives and orders of all Governmental Authorities and Governmental Actions in actions or proceedings in which the Person in question is a party or by which it is bound or having application to the Person, Property, transaction or event;

"Applicable Lenders" means (a) in the case of the Syndicated Facility and in respect of a Borrowing Notice, Conversion Notice or Rollover Notice given under the Syndicated Facility, all of the Syndicated Lenders, and (b) in the case of the Operating Facility and in respect of a Borrowing Notice, Conversion Notice or Rollover Notice given under the Operating Facility, only the Operating Lender;

"Applicable Margin" means a margin, expressed as a rate per annum, payable to: (i) in the case of the Syndicated Facility, the Administrative Agent on behalf of all of the Lenders, and (ii) in the case of the Operating Facility, the Operating Lender, in each case with respect to Borrowings, as set forth in the table below for the applicable Senior Funded Debt to EBITDA Ratio:

9617679.9

Level	Senior Funded Debt to EBITDA Ratio	Prime Loans (bps)	Bankers' Acceptances and Letters of Credit (bps)	Standby Fees (bps)(*)
I	≤1.25 to 1:00	125	275	55
II	>1.25 to 1 and ≤ 1.75 to 1:00	150	300	60
III	>1.75 to 1 and ≤ 2.25 to 1:00	200	350	70
IV	>2.25 to 1 and ≤ 2.75 to 1:00	225	375	75
V	>2.75 to 1:00	250	400	80

provided that:

(*) Standby Fees are applicable to the Operating Facility only

(a)	changes in the Applicable Margin shall be effective and adjusted in accordance with Section 5.9;

(b)	as at the Effective Date:

(i)

the Applicable Margin (other than with respect to the Fortis LC) shall be set at Level V and shall remain at such Level until the Applicable Margin has been redetermined in respect of the Covenant Conversion Date and thereafter, each in accordance with Section 5.9; and

(ii)

the Applicable Margin for the Fortis LC shall be 175 bps per annum and shall remain as such until the Applicable Margin has been redetermined in respect of the Covenant Conversion Date and thereafter, each in accordance with Section 5.9; for greater certainty, if the Administrative Agent (with the consent of the Operating Lender) at any time prior to the Covenant Conversion Date, agrees to release any cash previously deposited into a Borrower Cash Collateral Account in accordance with Section 3.8(a), the Applicable Margin for the Fortis LC shall, at such time, be re-set at Level V;

(c)	for the purposes of calculating the Applicable Margins for Prime Loans and Bankers'

Acceptances, the per annum rate is expressed on the basis of a 365 day year, as applicable; and

(d)	upon the occurrence and during the continuance of any Event of Default, each of the above Applicable Margins (other than for the Standby Fees) will increase by 200 bps;

"Applicable Percentage" means, at any time prior to the Adjustment Time with respect to each Lender and each Facility and the Facilities, as applicable, the proportion that such Lender's aggregate Commitment in respect of such Facility or the Facilities bears to the amount of the total Commitments of all Lenders in respect of such Facility or to the Total Commitment, as applicable, at such time and, if such total Commitment in respect of any such Facility is cancelled or terminated, "Applicable Percentage" shall mean the Applicable Percentage of such Lender in effect immediately prior to such cancellation or termination; provided that when such term is used in reference to or in relation to:

(a)	the Operating Facility, the Applicable Percentage for the Operating Lender shall be one hundred percent (100%) and for all other Lenders shall be zero percent (0%); and

(b)

the Syndicated Lenders, the Applicable Percentage for a Syndicated Lender shall be the proportion that the Syndicated Facility Commitment of such Syndicated Lender bears to the Total Syndicated Facility Commitment at such time.

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After the Adjustment Time, the Applicable Percentage of each Lender shall be calculated based on its Applicable Percentage of the Total Commitment, without any distinction as to which Facility may be relevant to such Lender;

"Applicable Percentage of the Total Commitment" means in respect of each Lender, the proportion that such Lender's Commitment bears to the Total Commitment;

"Appraisal" means an appraisal performed by a qualified independent appraiser satisfactory to the Administrative Agent and the Borrower;

"Appraised Value" means the lower of the cost of construction appraised value and the cost of replacement appraised value of all Collateral (for greater certainty, other than Excluded Assets), in either case, as determined pursuant to an Appraisal and, with respect to any real property Collateral, on an "as completed" basis (not on an as-built basis);

"Approved Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by:

(a)	a Lender;

(b)	an Affiliate of a Lender; or

(c)	an entity or an Affiliate of an entity that administers or manages a Lender;

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent, substantially in the form of Schedule "E" or any other form approved by the Administrative Agent in consultation with the Borrower;

"ATB" means ATB Financial and its successors and permitted assigns;

"Available Cash" means, as at the applicable time or period, the aggregate amount of cash held in a Borrower Cash Collateral Account which is at all times subject to a cash collateral agreement in form and substance satisfactory to the Administrative Agent;

"BA Acceptance Fee" means, with respect to Bankers' Acceptances, the fee, expressed as a rate per annum, payable to each Lender or retained by each Lender, in each case with respect to Bankers' Acceptances to be accepted and purchased by such Lender as set forth in the table in the definition of Applicable Margin for Bankers' Acceptances;

"BA Equivalent Advance" means an advance made in Canadian Dollars by a Non-Acceptance Lender as part of an Accommodation by way of Bankers' Acceptances;

"BA Purchasing Lender" means each Applicable Lender that purchases a Bankers' Acceptance accepted by such Applicable Lender;

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution;

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"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule;

"Bankers' Acceptances" means bankers' acceptances denominated in Cdn. Dollars which are issued by the Borrower pursuant to Sections 3.5, 3.11 or 3.12 and accepted and if applicable, purchased by the Applicable Lender pursuant to Section 3.6;

"Bilateral Financial Services Agreements" means, as applicable, each present and future agreement between a Creditcard Lender and a Loan Party with respect to Creditcard Facilities, and each present and future agreement between a Cash Management Lender and a Loan Party with respect to Cash Management Services;

"Borrower" means Sundial Growers Inc., a corporation subsisting under the laws of Alberta, and its successors and permitted assigns;

"Borrower Cash Collateral Account" means an account with the Administrative Agent, or such other financial institution as designated by the Administrative Agent, from which the Borrower does not have any withdrawal rights or privileges until repayment of the Borrowings in full, termination of the Total Commitment and termination of this Agreement, except to apply the amount represented thereby to the Borrowings or a portion thereof, which account and all funds credited thereto and interest earned thereon (which interest shall be at the prevailing rate of the Administrative Agent or such other financial institution, as the case may be, for demand deposits of comparable amounts) shall be the subject of a Security Interest in favour of the Administrative Agent on behalf of the Lenders;

"Borrowing Notice" means a notice to effect an Accommodation delivered under Section 3.5 and substantially in the form of Schedule "B" with all applicable blanks completed;

"Borrowings" means, at any time:

(a)

the principal amount outstanding by way of Prime Loans made by the Syndicated Lenders together with the face amount of Bankers' Acceptances outstanding (and, if applicable, any related BA Equivalent Advances) issued and purchased by the Syndicated Lenders (collectively, the "Syndicated Borrowings"); and

(b)

the principal amount outstanding by way of Prime Loans made by the Operating Lender together with the undrawn amount of all outstanding Letters of Credit issued by the Operating Lender (collectively, the "Operating Borrowings");

and "Borrowing", "Syndicated Borrowing" and "Operating Borrowing" means any one of such Borrowings, as applicable;

"bps" means 1/100th of one percent;

"Branch of Account" means, with respect to each Lender, the branch or office of such Lender (being, in the case of the Operating Lender, the Operating Lender's Branch of Account) located at the address set forth under such Lender's name on Schedule "A" or in its Assignment and Assumption, or such other branch or office in Canada as such Lender may from time to time advise the Borrower and the Administrative Agent in writing; provided that, for purposes of delivering any notice required to be delivered by the Administrative Agent to a Lender pursuant to Section 12.13 and for purposes of effecting

9617679.9

any payments to a Lender in connection with this Agreement, a Lender may specify in writing to the Administrative Agent any other branch or office of such Lender in Canada and such branch or office shall thereafter be the Branch of Account of such Lender for such purpose;

"Budgeted Capital Expenditures" means the budgeted amount of capital expenditures shown in the annual consolidated budget for the Borrower, provided such capital expenditures relate to additions to Property of the Loan Parties (for greater certainty, excluding any Non-Material Foreign Subsidiaries) and do not relate to expenditures to be made with the proceeds of insurance or compensation for lost or damaged Property;

"Business" means the business of cultivating, producing, processing, packaging, transportation and marketing of Cannabis for distribution and sale, and including, as the case may be, the importation or exportation of such Cannabis products and all other Cannabis-Related Activities related to the foregoing;

"Business Day" means a day, excluding Saturday and Sunday, on which banking institutions are open for the transaction of commercial business in Calgary, Alberta, and Toronto, Ontario;

"Canadian Dollars", "Cdn. Dollars" and the symbols "Cdn. $" and "$" each mean lawful money of Canada;

"Cannabis" means:

(a)

any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, Marijuana and Industrial Hemp and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower, or trichome;

(b)

any material obtained, extracted, isolated, or purified from the plant or seed or the parts contemplated by paragraph (a) of this definition, including any oil, cannabinoid, terpene, genetic material or any combination thereof;

(c)	any organism engineered to biosynthetically produce the material contemplated by paragraph (b) of this definition, including any micro‐organism engineered for such purpose;

(d)

any biologically or chemically synthesized version of the material contemplated by paragraph (b) of this definition or any analog thereof, including any product made by any organism contemplated by paragraph (c) of this definition;

(e)	any other meaning ascribed to the term "cannabis" under Applicable Law in any Qualified Jurisdiction, including the Cannabis Act and the Controlled Drugs and Substances Act (Canada); and

(f)	any other meaning ascribed to the term "cannabis" under the Controlled Substances Act (United States);

"Cannabis‐Related Activities" means any activities, including advertising or promotional activities, relating to or in connection with the importation, exportation, cultivation, production, purchase, distribution or sale (including the import and export) of Cannabis or Cannabis‐related products;

"Cannabis Act" means the Cannabis Act (Canada), S.C. 2018, c. 16;

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"Cannabis Laws" means all Applicable Laws and Governmental Actions with respect to Cannabis‐Related Activities or in any way affecting or impacting the operation of Cannabis, including, without limitation, the Cannabis Act and the Cannabis Regulations;

"Cannabis Regulations" means the Cannabis Regulations (Canada), SOR/2018-144, and all other regulations from time to time promulgated thereunder or under any other statute in any Qualified Jurisdiction;

"Cash Management Lender" means a Lender or an Affiliate of a Lender which has provided Cash Management Services to a Loan Party;

"Cash Management Obligations" means all indebtedness, liabilities and obligations of any Loan Party to a Cash Management Lender under any Cash Management Services;

"Cash Management Services" means cash or treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, daylight overdrafts, interstate depository network services, wire payments, account netting and pooling services and the operation of centralized banking arrangements (whether notional or physical)) or any similar services which the Borrower and/or any Loan Party maintains with a Lender;

"CDOR Rate" means on any day:

(a)

with respect to Bankers' Acceptances having a Standard Term which are required to be accepted and, if applicable, purchased on any day, the arithmetic average of the percentage discount rates for Canadian Dollar bankers' acceptances in comparable amounts having an identical issue and maturity date which are quoted on the "Reuters' Screen CDOR CAD-BA Page" (as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time) (or if such screen shall not be available any successor or similar service selected by the Administrative Agent) as at approximately 8:00 a.m. (Calgary time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent in good faith after 8:00 a.m. (Calgary time) or as soon thereafter as practicable to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and

(b)

with respect to Bankers' Acceptances which do not have a Standard Term or if the rate referred to in paragraph (a) of this definition does not appear on such "Reuters Screen CDOR CAD - BA Page" (or a successor service as referred to in paragraph (a) of this definition), the arithmetic average of the percentage discount rate quoted by each Schedule I Reference Lender (determined by the Administrative Agent as of 8:00 a.m. (Calgary time) on such day), which would be applicable in respect of an issue of bankers' acceptances in a comparable amount and with identical maturity dates to the Bankers' Acceptances proposed to be issued by the Borrower on such day or if such day is not a Business Day, then on the immediately preceding Business Day. If any Lender does not furnish a timely quotation, the Administrative Agent shall determine the relevant discount rate on the basis of the quotation or quotations furnished by the remaining Lenders.

Each determination of the CDOR Rate shall be conclusive and binding, absent manifest error, and be computed using any reasonable averaging and attribution method, provided that, if in either case, the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement;

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"Change in Law" means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any Applicable Law or treaty;

(b)	any change in any Applicable Law or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or

(c)

the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, to the extent applicable to the Lenders, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Office of the Superintendent of Financial Institutions of Canada or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued;

"Change of Control" means any circumstances arising after the Effective Date in which a Person or group of Persons), acting jointly or in concert (within the meaning of the Securities Act (Alberta)), acquires:

(a)

Voting Shares of the Borrower which, together with all other Voting Shares of the Borrower held by such Person or Persons, constitute in the aggregate more than 30% of all outstanding Voting Shares of the Borrower; or

(b)	the right to elect a majority of the directors of the Borrower;

"Collateral" is a collective reference to all Property, other than Excluded Assets, rights and things and the proceeds and products thereof, subjected or intended to be subjected from time to time to any Security Interest under any of the Security;

"Collateral Mortgage" has the meaning ascribed thereto in Section 6.1(b);

"Commitment" means each Lender's Syndicated Facility Commitment or Operating Facility Commitment, as the case may be or, if the context so requires, the aggregate thereof;

"Commodity Swap" means an agreement entered into between a Person and a counterparty on a case by case basis, the purpose and effect of which is to mitigate or eliminate such Person's exposure to fluctuations in commodity prices, whether physically or financially settled;

"Communications" has the meaning ascribed to it in Section 14.7(d)(ii);

"Compliance Certificate" means a compliance certificate substantially in the form attached hereto as Schedule "D" executed by a senior officer of the Borrower;

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; "Controlling" and "Controlled" have meanings correlative thereto;

"Conversion" means a conversion of a Borrowing (other than a Letter of Credit) or part thereof from one basis of Borrowing to another (other than a Letter of Credit) pursuant to Section 3.11;

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"Conversion Date" means each Business Day that the Borrower has notified the Administrative Agent as the date on which the conversion of a Borrowing or a portion thereof is to be made pursuant to a request from the Borrower under Section 3.11;

"Conversion Notice" means a notice to effect a Conversion delivered under Section 3.11 and substantially in the form of Schedule "C" with all applicable blanks completed;

"Convertible Debentures" means any convertible subordinated debentures issued, created, incurred or assumed by the Borrower which have all of the following characteristics:

(a)	an initial final maturity or due date in respect of repayment of principal extending beyond the Maturity Date;

(b)

no scheduled or mandatory payment or repurchase of principal thereunder (other than acceleration following an event of default in regard thereto or payment which can be satisfied by the delivery of common shares in the capital stock of the Borrower as contemplated in paragraph

(f) of this definition) prior to the Maturity Date;

(c)

upon and during the continuance of a Default, an Event of Default or acceleration of the time for repayment of any Lender Outstandings which has not been rescinded: (i) all amounts payable in respect of principal, premium (if any) or interest under such debentures are subordinate and junior in right of payment to all such Lender Outstandings; and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures;

(d)

upon distribution of the assets of the Borrower on any dissolution, winding up, total liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such Person, or otherwise), all Lender Outstandings shall first be paid in full, or provisions made for such payment, before any payment is made on account on principal, premium (if any) or interest payable in regard to such debentures;

(e)

the occurrence of a Default, an Event of Default or the acceleration of the time for repayment of any of the Lender Outstandings or enforcement of the rights and remedies of the Secured Parties shall not in and of themselves:

(i)	cause a default or event of default (with the passage of time or otherwise) under such debentures or the indenture or instrument governing the same; or

(ii)	cause or permit the obligations under such debentures to be due and payable prior to the stated maturity thereof; and

(f)

except during an "event of default" under and as defined in such debentures and the indenture or agreement governing same, payments of interest or principal due and payable under such debentures can be satisfied, at the option of the Borrower, by delivering common shares in the capital stock of the Borrower in accordance with the indenture or agreement governing such debentures (whether such common shares are received by the holders of such debentures as payment or as sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures);

"Cost Basis Value" means the value, on a cost basis, of all tangible Collateral of the Loan Parties (for greater certainty, other than Excluded Assets), as determined in a manner acceptable to the Administrative

9617679.9

Agent and Lenders; provided that, (a) for the purposes of determining the Cost Basis Value as at the Effective Date pursuant to Section 8.1(f)(xiv), the Cost Basis Value of the property located at 273209 Range Road 20, Rockyview County No. 44, Airdrie, AB T4B 2A3 and legally described as NE 1/4, section 24, TWP 27, Range 2, W5 shall be deemed to be no less than $15,000,000; and (b) for greater certainty, any value on a cost basis determined or deemed pursuant to the terms hereof shall have no bearing or impact upon any Appraised Value;

"Covenant Conversion Date" means March 31, 2020 or such earlier date unanimously agreed to among the Administrative Agent, each of the Lenders and the Borrower;

"Credit Documents" mean, collectively, this Agreement, all Swaps with a Swap Lender documented under the applicable ISDA Master Agreements and all Transactions documented thereunder, all agreements between a Creditcard Lender and a Loan Party with respect to Creditcard Facilities, and all agreements between a Cash Management Lender and a Loan Party with respect to Cash Management Services, and "Credit Document" means any of them;

"Creditcard Facilities" means any corporate credit card facilities for commercial purposes (including "commercial credit cards" and "purchasing cards");

"Creditcard Lender" means a Lender or an Affiliate of a Lender which has provided Creditcard Facilities to a Loan Party, including, for greater certainty, ATB, as provider of the Existing MasterCard Obligations;

"Creditcard Obligations" means all indebtedness, liabilities and obligations of any Loan Party to a Creditcard Lender arising under any Creditcard Facilities and on the Effective Date, the Existing MasterCard Obligations shall be deemed to be Creditcard Obligations outstanding to ATB, in its capacity as a Creditcard Lender;

"Currency Swap" means a contract entered into between a Person and a counterparty on a case by case basis in connection with forward rate, currency swap or currency exchange and other similar currency related transactions, the purpose and effect of which is to mitigate or eliminate such Person's exposure to fluctuations in exchange rates;

"DBRS" means DBRS Limited and any successors thereto;

"Debt" means, as at any particular time and as determined on a consolidated basis in respect of the Borrower in accordance with GAAP, but excluding therefrom Non-Material Foreign Subsidiaries, all obligations, indebtedness and liabilities (without duplication):

(a)	for borrowed money, including by way of overdraft or other extensions of credit, and any Permitted Subordinated Debt;

(b)

arising pursuant to bankers' acceptance facilities, note purchase facilities and commercial paper programs, or the stated amount of letters of credit, letters of guarantee and surety bonds supporting obligations which would otherwise constitute Debt within the meaning of this definition or indemnities issued in connection therewith;

(c)	evidenced by bonds, debentures, notes or other similar instruments (whether or not with respect to the borrowing of money and whether or not payable by, or convertible into, equity);

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(d)

arising under Guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the indebtedness or other obligations of any other Person which would otherwise constitute Debt within the meaning of this definition;

(e)

incurred for the purpose of or having the effect of providing Financial Assistance relating to obligations of any other Person which would otherwise constitute Debt within the meaning of this definition;

(f)	secured by a Permitted Encumbrance on any Property of the Loan Parties, whether or not assumed by them;

(g)

arising under or in connection with an absolute or limited recourse sale or factoring of accounts receivable or other asset securitization program (with the amount of Debt thereunder deemed to be equal to the net proceeds received by such Person thereunder);

(h)	for or in respect of Financial Leases;

(i)

for or in respect of the deferred purchase or acquisition price of Property or services (including obligations secured by Purchase Money Security Interests and obligations in respect of a Sale- Leaseback);

(j)	for or in respect of the purchase price of any Property the purchase price in respect of which has been prepaid by the purchaser; and

(k)

for or in respect of redemption obligations with respect to any shares issued by the Borrower or a Subsidiary (excluding shares that may be redeemed in whole or in part in specie) which are not held by the Borrower or its Subsidiaries and which are by their terms or pursuant to any contract, agreement or arrangement:

(i)

redeemable, retractable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Debt in any case, prior to the Maturity Date: (A) at a fixed or determinable date, (B) at the option of any holder thereof, or (C) upon the occurrence of a condition not solely within the control and discretion of the Borrower or such Subsidiary; or

(ii)	convertible into any other shares described in (i) above;

"Debtor Relief Laws" means the Bankruptcy and Insolvency Act (Canada), the Companies Creditors' Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of Canada or other applicable jurisdictions from time to time in effect;

"Default" shall mean the occurrence of any of the events specified in Section 10.1, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied;

"Defaulting Lender" means, subject to Section 14.2(c), any Lender that:

(a)

has failed to (i) fund all or any portion of any Accommodation required to be made by it hereunder within two Business Days of the date such Accommodation was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to

9617679.9

funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;

(b)

has notified the Borrower, the Administrative Agent or any Lender (verbally or in writing) that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund an Accommodation hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c)

has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower);

(d)

that has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute;

(e)

has, or its Lender Parent has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or Property; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or Lender Parent by a Governmental Authority so long as such Equity Interest does not result in or provide such Lender or Lender Parent with immunity from the jurisdiction of courts within Canada or from the enforcement of judgments or writs of attachment on its Property or permit such Lender or Lender Parent (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or Lender Parent, or (iii) become the subject of a Bail-In Action; or

(f)	that is generally in default of its obligations under other existing credit or loan documentation under which it has commitments to extend credit.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 14.2(c)) upon delivery of written notice from the Administrative Agent of such determination to the Borrower and each Lender;

"Demand for Payment" means delivery of an Acceleration Notice or a Swap Demand for Payment; "Development Facility" has the meaning ascribed thereto in Section 3.18;

"Discount Proceeds" means, in respect of any Bankers' Acceptance required to be purchased by a Lender hereunder, an amount (rounded to the nearest whole cent with one-half of one cent being rounded up) determined as of the applicable Drawdown Date, Conversion Date or Rollover Date which is equal to:

9617679.9

Face Amount  x  Price

where "Face Amount" is the face amount of such bankers' acceptance and "Price" is equal to:

1
1 + (Rate x Term)
365

where the "Rate" is the applicable Discount Rate expressed as a decimal on the day of purchase; the "Term" is the term of such Bankers' Acceptance expressed as a number of days; and the Price as so determined is rounded up or down to the fifth decimal place with .000005 being rounded up;

"Discount Rate" means:

(a)	with respect to an issue of Bankers' Acceptances having the same maturity date accepted by a Lender that is a bank under Schedule I of the Bank Act (Canada), the CDOR Rate; and

(b)	with respect to an issue of Bankers' Acceptances having the same maturity date accepted by a Lender that is not a bank under Schedule I to the Bank Act (Canada), the CDOR Rate plus 10 bps;

"Disposition" means any sale, assignment, transfer, conveyance, lease or other disposition of all or any portion of any Property of any Loan Party, including, for greater certainty, pursuant to a Sale/Leaseback, in a single transaction or a series of related transactions and the word "Dispose" shall have a correlative meaning;

"Distribution" by a Person means:

(a)	any declaration, payment or setting aside for payment of any dividend, return of capital or other distribution on or in respect of any of the Equity Interests of such Person;

(b)	any redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any of the Equity Interests of such Person;

(c)

the payment of any principal, interest, fees, redemption amounts or other amounts on or in respect of any loans, advances or other indebtedness owing at any time by such Person to a holder of Equity Interests of such Person or an Affiliate of such holder;

(d)

any loan, advance, payment of management or consulting fees or reimbursement of costs which is made by the Person to or in favour of a holder of Equity Interests of such Person or an Affiliate of such holder except where any such payment is made to any such holder in such holder's capacity as an officer, director or employee of such Person in the ordinary course of business; or

(e)

the transfer by the Person of any Property for consideration of less than its or their fair market value or on non-arms' length terms and conditions to a holder of Equity Interests of such Person or an Affiliate of such holder;

whether any of the foregoing is made, paid or satisfied in or for cash, property or both;

"Drawdown" means the advance of a Borrowing other than as a result of a Conversion, Rollover or a drawing under a Letter of Credit;

9617679.9

"Drawdown Date" means each Business Day on which Borrowings are to be made pursuant to a request from the Borrower under Section 3.5;

"EBITDA" means, for any fiscal period ending at a particular time and as determined in accordance with GAAP on a consolidated basis in respect of the Borrower, but excluding therefrom all Non-Material Foreign Subsidiaries, the sum of:

(a)	all Net Income for such period;

(b)	all Interest Expense to the extent deducted in determining such Net Income;

(c)	all amounts deducted in the calculation of such Net Income in respect of the provision for income taxes;

(d)

all amounts deducted in the calculation of such Net Income in respect of non-cash items, including depreciation and amortization, future taxes, non-cash losses or write-downs resulting from foreign currency obligations (in accordance with GAAP) or from the Mark-to-Market of outstanding Swaps (in accordance with GAAP), stock-based compensation and the write down or impairment of Property;

(e)	all non-recurring extraordinary losses (other than in the ordinary course of business) acceptable to the Lenders (acting reasonably), to the extent deducted in the calculation of such Net Income;

(f)

any other unusual or non-recurring cash charges, expenses or losses designated by the Borrower with the prior written consent of the Lenders (in their sole discretion), in each case, to the extent deducted in the calculation of such Net Income; and

(g)

all losses attributable to minority Equity Interests in any Person or Distributions received in cash in respect of any minority Equity Interest in any Person, in each case, to the extent deducted in the calculation of such Net Income;

less (on a consolidated basis in respect of the Borrower, but excluding therefrom all Non-Material Foreign Subsidiaries, without duplication), to the extent included in the calculation of such Net Income:

(h)	earnings attributable to extraordinary and non-recurring earnings and gains (other than in the ordinary course of business) acceptable to the Lenders (acting reasonably);

(i)	earnings attributable to minority Equity Interests (unless and to the extent actually distributed to the Borrower or a Subsidiary of the Borrower); and

(j)

any other non-cash items increasing such Net Income for such period including non-cash gains or write-ups resulting from foreign currency obligations (in accordance with GAAP) or from the Mark-to-Market of outstanding Swaps (in accordance with GAAP);

provided that, for the purposes of this definition:

(i)	EBITDA as at the end of any particular Fiscal Quarter shall be calculated on an Annualized Basis; and

(ii)	to the extent acceptable by the Administrative Agent and the Lenders:

9617679.9

(A)

if any Material Acquisition of Collateral is made by a Loan Party (whether by amalgamation, asset or share acquisition or otherwise) at any time during the relevant period of calculation, such Material Acquisition shall be deemed to have been made on and as of the first day of such calculation period; and

(B)

if any Material Disposition of Collateral is made by a Loan Party (whether by asset or share disposition or otherwise) at any time during the relevant period of calculation, or the Collateral ceases to be owned by a Loan Party, such Material Disposition shall be deemed to have been made on and as of the first day of such calculation period;

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a Lender Parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its Lender Parent;

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein and Norway;

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution;

"Effective Date" means the date on which all of the conditions precedent under Section 8.1 have been satisfied;

"Eligible Accounts Receivable" means at any time, any Account Receivable of the Borrower, on a consolidated basis (excluding all Account Receivables of Non-Material Foreign Subsidiaries) (net of any credit balances, returns, trade discounts, or unbilled amounts or retention) that satisfies and at all times continues to satisfies the following criteria of eligibility (and the Borrower by including such Account Receivable in any computation of the Operating Facility Borrowing Base shall be deemed to represent and warrant to the Administrative Agent and the Lenders that to the knowledge of the Borrower all of the following statements are accurate and complete with respect to such Account Receivable):

(a)	such Account Receivable is a valid and legally enforceable obligation of the applicable account debtor;

(b)	such Account Receivable is genuine as appearing on its face or as represented in the books and records of the Borrower on a consolidated basis;

(c)

such Account Receivable is free from valid claims regarding rescission, cancellation or avoidance, whether by operation of Applicable Law or otherwise, and except to the extent of any reduction made pursuant to paragraph (e) of this definition is net of all then applicable holdbacks and prepayment credits;

(d)	such Account Receivable does not relate to services not as of yet completed;

(e)	without limiting the generality of paragraph (c) of this definition, such Account Receivable is not subject to any offset, counterclaim or other defence on the part of the account debtor or any claim

9617679.9

by the account debtor that denies liability in whole or in part; and, if the account debtor denies liability only in part, the undisputed portion of the Account Receivable shall be allowed so long as the account debtor has agreed that it will pay such portion not in dispute in accordance with its terms;

(f)

such Account Receivable is not outstanding more than 90 days after its billing date, provided that the under 90-day portion may be included where: (i) the over 90 day portion is less than 10% of the entire Account Receivable, (ii) the Operating Lender has nevertheless designated the Account Receivable as good, or (iii) the account debtor has a rating of BBB or better from each of S&P or DBRS;

(g)

such Account Receivable is owed by an account debtor whose principal place of business is located in a Qualified Jurisdiction and, if an account debtor's principal place of business is located in a Qualified Jurisdiction other than Canada, such Account Receivable is also supported by a letter of credit acceptable to the Administrative Agent, in its sole discretion;

(h)	such Account Receivable is denominated in Canadian Dollars;

(i)	such Account Receivable is subject to a perfected Security Interest in favour of the Administrative Agent;

(j)	such Account Receivable is, and at all times will be, free and clear of all Security Interests other than Priority Payables and any other Permitted Encumbrances;

(k)	such Account Receivable is not in respect of a builder's lien or similar holdbacks;

(l)

the Account Receivable does not arise from a sale or lease to or rendering of services to an Affiliate of any Loan Party or to an employee, agent, shareholder, director or other representative of any Loan Party, or, in each case, to their respective Affiliates;

(m)

in the case of the sale of goods, the subject goods have been sold to an account debtor on a true sale basis on open account, or subject to contract, and not on consignment, on approval or on a "sale or return" basis or subject to any other repurchase or return agreement, no material part of the subject goods has been returned, rejected, lost or damaged, and such Account Receivable is not evidenced by chattel paper or an instrument of any kind unless possession or control of such chattel paper or instrument has been delivered to the Administrative Agent on terms acceptable to the Administrative Agent;

(n)

the account debtor of the Account Receivable is not a Governmental Authority except to the extent the Account Receivable is assignable without consent or all necessary consents to assignment have been obtained and all applicable statutory requirements for consent have been obtained; and

(o)

the account debtor obligated on the Account Receivable has not ceased to carry on business or become insolvent, admitted its inability to pay its debts as they come due or that it is otherwise insolvent, made a general assignment for the benefit of its creditors, or consented to or applied for the appointment of a Receiver, trustee, custodian, liquidator for itself or any material part of its property, and no petition has been filed by or against the account debtor under any Debtor Relief Law which is outstanding at such date.

9617679.9

Any Accounts Receivable which are at any time Eligible Accounts Receivable but which subsequently fail to meet any of the foregoing requirements shall immediately cease to constitute Eligible Accounts Receivable hereunder;

"Eligible Assignee" means  any  Person  that  meets  the  requirements  to  be  an  assignee  under  Section 13.1(b)(iii), 13.1(b)(v) and 13.1(b)(vi) (subject to such consents, if any, as may be required under Section 13.1(b)(iii));

"Environmental Certificate" means a certificate substantially in the form of Schedule "H" hereto;

"Environmental Laws" means all Applicable Laws and Governmental Actions regarding the environment or pursuant to which Environmental Liabilities could arise or have arisen, including all Applicable Laws and Governmental Actions relating to the Release or threatened Release of any contaminant or the generation, use, storage or transportation of any contaminant;

"Environmental Liabilities" means any and all liabilities for any Release, any environmental damage, any contamination or any other environmental problem caused or alleged to have been caused to any Person, Property or the environment as a result of any Release or the condition of any Property, whether or not caused by a breach of Applicable Laws, including all liabilities arising from or related to any surface, underground, air, groundwater, or surface water contamination; the abandonment or plugging of any well; restorations and reclamations; the removal of or failure to remove any foundations, structures or equipment; the cleaning up or reclamation of storage sites; any Release; violation of pollution standards; and personal injury (including sickness, disease or death) and property damage arising from the foregoing;

"Environmental Report" means a detailed independent Phase I environmental report prepared by John Wood Group PLC or another independent environmental consultant or firm thereof satisfactory to the Majority Lenders, acting reasonably, which report shall be in form and substance satisfactory to the Majority Lenders, acting reasonably;

"Equity Interest" means:

(a)	in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock;

(b)	in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity;

(c)	in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited), as applicable; and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of Property of, the issuing Person,

and including, in all of the foregoing cases described in clauses (a), (b), (c) or (d), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases;

"Equivalent Amount" in one currency (the "First Currency") of an amount in another currency (the "Other Currency") means, as of the date of determination, the amount of the First Currency which would be required to purchase such amount of the Other Currency at the spot rate of exchange for such conversion as quoted by the Bank of Canada at 4:30 p.m. (Toronto time) on the Business Day that such

9617679.9

conversion is to be made or, if such conversion is to be made before 4:30 p.m. on such Business Day, 4:30 p.m. on the immediately preceding Business Day or, if such date of determination is not a Business Day, on the Business Day immediately preceding such date of determination, and, in either case, if no such rate is quoted, at such other rate as may have been agreed to by the Borrower and the Administrative Agent;

"Escrow Funds" has the meaning ascribed thereto in Section 10.4;

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time;

"Event of Default" means any of the events or circumstances specified in Section 10.1; "Excluded Assets" means, collectively:

(a)	all Property owned from time to time by any Subsidiary that is a Non-Material Foreign Subsidiary (but, for greater certainty, only while it is a Non-Material Foreign Subsidiary); and

(b)	all Equity Interests held by the Borrower or any Material Subsidiary in a Non-Material Foreign Subsidiary (but, for greater certainty, only while it is a Non-Material Foreign Subsidiary);

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder;

(a)

taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or which otherwise has jurisdiction over such Lender;

(b)	any branch profits taxes or any similar tax imposed by any jurisdiction in which the Borrower is located; and

(c)

in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.3(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 11.2(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 11.2(a);

"Existing ATB Commitment Letter" means the amended and restated commitment letter dated as of December 19, 2018 provided by ATB, as lender, to the Borrower, as borrower;

"Existing MasterCard Obligations" means the indebtedness, liabilities and obligations of the Borrower to ATB arising under the corporate MasterCard facilities provided by ATB to the Borrower in connection with the Existing ATB Commitment Letter;

"Facilities" means, collectively, the Syndicated Facility and the Operating Facility and "Facility" means either of them;

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"Financial Assistance" means, with respect to any Person and without duplication, any loan, Guarantee, indemnity, assurance, acceptance, extension of credit, loan purchase, share purchase, equity or capital contribution, equity or capital investment or other form of direct or indirect financial assistance or support by such Person of any other Person or in respect of any obligation of such other Person (contingent or otherwise). The amount of any Financial Assistance is the amount of any loan, investment or other direct or indirect financial assistance or support, without duplication, given, unless the Financial Assistance is limited to a determinable amount, in which case the amount of the Financial Assistance is the determinable amount;

"Financial Lease" means any lease of Property, or any similar arrangement which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of a lessee, where the lessee is the Borrower or a Subsidiary of the Borrower, but for certainty does not include an Operating Lease or a premises lease, in each case entered into in the ordinary course of business (and, for certainty, no Sale/Leaseback shall be considered to be entered into in the ordinary course of business);

"Fiscal Quarter" means the three month period commencing on the first day of each Fiscal Year and each successive three month period thereafter during such Fiscal Year;

"Fiscal Year" means the Borrower's fiscal year commencing on January 1 of each year and ending on December 31 of such year;

"Fixed Charge Coverage Ratio" means, as at the Covenant Conversion Date and as at the end of each Fiscal Quarter thereafter, the ratio of (i) EBITDA as at such Fiscal Quarter, less Unfunded Capital Expenditures, cash taxes and preferred cash payments and tax distribution amounts paid during such period (each calculated on an Annualized Basis), to (ii) Fixed Charges as at such Fiscal Quarter, but excluding therefrom the aggregate amount of any Borrowings permanently prepaid by the Borrower during such period on a dollar-for-dollar basis;

"Fixed Charges" means, for any fiscal period ending at a particular time, Interest Expense, together with the aggregate amount of all:

(a)	scheduled principal payments in respect of any Senior Funded Debt (including any Senior Funded Debt arising under this Agreement, any Bilateral Financial Services Agreement or a Permitted Swap);

(b)	payments made in respect of Other Financial Assistance; and

(c)	lease payments in respect of real or personal property leases;

provided that, for the purposes of this definition, Fixed Charges as at the end of any particular Fiscal Quarter shall be calculated on an Annualized Basis;

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction;

"Fortis LC" means the Letter of Credit in the amount of $5,329,900, issued by the Operating Lender to FortisAlberta Inc. for the benefit of the Borrower on the Effective Date;

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"GAAP" means generally accepted accounting principles which are in effect from time to time in Canada, and which effective January 1, 2011 encompass International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee as issued by the International Accounting Standards Board;

"Governmental Action" means an authorization, consent, approval, waiver, order, decree, licence, exemption, permit, registration, filing, qualification or declaration of or with any Governmental Authority (other than routine reporting requirements) or the giving of notice to any Governmental Authority or any other action in respect of a Governmental Authority;

"Governmental Authority" means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and including a Minister of the Crown, the Superintendent of Financial Institutions, Health Canada or any other comparable or similar authority or agency;

"Guarantee" means any undertaking, whether direct or indirect, contingent or otherwise, to assume, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any indebtedness or liability of any Person, or indemnifying any Person against loss in any manner, whether direct or indirect; provided that the amount of each Guarantee shall be deemed to be the amount of the indebtedness or liability guaranteed, indemnified or assured thereby, unless the Guarantee is limited to a specified amount or to realization on specified Property, in which case the amount of such Guarantee shall be deemed to be the lesser of such specified amount or the fair market value of such specified Property, as the case may be, or the amount of such indebtedness or liability;

"Health Canada Licence" means, collectively, any licence issued by Health Canada to any of the Loan Parties in respect of the Business, including without limitation: (a) licence no. LIC-K8399K3QIB-2018-4 dated effective June 21, 2019 granted to the Borrower to process and cultivate Cannabis at 6102 48th Avenue, Olds, Alberta, T4H 1V1, as the same may be amended, supplemented or otherwise modified from time to time; (b) licence no. LIC-4QZ85KDBPT-2018-1 dated effective December 14, 2018 granted to the Borrower to cultivate, process and sell (for medical purposes) Cannabis, and (c) import permit no. IMP-0047-2019 dated effective May 3, 2019 granted to the Borrower in connection with the importation of Cannabis;

"Hellard SPA" means the share purchase agreement among Edward Hellard and the Borrower dated July 17, 2019 whereby the Borrower agrees to purchase all of the outstanding shares in 208;

"Hellard SPA Permitted Debt" has the meaning ascribed thereto in paragraph (c) of the definition of Permitted Subordinated Debt;

"Indemnified Taxes" means Taxes other than Excluded Taxes; "Indemnitee" has the meaning ascribed thereto in Section 14.3(c);

"Industrial Hemp" has the meaning ascribed to such term or the term "hemp" under: (a) the Applicable Law of any Qualified Jurisdiction, including the Industrial Hemp Regulations (Canada) issued under the Cannabis Act, or (ii) the Agricultural Marketing Act of 1946 (United States);

"Information" has the meaning ascribed thereto in Section 13.4;

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"Insurance Consultant" means INTECH Risk Management Inc. or such other independent consultant satisfactory to the Administrative Agent, in its sole discretion;

"Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, software and other Property customarily considered to be intellectual property;

"Intercreditor Agreement" means the intercreditor agreement dated as of the date hereof entered into among, inter alios, the Administrative Agent, for and on behalf of the Lenders, the SAF Agent, for and on behalf of the SAF Lenders and the Loan Parties;

"Interest Coverage Ratio" means, as at the end of each relevant Fiscal Quarter of the Borrower commencing with the Fiscal Quarter ending September 30, 2019, the ratio of: (i) EBITDA as at such Fiscal Quarter, to (ii) Interest Expense as at such Fiscal Quarter;

"Interest Expense" means for any fiscal period ending at a particular time, without duplication, interest expense of the Borrower determined on a consolidated basis in accordance with GAAP (excluding Non- Material Foreign Subsidiaries) in respect of Senior Funded Debt, as the same would be set forth or reflected in a consolidated statement of operations of the Borrower and, in any event, shall include:

(a)	all interest accrued or payable in respect of such period, including capitalized interest and imputed interest with respect to lease obligations included as Debt;

(b)

all fees (including standby and commitment fees, acceptance fees in respect of bankers' acceptances and fees payable in respect of letters of credit, letters of guarantee and similar instruments) accrued or payable in respect of such period, prorated (as required) over such period;

(c)	any difference between the face amount and the discount proceeds of any bankers' acceptances, commercial paper and other obligations issued at a discount, prorated (as required) over such period;

(d)	the aggregate of all purchase discounts relating to the sale of Accounts Receivable in connection with any asset securitization program; and

(e)	all net amounts charged or credited to interest expense under any Interest Swap in respect of such period;

provided that, for the purposes of this definition, Interest Expense as at the end of any particular Fiscal Quarter shall be calculated on an Annualized Basis;

"Interest Date" means the last Business Day of each month;

"Interest Swap" means a contract entered into between a Person and a counterparty, on a case by case basis, in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate related transactions, the purpose and effect of which is to mitigate or eliminate such Person's exposure to fluctuations in interest rates;

"ISDA Master Agreement" means either the 1992 form of Master Agreement (Multi Currency-Cross Border) or the 2002 form of Master Agreement or any successor form thereof, in each case published and as from time to time amended, restated or replaced by the International Swaps and Derivatives Association, Inc. and as used in this Agreement in relation to Lender Swaps means the form of such agreement as entered into between the applicable Loan Party and the applicable Swap Lender;

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"Kamloops Property" means the real property located at 8170 Dallas Road in Kamloops, British Columbia and any buildings or fixtures thereon;

"Lender BA Suspension Notice" has the meaning ascribed thereto in Section 11.5(b);

"Lender Outstandings" means collectively all Borrowings, Cash Management Obligations, Creditcard Obligations and Permitted Swap Indebtedness;

"Lender Parent" means any Person that directly or indirectly controls a Lender and, for the purposes of this definition, "control" shall have the same meaning as set forth in the definition of "Affiliate" contained herein;

"Lender Swap" means any Swap entered into by any Loan Party where the other party (other than such Loan Party), at the time the Swap was entered into, is a Lender or an Affiliate of a Lender, whether or not such Lender remains a Lender thereafter;

"Lenders" means the Persons listed on the signature pages hereto as Lenders and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and "Lender" means any one of them;

"Letter of Credit" means a standby or documentary letter of credit or letter of guarantee in Cdn. Dollars issued by the Operating Lender at the request of the Borrower pursuant to this Agreement, but which, at all times, serves as a payment guarantee of the Borrower's financial obligations and is treated as a direct credit substitute for purposes of applicable capital adequacy guidelines;

"Letter of Credit Fee" means, with respect to each Letter of Credit, a fee based on the applicable Level as set forth in the table in the definition of Applicable Margin for Letters of Credit and expressed as a rate per 365 day period with respect to Letters of Credit issued by the Operating Lender hereunder;

"Loan Documents" means this Agreement, the Loan Party Guarantee, all other Security, the Intercreditor Agreement, each Bankers' Acceptance, each application and indemnity with respect to a Letter of Credit, arrangement/syndication fee agreements, agency agreements, and all other agreements, certificates, instruments and documents delivered by or on behalf of any Loan Party in connection herewith or therewith from time to time and all future renewals, extensions, or restatements of, or amendments, modifications or supplements to, all or any part of the foregoing, but for greater certainty shall exclude any Bilateral Financial Services Agreements, ISDA Master Agreements and Lender Swaps;

"Loan Parties" means, collectively, the Borrower and each Material Subsidiary and "Loan Party" means any of them;

"Loan Party Guarantee" means the unlimited liability loan party guarantee dated on or about the date hereof executed by each of the Loan Parties in existence on the Effective Date in favour of the Administrative Agent, for the benefit of the Secured Parties, guaranteeing the Secured Obligations of each other Loan Party then in existence, as amended or supplemented from time to time pursuant to one or more joinder agreements;

"Loan to Appraised Value Ratio" means a ratio of the Total Syndicated Facility Commitment to the aggregate Appraised Value;

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"Loan to Cost Ratio" means a ratio of the Total Syndicated Facility Commitment to the aggregate Cost Basis Value;

"Majority Lenders" means:

(a)	when there are less than three Lenders, all of the Lenders;

(b)

during the continuance of a Default or an Event of Default when there are any Borrowings, and subject to Section 10.5(a), those Lenders to whom there is owing 66⅔% or more of the aggregate Borrowings under the Syndicated Facility and Operating Facility; and

(c)	at any other time, those Lenders whose Commitments are, in the aggregate, at least 66⅔% of the Total Commitment;

provided that the Borrowings and Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders from time to time;

"Marijuana" has the meaning ascribed to such term under: (a) the Applicable Law in any Qualified Jurisdiction, or (b) the Controlled Substances Act (United States);

"Mark-to-Market" means, in respect of any Swap and for any day on which the Mark-to-Market is calculated, the amount, if any, that would be payable by any Loan Party to a counterparty (expressed as a positive number), or by such counterparty to such Loan Party (expressed as a negative number), estimated by making at mid-market the calculations required by the ISDA Master Agreement between such counterparty, on the one hand, and such Loan Party, on the other hand, as if such ISDA Master Agreement were being terminated as a result of a Termination Event (as defined in the ISDA Master Agreement) with two Affected Parties (as defined in the ISDA Master Agreement) on that day of calculation;

"Material Acquisition" means any Acquisition which, individually or together with all Acquisitions completed in such Fiscal Year, increases the consolidated Canadian assets of the Borrower (as shown on the combined consolidated balance sheet of the Borrower in the financial statements most recently provided to the Administrative Agent) by more than 5.0%;

"Material Adverse Effect" means any event, circumstance, occurrence or change which would reasonably be expected to:

(a)	impair in any material manner the ability of any Loan Party to perform any of its obligations under this Agreement or any other Loan Document;

(b)

have any material and adverse effect upon the validity or enforceability of any of the Security or upon the ranking of any of the Security Interests granted thereby or the rights or remedies intended or purported to be granted to the Administrative Agent under or pursuant to the Security; or

(c)	be material and adverse to the business, operations, Property, condition (financial or otherwise), results of operations or prospects of the Loan Parties, on a consolidated basis and taken as a whole;

"Material Agreement" means each agreement listed in Schedule "K" and any other contract, undertaking, agreement or other instrument to which a Loan Party is a party or to which any of its

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Property may be subject: (a) pursuant to which any Loan Party is bound or to which it or any of its Property is subject, pursuant to which a Loan Party (i) generated revenues or incurred expenditures, in either case, greater than the Threshold Amount during the immediately preceding Fiscal Year, or (ii) is projected to generate revenues or incur expenditures, in either case greater than the Threshold Amount during the then current or immediately succeeding Fiscal Year, or (b) for which breach, non-performance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect;

"Material Disposition" means a Disposition which, individually or together with all Dispositions completed in such Fiscal Year, decreases the consolidated Canadian assets of the Borrower (as shown on the combined consolidated balance sheet of the Borrower in the financial statements most recently provided to the Administrative Agent) by more than 5.0%;

"Material Licenses" means each Health Canada License, each licence, permit or approval listed in Schedule "L" and any other licence, permit, registration, qualification or approval (or application therefor) issued by any Governmental Authority to any Loan Party for which breach, non-performance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect;

"Material Subsidiary" means any wholly-owned direct or indirect Subsidiary of the Borrower that is designated by the Borrower as a Material Subsidiary in accordance with Section 9.4 and which has provided Security in accordance with Article 6 but only for so long as it remains, in the case of a corporation, a corporation of which all shareholders are Loan Parties, in the case of a partnership, a partnership in which all partners are Loan Parties and, in the case of a trust, a trust in which all beneficiaries are Loan Parties, unless otherwise agreed to in writing by the Majority Lenders; provided that, notwithstanding the foregoing, no Non-Material Foreign Subsidiary will be a Material Subsidiary;

"Maturity Date" means the earlier of August 27, 2021 and the date on which the Facilities are terminated pursuant to Section 10.2;

"Net Income" means, for any fiscal period, the net income or net loss of the Borrower determined on a consolidated basis in accordance with GAAP, as set forth in the consolidated financial statements of the Borrower for such period;

"Non-Acceptance Discount Rate" means, for any day, the Discount Rate in paragraph (b) of the definition thereof, other than as it relates to ATB, where it shall mean the CDOR Rate;

"Non-Acceptance Lender" means a Lender which does not accept bankers' acceptances in the ordinary course of its business;

"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 12.19 and (ii) has been approved by the Majority Lenders;

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time;

"Non-Material Foreign Subsidiary" means SGI Partnership, Sundial Managing Partner Inc., Sundial UK Limited, Project Seed Topco Limited, Project Seed Bidco Limited, Bridge Farm Nurseries Limited, Neame Lea Marketing Limited, Neame Lea Nursery Limited, Neame Lea Fresh Limited, Sundial Portugal, Unipessoal LDA, Sundial Deutschland GmbH and any other direct or indirect Subsidiary of the Borrower incorporated or formed outside of Canada; provided that no such Subsidiary, at any time, has

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any assets located or domiciled in Canada (other than Sundial Managing Partner Inc.'s Equity Interests in SGI Partnership and SGI Partnership's Equity Interests in Sundial UK Limited) or operations or revenue originating or derived from the Business in Canada;

"Non-Material Canadian Subsidiary" means any Subsidiary of the Borrower which is neither a  Material Subsidiary nor a Non-Material Foreign Subsidiary;

"Non-Takeover Lenders" has the meaning ascribed to it in Section 3.14(b); "Old GAAP" has the meaning ascribed to it in Section 1.5(b);

"One Month BA Rate" means, on any day, the CDOR Rate (determined as of 8:00 a.m. Calgary time on such day) which would be applicable in respect of an issuance of Bankers' Acceptances with a term to maturity of one month issued on such day, or if such day is not a Business Day, then on the immediately preceding Business Day;

"Operating Facility" has the meaning set forth in Section 3.1(a)(ii); "Operating Facility Amount" means Cdn. $6,000,000;

"Operating Facility Borrowing Base" means an amount equal to 75% of the aggregate value of all Eligible Accounts Receivable, less the aggregate amount of all Priority Payables, plus the aggregate amount of all cash deposited into a Borrower Cash Collateral Account pursuant to Section 3.8(a) (in respect of Letters of Credit issued by the Operating Lender), calculated monthly;

"Operating Facility Borrowing Base Certificate" means a certificate substantially in the form attached hereto as Schedule "I";

"Operating Facility Commitment" means, with respect to the Operating Lender, its obligation to provide Operating Accommodations to the Borrower, subject to the terms of this Agreement, in an aggregate amount not at any time in excess of the Operating Facility Amount, as such amount may hereafter be cancelled, reduced, increased or terminated from time to time pursuant to the provisions of this Agreement;

"Operating Lease" means a lease of real or personal property which would have been classified as an operating lease under GAAP as in effect prior to December 31, 2018;

"Operating Lender" means ATB in its capacity as the provider of the Operating Facility and any successor pursuant to terms hereof;

"Operating Lender's Account for Payments" means the following account maintained by the Operating Lender to which payments and transfers are to be effected as follows:

ATB Financial

102 - 8th Avenue S.W. Calgary, Alberta T2P 1B3

Swift Code: ATBRCA6EXXX

Beneficiary/For Account of: Sundial Growers Inc.

Address: Suite 600, 215 – 2nd Street S.W., Calgary, Alberta T2P 1M4 Transit: 021908219

Account: 00260965700

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or such other place or account as may be agreed upon by the Operating Lender and the Borrower from time to time;

"Operating Lender's Branch of Account" means the office or branch of the Operating Lender located at the address set forth under the Operating Lender's name on Schedule "A" or such other office or branch of the Operating Lender in Canada as the Operating Lender may advise the Borrower in writing;

"Organizational Chart" means the organizational chart relating to the Loan Parties attached hereto as Schedule "M";

"Other Financial Assistance" has the meaning ascribed thereto in paragraph (h) of the definition of Permitted Financial Assistance;

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document;

"Overdraft" means, in respect of the Operating Facility, an amount owing by the Borrower to the Operating Lender from time to time as a result of clearance of cheques or drafts drawn on, or transfers of funds from, accounts that the Borrower maintains with the Operating Lender at the Operating Lender's Branch of Account for such purpose;

"Participant" has the meaning assigned to such term in Section 13.1(d);

"Pension Plan" means a plan or arrangement maintained, sponsored or funded by any Loan Party or in respect of which any Loan Party has any liability, contingent or otherwise, in each case, that is or is intended to be a "registered pension plan" as such term is defined in the Income Tax Act (Canada) (including any such plan that contains a "defined benefit provision" as such term is defined in the Income Tax Act (Canada));

"Permitted Acquisition" means:

(a)	any Acquisition in respect of which each of the following criteria shall have been satisfied:

(i)

the aggregate cash consideration paid, directly or indirectly, by the Loan Parties in respect thereof (but for certainty excluding consideration in the form of Equity Interests or funded using the proceeds of an offering of Convertible Debentures constituting Permitted Subordinated Debt or an equity issuance by the Borrower), taken together with the aggregate amount of (A) the cash consideration in respect of all other Acquisitions completed by the Loan Parties prior to the Maturity Date and (B) all Financial Assistance permitted pursuant to paragraph (g) of the definition of Permitted Financial Assistance, does not, at any time, exceed $5,000,000;

(ii)	the business or operating assets related to the Acquisition are located in country which is not a Prohibited Country;

(iii)	the Acquisition is not a hostile acquisition;

(iv)	the Acquisition is related to the Business;

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(v)

the Administrative Agent has received 30 days prior to the closing of the Acquisition due diligence materials including without limitation, the purchase and sale agreement, financial information, any fairness opinions and any Appraisals (if applicable);

(vi)	the Administrative Agent has received evidence that all operating permits, approvals and consents are in place;

(vii)

the Administrative Agent has received evidence of completion of legal and  environmental due diligence along with an officer's certificate certifying there are no environmental liabilities or outstanding litigation that would cause a Material Adverse Effect;

(viii)

if the Acquisition is of a Canadian entity, the Administrative Agent has received evidence that the business or assets acquired shall be free and clear of all Security Interests other than Permitted Encumbrances;

(ix)	no Default or Event of Default has occurred and is continuing immediately prior to the Acquisition, or would occur as a result thereof; and

(x)	the Acquisition could not reasonably be expected to cause or result in a Material Adverse Effect; or

(b)	any Acquisition which is consented to in writing by the Administrative Agent on behalf of the Majority Lenders;

"Permitted Contest" means any action taken by a Loan Party in good faith by appropriate proceedings diligently pursued to contest or appeal any Taxes, Security Interests or other claims (each, a "contest"), provided that:

(a)	such Loan Party has established reasonable reserves for such contest in accordance with GAAP;

(b)	proceeding with such contest does not have, and would not reasonably be expected to have a Material Adverse Effect; and

(c)	proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the Property of such Loan Party;

"Permitted Dispositions" means, in respect of the Loan Parties:

(a)	a Disposition of inventory in the ordinary course of business and in keeping with prudent industry practice;

(b)

a Disposition of any tools, implements, Parts, equipment or machinery which may have become worn out, unservable, unserviceable, obsolete, unsuitable or unnecessary in its operations or activities, provided that such Disposition is in the ordinary course of business and in keeping with prudent industry practice;

(c)	a Disposition of the Kamloops Property;

(d)	abandonments, surrenders or terminations of immaterial rights or interests effected in the ordinary course of business in accordance with prudent industry practice;

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(e)	a Disposition by a Loan Party to another Loan Party;

(f)	any Disposition by a Loan Party of Excluded Assets;

(g)

any Disposition of Property not otherwise described in paragraphs (a) through (f) above, provided that the aggregate fair market value of the Property so Disposed of in any Fiscal Year does not exceed $1,000,000; and

(h)	any other Disposition to which the Majority Lenders agree in writing;

provided that, in the case of paragraphs (c) or (g) above, no Default or Event of Default has occurred and is continuing or would result therefrom;

"Permitted Distributions" means for the Loan Parties, Distributions:

(a)	to another Loan Party; and

(b)	solely in the form of Equity Interests;

provided that, in each case, no Default or Event of Default has occurred and is continuing or would reasonably be expected to result therefrom;

"Permitted Encumbrances" means any of the following Security Interests or other encumbrances:

(a)

Security Interests for Taxes, assessments or governmental charges and any other statutory Security Interests which are either not due or delinquent or relate to claims which are subject to a Permitted Contest;

(b)	any Security Interest arising in connection with worker's compensation, unemployment insurance, pension and employment laws, or other social benefits laws or regulations which are:

(i)	not due or delinquent and which have not at such time been filed pursuant to law and no other statutory proceedings have been taken to enforce the same; or

(ii)	subject to a Permitted Contest;

(c)

the Security Interest of any judgment rendered, or claim filed, against a Loan Party which is subject to a Permitted Contest, provided that no proceedings have been taken to enforce the same or the execution thereof has been stayed;

(d)

undetermined or inchoate Security Interests arising in the ordinary course of business and incidental to construction or current operations which relate to obligations not due or delinquent or which have not at such time been filed pursuant to law, and no other statutory proceedings have been taken to enforce the same;

(e)	Security Interests arising by operation of law such as builder's liens, carriers' liens, materialmens' liens and other liens of a similar nature which relate to obligations not due or delinquent;

(f)

easements, rights-of-way, servitudes or other similar rights in real property (including rights-of- way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other Persons and other minor defects, encumbrances and restrictions

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which either alone or in the aggregate do not materially detract from the value of such real property or materially impair its use in the operation of the Business of such Loan Party;

(g)

Security Interests given by a Loan Party to a public utility or any municipality or governmental or other public authority when required by such public utility or municipality or other governmental authority in the ordinary course of the business of such Loan Party provided such Security Interests do not either alone or in the aggregate materially detract from the value of the Property affected thereby or materially impair its use in the operation of the Business of such Loan Party;

(h)

inchoate liens or any rights of distress reserved in or exercisable under any real property lease or sublease to which any Loan Party is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease, provided that such rent is not then overdue and such Loan Party is then in compliance in all material respects with such terms;

(i)

liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), surety and appeal bonds and performance bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(j)

the Security Interests granted under the Security and any Security Interests created in favour of the Administrative Agent pursuant to any of the Loan Documents (other than the Intercreditor Agreement);

(k)	reservations, limitations, provisos and conditions expressed in any original grant from the Crown of any real property or interests therein and statutory exceptions to title;

(l)

Security Interests constituted by Financial Leases and Sale/Leasebacks, where the principal amount of indebtedness, obligations or liabilities secured thereby does not exceed the Threshold Amount in aggregate at any one time for all Loan Parties;

(m)

Purchase Money Security Interests provided that: (i) such Security Interests are granted at the time of or within 60 days of the acquisition of the Property subject thereto and are limited to the Property so acquired; and (ii) the principal amount of indebtedness, obligations or liabilities secured thereby does not exceed the Threshold Amount in aggregate at any one time for all Loan Parties;

(n)

Security Interests over specific Property (and for greater certainty excluding general Security Interests such as floating charges and general security agreements with respect to all or substantially all the Property of a Loan Party) which are not otherwise Permitted Encumbrances if the value of the Property secured thereby does not exceed the Threshold Amount in aggregate at any one time for all Loan Parties;

(o)

Security Interests granted by a Loan Party to another Loan Party if such Security Interests have been subordinated and postponed to the Security by a subordination agreement satisfactory to the Administrative Agent acting reasonably;

(p)	Security Interests granted by a Loan Party in favour of the SAF Agent pursuant to the terms of the SAF Documents but subject, at all times, to the Intercreditor Agreement; and

(q)	all such other claims and encumbrances as are specifically disclosed by notice in writing from the Borrower to the Administrative Agent to the extent that the Majority Lenders, by specific notice

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in writing to the Borrower, consent to such claims and encumbrances as Permitted Encumbrances;

"Permitted Financial Assistance" means:

(a)	Financial Assistance pursuant to the Loan Party Guarantee;

(b)	Financial Assistance provided to senior employee personnel of a Loan Party in an amount not exceeding $1,000,000 in the aggregate at any one time;

(c)	Financial Assistance provided by a Loan Party to, or for the benefit of, another Loan Party;

(d)

Financial Assistance that is, by its terms, satisfied in the form of Equity Interests or otherwise financed exclusively using the proceeds of an offering of Convertible Debentures constituting Permitted Subordinated Debt or an equity offering by the Borrower;

(e)	Financial Assistance provided in connection with the SAF Credit Agreement but subject, at all times, to the Intercreditor Agreement;

(f)

Financial Assistance provided by the Borrower pursuant to the sale and purchase agreement between Sundial UK Limited, as buyer, Sundial Growers Inc., as guarantor, and Northedge Capital Fund II LP, Northedge Capital Coinvestment II LP, David Ball, Andrew Higginson and others, as sellers, dated February 22, 2019, in an aggregate amount not exceeding the Threshold Amount at any time;

(g)

Financial Assistance provided by a Loan Party to or for the benefit of a non-Canadian Subsidiary in an aggregate amount not exceeding $5,000,000 at any time and subject at all times to the applicable limitations provided for in paragraph (a)(i) of the definition of Permitted Acquisitions; and

(h)

Financial Assistance not otherwise captured above given only after the Covenant Conversion Date in an aggregate amount not exceeding $5,000,000 as at such time or at any time thereafter; provided that: (i) the Borrower is in compliance with all Financial Covenants applicable on and after the Covenant Conversion Date and the Borrower has delivered a Compliance Certificate evidencing such compliance in accordance with Section 9.1(y), and (ii) 100% of the net proceeds of such Financial Assistance shall be used exclusively to support the Loan Parties' Business in Canada (collectively, the "Other Financial Assistance");

provided further that, in respect of each of paragraphs (b) and (d) through (h) above, no Default or Event of Default has occurred and is continuing or would result therefrom;

"Permitted Indebtedness" means:

(a)

all Debt of a Loan Party to the Administrative Agent, the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders under this Agreement, any Bilateral Financial Services Agreement or a Permitted Swap;

(b)	all Debt of a Loan Party to another Loan Party;

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(c)

Debt secured by a Permitted Encumbrance provided that such Debt is within any applicable limitations provided for in the definition of Permitted Encumbrances and the aggregate amount of all such Debt does not, at any time, exceed the Threshold Amount;

(d)	all Debt to the extent constituting Permitted Financial Assistance, provided that such Debt is within any applicable limitations provided for in the definition of Permitted Financial Assistance;

(e)	the SAF Indebtedness in an aggregate principal amount not exceeding $159,575,000 while the Intercreditor Agreement is in effect;

(f)	all Permitted Subordinated Debt; and

(g)such other Debt of a Loan Party which the Majority Lenders have consented to in writing; "Permitted Subordinated Debt" means, collectively:

(a)	the 2019 Convertible Debentures;

(b)	the Pre-IPO Convertible Debentures;

(c)	deferred cash consideration in an amount not exceeding $9,500,000 payable by the Borrower to Edward Hellard in accordance with the terms of the Hellard SPA (the "Hellard SPA Permitted Debt");

(d)	any other Convertible Debentures; and

(e)	other unsecured Debt of a Loan Party to an Affiliate thereof;

provided that, in each case, (i) such Debt is unsecured, and (ii) with the exception of the 2019 Convertible Debentures, the Pre-IPO Convertible Debentures and the Hellard SPA Permitted Debt, such Debt has been fully and absolutely subordinated and postponed in favour of the Secured Obligations pursuant to a written agreement with the Administrative Agent, in form and substance acceptable to the Administrative Agent and the Lenders;

"Permitted Swap Indebtedness" means Swap Indebtedness of any Loan Party to a Swap Lender under a Permitted Swap and for which the only security is the Security;

"Permitted Swaps" means any Swap permitted by the provisions of Section 9.2(m);

"Person" means any natural person, corporation, limited liability company, trust, association, company, partnership, Governmental Authority or other entity;

"Platform" has the meaning ascribed to it in Section 14.7(d)(i);

"Pre-IPO Convertible Debentures" means the 8% unsecured subordinated convertible notes issued by the Borrower in the aggregate principal amount not exceeding $110,000,000 maturing five (5) years from the date of issuance thereof (being May 10, 2019, May 22, 2019 and May 31, 2019, as applicable);

"Prime Loans" means the advances or any portion thereof made available by the Lenders to the Borrower pursuant to either Section 3.5, 3.8, 3.11, 3.12 or 3.16 and outstanding from time to time, which are denominated in Canadian Dollars and on which the Borrower has agreed to pay interest in accordance with Section 5.1;

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"Prime Rate" means, with respect to Prime Loans on any day, the greater of:

(a)

the annual rate of interest announced from time to time by the Administrative Agent or the Operating Lender, as applicable, as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by the Administrative Agent or the Operating Lender, as applicable, in Canada; and

(b)	the One Month BA Rate in effect on such day plus 100 bps;

provided that, if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement;

"Priority Payables" means, at any time, the aggregate of all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim which, pursuant to any Applicable Law ranks or is capable of ranking in priority to or pari passu with the Security Interests created by the Security including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or taxes, holdbacks pursuant to the Builders' Lien Act (Alberta) (or any other similar legislation), unpaid amounts for supplied materials or services which give the supplier or provider thereof the right to assert a Security Interest or holdback claim and other statutory or other claims that have or may have priority over, or rank pari passu with, the Security Interests created by the Security;

"Prohibited Country" means any state, country or jurisdiction:

(a)	which is subject to any Sanction or any other sanction or embargo by the United Nations, Canada, the United States of America, the European Union or the United Kingdom;

(b)	with which either Canada or the United States of America does not maintain diplomatic relations;

(c)	in relation to which a Loan Party is prohibited by an internal regulation from contracting with a Person resident or connected to that state, country or jurisdiction; or

(d)	which is not a Qualified Jurisdiction;

"Project Monitor" means Cuthbert Smith Group Inc. or such other entity acceptable to the Administrative Agent, in its capacity as the project monitor of the Loan Parties' Business in Canada;

"Property" means, with respect to any Person, all or any portion of its undertaking, property, equipment and assets for the time being, both real and personal, tangible and intangible, and including, for greater certainty, cash, securities, accounts and contract rights;

"Proportionately" means, subject to adjustment pursuant to Section 10.8, the proportion that the Lender Outstandings of any Lender, Swap Lender, Cash Management Lender or Creditcard Lender, as applicable, bears to the aggregate of the Lender Outstandings of all Lenders, Swap Lenders, Cash Management Lenders and Creditcard Lenders, as determined at the Adjustment Time;

"Purchase Money Security Interest" means:

(a)	a Security Interest taken or reserved in Property to secure payment of all or part of its purchase price; and

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(b)

a Security Interest taken in Property by a Person who gives value for the purpose of enabling a Loan Party to acquire rights in such Property, to the extent that the value is applied to acquire those rights;

but does not include a Financial Lease or an Operating Lease;

"Qualified Jurisdiction" means a country in which it is legal in all political subdivisions therein (including for greater certainty on a federal, state and municipal basis) to undertake any Cannabis‐Related Activities and the Business of the Loan Parties; provided that in each case: (a) such country has been approved in writing by the Majority Lenders in their discretion, (b) such country does not include the United States of America without the prior written consent of the Administrative Agent and each Lender, and (c) if required by the Administrative Agent, the ability to undertake Cannabis‐Related Activities to the extent permitted by Applicable Law therein is confirmed by a legal opinion provided by the Borrower's counsel in such jurisdiction, in form and substance satisfactory to the Administrative Agent. The Majority Lenders may in their discretion from time to time: (i) upon receipt of a written request by the Borrower, designate any jurisdiction a Qualified Jurisdiction provided that the above-noted criteria are satisfied; and (ii) revoke the designation of any jurisdiction as a Qualified Jurisdiction by written notice to the Borrower if such criteria are not satisfied. Each of Canada, Australia, Brazil, Germany, Portugal, the United Kingdom and Uruguay is a Qualified Jurisdiction as at the date of this Agreement;

"Register" has the meaning ascribed to it in Section 13.1(c);

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates;

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any element or compound in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any contaminant), or in, into or out of any vessel or facility, including the movement of any contaminant through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise;

"Removal Effective Date" has the meaning set forth in Section 12.6(b);

"Repayment Notice" means a notice to effect a repayment of Borrowings delivered under Section 3.9 and substantially in the form of Schedule "C" with all applicable blanks completed;

"Resignation Effective Date" has the meaning set forth in Section 12.6(a);

"Rollover" means, in respect of a maturing Bankers' Acceptance, the provision by a Lender of a further Borrowing by way of a Bankers' Acceptance, the proceeds of which are to be applied in whole or part to the repayment of the maturing Borrowing;

"Rollover Date" means that date that a Rollover is to be made pursuant to a Rollover Notice;

"Rollover Notice" means a notice to effect a Rollover delivered under Section 3.12 and substantially in the form of Schedule "C" with all applicable blanks completed;

"S&P" means the Standard & Poor's Rating Group, a division of Standard & Poor's Financial Services LLC and any successors thereto;

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"SAF Agent" means SAF Jackson II LP, in its capacity as administrative agent for and on behalf of the lenders party from time to time to the SAF Credit Agreement;

"SAF Credit Agreement" means the credit agreement dated as of June 27, 2019 among SGI Partnership, as borrower, the SAF Lenders and the SAF Agent, as agent;

"SAF Documents" means, collectively, the SAF Credit Agreement, all Guarantees provided in connection therewith, all documents providing a Security Interest in favour of the SAF Agent or any of the SAF Lenders, and all other agreements, instruments and other documents governing or relating thereto as permitted hereunder and under the Intercreditor Agreement; and "SAF Document" means any of them;

"SAF Indebtedness" means, collectively (but without duplication), the aggregate amount of Debt (direct or indirect) arising under the terms of the SAF Credit Agreement or any Guarantee granted in respect thereof, subject at all times to the terms of the Intercreditor Agreement;

"SAF Lenders" means, collectively, the lenders party from time to time to the SAF Credit Agreement, as lenders;

"Sale/Leaseback" means an arrangement under which title to any Property, or an interest therein, is transferred by a Person (the "First-Mentioned Person") to some other Person which leases or otherwise gives or grants the right to use such Property therein to the First-Mentioned Person, whether or not in connection therewith the First Mentioned Person also acquires a right or is subject to an obligation to re- acquire the Property and regardless of the accounting treatment of such arrangement;

"Schedule I Reference Lender" means up to two Canadian chartered banks listed on Schedule I to the

Bank Act (Canada) as are determined from time to time by the Administrative Agent; "Scheduled Repayment Date" has the meaning set forth in Section 4.1(a);

"Secured Obligations" at any time means, in relation to the Loan Documents and the other Credit Documents, all indebtedness, financial obligations and financial liabilities of each Loan Party to the Secured Parties, direct or indirect, present or future, absolute or contingent and matured or not, including the aggregate at any such time of:

(a)	the Lender Outstandings and all accrued and unpaid interest outstanding in respect of Prime Loans and all other interest and fees payable pursuant to Article 5;

(b)	the Creditcard Obligations;

(c)	the Cash Management Obligations;

(d)	all other Swap Indebtedness; and

(e)

all fees, expenses, reimbursement obligations, indemnities (including environmental indemnities included in the Security) and other amounts of any nature or kind that are payable under this Agreement or any other Loan Documents or Credit Documents but not included in any of the foregoing, whether matured or unmatured;

"Secured Parties" means, collectively and without duplication, the Administrative Agent, the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders, and "Secured Party" means any one of them;

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"Security" has the meaning ascribed thereto in Section 6.1, and, for certainty, includes all documents, instruments or agreements directly or indirectly assuring or securing the Secured Parties in respect of the Secured Obligations, any amendments to any of the foregoing, any indentures or instruments supplemental to or in implementation of any of the foregoing, and any and all other documents, instruments or agreements pursuant to which the Secured Parties are assured or granted or receive a Security Interest pursuant to the terms hereof (including as provided in Section 6.1) or thereof;

"Security Interest" means any assignment, mortgage, charge, pledge, lien, hypothec, encumbrance securing or in effect securing an obligation or any indebtedness of any Person, conditional sale, title retention agreement or security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, legal or equitable, perfected or not, and includes the rights of a lessor pursuant to a Financial Lease, Sale/Leaseback or any other lease financing (but not under an Operating Lease or a premises lease, in each case entered into in the ordinary course of business, and, for certainty, no Sale/Leaseback shall be considered to be entered into in the ordinary course of business) and the rights of a purchaser under an absolute or limited recourse sale or factoring of Accounts Receivable or other asset securitization program, but does not include a right of set-off or a set-off unless such right of set-off has been created expressly for the purpose of securing Debt;

"Senior Funded Debt" means, for any period, the aggregate amount of all Debt, but excluding (to the extent included therein) accrued liabilities, minority Equity Interests, income taxes payable, deferred income taxes, any Permitted Subordinated Debt and the SAF Indebtedness;

"Senior Funded Debt to EBITDA Ratio" means, as at the Covenant Conversion Date and as at the end of each Fiscal Quarter thereafter, the ratio of: (i) Senior Funded Debt as at such Fiscal Quarter, to (ii) EBITDA as at such Fiscal Quarter;

"Solvent" means, with respect to any Person, on a particular date, that on such date, (a) such Person is not for any reason unable to meet its obligations as they generally become due, (b) the aggregate Property of such Person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due, and (c) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due; for purposes of this definition, the amount of any contingent obligation at such time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

"Sources and Uses" means the sources and uses set forth in Schedule "N";

"Standard Term" means the term to maturity of a Bankers' Acceptance (subject to availability) of approximately one month, two months, three months or six months (as selected by the Borrower and notified to the Administrative Agent pursuant to Section 3.5 or 3.6) for which a quote is available pursuant to paragraph (a) of the definition of CDOR Rate, commencing on and including the Drawdown Date, Conversion Date or Rollover Date, as the case may be, applicable to such Bankers' Acceptance;

"Standby Fee Rate" means, at any time, the rate, expressed as a rate per annum based on a year of 365 days, as set forth in the table in the definition of Applicable Margin in this Agreement, under the heading "Standby Fees (bps)", based on the applicable Level therein;

"Subsidiary" means:

(a)	a Person of which another Person alone or in conjunction with its other Subsidiaries owns an aggregate number of the Voting Shares sufficient to enable the election of a majority of the

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directors (or other Persons performing similar functions) regardless of the manner in which other Voting Shares are voted;

(b)

a Person of which another Person alone or in conjunction with its other Subsidiaries has, through the operation of any agreement or otherwise, the ability to elect or cause the election of a majority of the directors (or other Persons performing similar functions) or otherwise exercise control over the management and policies of such Person; and

(c)	any partnership or trust of which any Loan Party:

(i)	is the general or managing partner or trustee; or

(ii)	directly or indirectly owns more than 50% of the Equity Interests or beneficial interest thereof;

and shall include any Person in like relation to a Subsidiary;

"Swap" means a Commodity Swap, Currency Swap or Interest Swap;

"Swap Demand for Payment" means a demand made by a Swap Lender pursuant to an agreement evidencing a Lender Swap demanding payment of all obligations relating thereto and shall include any notice under any agreement evidencing a Lender Swap which, when delivered, would require an early termination thereof and may require a payment by any Loan Party in settlement of obligations thereunder as a result of such early termination;

"Swap Indebtedness" means, at any time, the aggregate amount owing by the Loan Parties under all Lender Swaps, and when such amount is calculated at any time on or after the Adjustment Time means, for each Swap Lender an amount determined by such Swap Lender by calculating for each of its Lender Swaps, the Termination Amount and determining the difference, if positive, of the aggregate net amounts payable by any Loan Party to such Swap Lender;

"Swap Lender" means a Person which, at the time that it entered into any Swap with any Loan Party, was a Lender or an Affiliate of a Lender;

"Syndicated Facility" has the meaning set forth in Section 3.1(a)(i);

"Syndicated Facility Commitment" means, with respect to each Syndicated Lender, such Lender's obligation to provide Syndicated Accommodations to the Borrower, subject to the terms of this Agreement, in an aggregate amount not at any time in excess of the amount set forth under such Lender's name on Schedule "A" (or in any Assignment and Assumption executed hereafter) as such Lender's Syndicated Facility Commitment, as such amount may hereafter be cancelled, reduced, increased or terminated from time to time pursuant to the provisions of this Agreement;

"Syndicated Lender" means a Lender in its capacity as a provider of the Syndicated Facility and in no other capacity;

"Takeover" has the meaning ascribed to it in Section 3.14; "Takeover Lender" has the meaning ascribed to it in Section 3.14(a); "Takeover Loan" has the meaning ascribed to it in Section 3.14(b);

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"Target" has the meaning ascribed to it in Section 3.14;

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto;

"Termination Amount" means, in respect of a Lender Swap on any day, the amount (whether positive or negative) determined by the Swap Lender thereunder in accordance with its customary practices and acting reasonably as of the close of business as though such day were an "Early Termination Date" and the Swap was a "Terminated Transaction" in accordance with the payment measures provided for in the ISDA Master Agreement between any Loan Party and such Swap Lender, with any such termination amount being expressed in Canadian Dollars and all defined terms used in this definition and not otherwise defined in this Agreement having the meaning ascribed thereto in such ISDA Master Agreement;

"Termination Event" means:

(a)	an automatic acceleration of the repayment of indebtedness outstanding hereunder pursuant to Section 10.2 without any notice being required thereunder from the Administrative Agent or any Lender; or

(b)	an automatic early termination of obligations relating to a Lender Swap, without any notice being required from the Swap Lender;

"Threshold Amount" means an amount equal to Cdn. $2,500,000 (or the Equivalent Amount thereof in any other currency relevant to the context in which such definition is used);

"Total Commitment" means the aggregate of the Operating Facility Commitment and the Total Syndicated Facility Commitment;

"Total Syndicated Facility Commitment" means, at any time, the amount equal to the aggregate of the Syndicated Facility Commitment of each Syndicated Lender at such time;

"Transaction" has the meaning ascribed thereto in the applicable ISDA Master Agreement between any Loan Party and a Swap Lender;

"Unfunded Capital Expenditures" means, for any period, all Budgeted Capital Expenditures (which have been approved by the Majority Lenders) of the Loan Parties made during such period, where such expenditures are not funded by Debt or equity investments made by the holders of shares in any Loan Party; provided that the term "Unfunded Capital Expenditures" shall exclude expenditures made in connection with the replacement, substitution or restoration of Property to the extent financed from insurance proceeds paid on account of the loss of or damage to the Property being replaced or restored;

"Voting Shares" means:

(a)

share capital of any class of any corporation or securities of any other Person which carry voting rights to elect the board of directors or other body exercising similar functions under any circumstances, but shares or other securities which carry the right to so vote conditionally upon the happening of an event shall not be considered Voting Shares until the occurrence of such event; and

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(b)

an interest in a general partnership, limited partnership, trust, joint venture or similar Person which entitles the holder of such interest to receive a share of the profits, or on dissolution or partition, of the Property, of such Person; and

"Write-Down and Conversion Powers" means with respect to any EEA Resolution Authority, the write- down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Headings and Table of Contents

The headings, the table of contents and the Article and Section titles are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall  be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have  the same meaning and effect as the word "shall." Unless the context requires otherwise:

(a)

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, replaced, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(b)	any reference herein to any Person shall be construed to include such Person's successors and assigns;

(c)	the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)	all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement;

(e)

any reference to any law, statute or regulation herein shall, unless otherwise specified, refer to such law, statute or regulation as amended, modified, supplemented, restated or replaced from time to time; and

(f)

"year" means calendar year, "month" means calendar month, "quarter" means calendar quarter, and "in writing" or "written" includes printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception, including facsimile or email (PDF) transmission.

1.4	Generally Accepted Accounting Principles

All financial statements required to be furnished by the Borrower to the Administrative Agent hereunder shall be prepared in accordance with GAAP. Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under GAAP and, except as otherwise provided herein, reference to any balance sheet item, statement of income item or statement of

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cash flows item means such item as computed from the applicable financial statement prepared in accordance with GAAP.

1.5	Accounting Terms: Changes to Generally Accepted Accounting Principles

(a)	Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under GAAP applied consistently throughout the relevant period and relevant prior periods.

(b)

If the Borrower, the Administrative Agent or the Majority Lenders acting reasonably determine at any time that any amount required to be determined hereunder would be materially different if such amount were determined in accordance with:

(i)	Generally Accepted Accounting Principles applied by the Borrower in respect of its financial statements on the date hereof ("Old GAAP"), rather than

(ii)	Generally Accepted Accounting Principles subsequently in effect in Canada and applied by the Borrower in respect of its financial statements and utilized for purposes of determining such amount;

then written notice of such determination shall be delivered by the Borrower to the Administrative Agent, in the case of a determination by the Borrower, or by the Administrative Agent to the Borrower, in the case of a determination by the Administrative Agent or the Majority Lenders.

(c)

If the Borrower adopts a change in an accounting policy in the preparation of its financial statements in order to conform to accounting recommendations, guidelines, or similar pronouncements, or legislative requirements, and such change would require disclosure thereof under Old GAAP, or would reasonably be expected to materially adversely affect (i) the rights of, or the protections afforded to, the Administrative Agent or the Lenders hereunder or (ii) the position of the Borrower or of the Administrative Agent or the Lenders hereunder, the Borrower shall so notify the Administrative Agent, describing the nature of the change and its effect on the current and immediately prior year's financial statements in accordance with Old GAAP and in detail sufficient for the Administrative Agent and the Lenders to make the determination required of them in the following sentence. If either the Borrower, the Administrative Agent or the Majority Lenders determine at any time that such change in accounting policy results in a material adverse change either (A) in the rights of, or protections afforded to, the Administrative Agent or the Lenders intended to be derived, or provided for, hereunder or (B) in the position of the Borrower or of the Administrative Agent and the Lenders hereunder, written notice of such determination shall be delivered by the Borrower to the Administrative Agent, in the case of a determination by the Borrower, or by the Administrative Agent to the Borrower, in the case of a determination by the Administrative Agent or the Majority Lenders.

(d)

Upon the delivery of a written notice pursuant to Section 1.5(b) or Section 1.5(c), the Borrower and the Administrative Agent on behalf of the Lenders shall meet to consider the impact of such change in Old GAAP or such change in accounting policy, as the case may be, on the rights of, or protections afforded to, the Administrative Agent and the Lenders or on the position of the Borrower or of the Administrative Agent and the Lenders and shall in good faith negotiate to execute and deliver an amendment or amendments to this Agreement in order to preserve and protect the intended rights of, or protections afforded to, the Administrative Agent and the Lenders on the date hereof or the position of the Borrower or the Administrative Agent and the

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Lenders (as the case may be); provided that, until this Agreement has been amended in accordance with the foregoing, then for all purposes hereof, the applicable changes from Old GAAP or in accounting policy (as the case may be) shall be disregarded hereunder and any amount required to be determined hereunder shall, nevertheless, continue to be determined under Old GAAP and the Borrower's prior accounting policy, as applicable. For the purposes of this Section 1.5, the Borrower, the Lenders and the Administrative Agent acknowledge that the amendment or amendments to this Agreement are to provide substantially the same rights and protection to the Administrative Agent and the Lenders as is intended by this Agreement on the date hereof. If the Borrower and the Administrative Agent on behalf of the Majority Lenders do not (for any reason whatsoever) mutually agree (in their respective sole discretions, without any obligation to so agree) on such amendment or amendments to the Agreement within 60 days following the date of delivery of such written notice, the Borrower shall provide such financial information as the Administrative Agent may reasonably request in order for any amount required to be determined hereunder to be determined in accordance with Old GAAP; and, for all purposes hereof, the applicable changes from Old GAAP or in accounting policy (as the case may be) shall be disregarded hereunder and any amount required to be determined hereunder shall, nevertheless, continue to be determined under Old GAAP and the Borrower's prior accounting policy, as applicable.

(e)

For the purposes of this Agreement, including all financial calculations to be made hereunder, any lease which would be accounted for as an operating lease under IFRS as in effect on December 31, 2018 shall be, notwithstanding any subsequent change in IFRS, deemed to be accounted for as an operating lease and not as a capital lease or a financial lease (regardless of whether such lease is entered into or assumed before or after December 31, 2018).

1.6	Time

Unless otherwise provided herein, all references to a time in this Agreement shall mean local time in the city of Calgary, Alberta.

1.7	Payment for Value

All payments required to be made hereunder shall be made for value on the required day in same day immediately available funds.

1.8	Monetary References

Whenever an amount of money is referred to herein, such amount shall, unless otherwise expressly stated, be in Canadian Dollars.

1.9	Lenders in Various Capacities

Each of the Lenders acknowledges and agrees that where in this Agreement there are references to Swap Lenders, Cash Management Lenders and Creditcard Lenders, and a Lender or an Affiliate thereof is providing Lender Swaps, Cash Management Services or Creditcard Facilities, such Lender shall, in such other capacities, comply with and agree to be bound by, and cause its Affiliates to comply with and agree to be bound by, the provisions hereof dealing with Swap Lenders, Cash Management Lenders and Creditcard Lenders.

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ARTICLE 2 REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties

The Borrower represents and warrants to each of the Lenders and the Administrative Agent (all of which representations and warranties the Borrower hereby acknowledges are being relied upon by the Lenders and the Administrative Agent in entering into this Agreement) that:

(a)

Existence: each Loan Party is a duly incorporated and organized corporation or a duly created partnership or trust, as applicable, under the laws of Canada or a Province of Canada, is validly existing under such laws, and is duly registered and qualified as an extra-provincial corporation, partnership or trust, as applicable, under the laws of each jurisdiction in which the nature of any business transacted by it or the character of any Property owned or leased by it requires such registration and qualification, except where the failure to be so registered or qualified would not reasonably be expected to have a Material Adverse Effect;

(b)

Power: each Loan Party has full corporate, partnership or trust, as applicable, capacity, power and authority to own its Property, to conduct its Business as now conducted and as proposed to be conducted, to execute and deliver each Loan Document to which it is a party and to perform its obligations thereunder;

(c)

Authorization: the execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, partnership, trust or other action;

(d)	Execution: each Loan Document to which any Loan Party is a party has been duly executed and delivered by it;

(e)

Binding Obligations: each Loan Document to which any Loan Party is a party is a legal, valid and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party or other party thereto, as applicable, in accordance with its terms except as enforceability may be limited by general principles of equity and by Applicable Laws regarding bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by moratorium laws from time to time in effect;

(f)	Violations and Approvals: the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party:

(i)	does not and will not violate its articles, by-laws, partnership agreement, trust indenture (each as applicable) or other governing documents;

(ii)

does not and will not result in a breach of or constitute a default or require any consent under, or result in the creation of any Security Interest, other than a Permitted Encumbrance, upon any of its Property pursuant to any Material Agreement or Material License to which it is a party or by which it or its Property may be bound or affected;

(iii)

does not require any Governmental Action, licence, consent or approval of or notice to or filing with any Governmental Authority other than such as are necessary with respect to the registration and perfection of the Security and the Security Interests constituted thereby; and

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(iv)	does not and will not contravene any presently existing provision of Applicable Law or any Governmental Action applicable to it or any of its Property;

(g)

Security: the Security Interests created by the Security granted by each Loan Party to the Administrative Agent rank as first priority Security Interests in priority to all other Security Interests over the Collateral, subject only to Permitted Encumbrances which, under Applicable Law, may rank in priority thereto;

(h)

Title to Property: each Loan Party has good and marketable title to all of its Property free and clear of all Security Interests, claims and encumbrances other than Permitted Encumbrances which are applicable to it and, to the best of its knowledge, information and belief, no Person is asserting or has given notice of its intention to assert any Security Interest other than Permitted Encumbrances relating to any such Property;

(i)

Intellectual Property: as of the Effective Date, Schedule "J" sets out all Intellectual Property used in or necessary for the conduct of the Business of the Loan Parties as currently conducted as well as the particulars of any registrations thereof with the Canadian Intellectual Property Office. The Borrower and each of the other Loan Parties possesses and is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property necessary for the conduct of the Business of the Loan Parties, each of which is in good standing and in full force and effect, except where the failure to possess or maintain in good standing and in full force and effect such Intellectual Property, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, neither it nor any of the other Loan Parties is infringing or is alleged to be infringing on the rights of any Person with respect to any Intellectual Property (or any application or registration in respect thereof or any licence, discovery, improvement, process, formula, know-how, data, plan or specification). The Borrower and each of the other Loan Parties has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property and licences owned by it;

(j)

Litigation: there are no actions, suits or proceedings pending or, to the best of the knowledge, information and belief of any Loan Party, threatened against any Loan Party at law or in equity by or before any court, tribunal, governmental department, commission, board, bureau, Administrative Agent or instrumentality, domestic or foreign, or before any arbitrator of any kind which would reasonably be expected to have a Material Adverse Effect and no Loan Party is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, tribunal, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or any arbitrator of any kind which, in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(k)

Books and Records; Financial Condition: Each Loan Party maintains records and books of account in which true and complete entries are made in a manner sufficient to enable the preparation of financial statements in accordance with GAAP. All financial statements of the Loan Parties provided to the Administrative Agent by or on behalf of any Loan Party fairly reflect, as of the dates thereof, the financial condition of the Loan Parties in all material respects and the results of their operations for the periods covered thereby, have been prepared in accordance with GAAP (except that any unconsolidated financial statements of any Subsidiary may be prepared without notes) and, from the date of the latest of such financial statements submitted to the Administrative Agent, no event or circumstance has occurred which would reasonably be expected to have a Material Adverse Effect;

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(l)

Taxes: all material income tax and other returns required to be filed prior to the date hereof have been filed by or on behalf of each Loan Party to the relevant taxation or other authorities and no Loan Party is in default of payment of any taxes of any material amount, except for taxes the payment of which is subject to a Permitted Contest, and no reassessment, appeal or material claim is, to the best of the knowledge, information and belief of any Loan Party, being asserted or processed with respect to taxes which is not disclosed in the financial statements referred to in Section 2.1(k), in respect of periods to which such financial statements relate;

(m)

Insurance: each Loan Party has in full force and effect such policies of insurance in such amounts issued by insurers of recognized standing insuring its Property and providing such coverage as would be maintained by Persons engaged in the same or similar business in the localities where its Property is located or, if such insurance is not available on commercially reasonable terms, such other insurance to the satisfaction of the Lenders, acting reasonably;

(n)

Compliance with Applicable Laws: each Loan Party is in compliance with all Applicable Laws (except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect). Without limiting the generality of the foregoing, the Borrower and each of the other Loan Parties is in compliance with all Cannabis Laws applicable to it and its Business, except where any failure to do so is capable of being remedied, and is being diligently remedied, within the time periods permitted by the applicable Governmental Authority and specifically, but without limitation, none of (i) the purchase from any Loan Party, or import from Canada, of Cannabis by a Person resident (or otherwise located) in a Qualified Jurisdiction, or (ii) the sale to a Person resident (or otherwise located) in a Qualified Jurisdiction, or export to such Qualified Jurisdiction, of Cannabis by any Loan Party, will violate or result in a breach of any applicable Cannabis Laws;

(o)	Environmental Laws: each Loan Party:

(i)

has obtained, made or given all Governmental Actions which are required under all applicable Environmental Laws except to the extent that failure to obtain, make or give the same would not reasonably be expected to have a Material Adverse Effect;

(ii)

is in compliance with all Environmental Laws and all terms and conditions of all such Governmental Actions, except to the extent failure to comply would not reasonably be expected to have a Material Adverse Effect; and

(iii)

has not received any notice of non-compliance with any Environmental Laws from any Governmental Authority or other Person or that any Release has occurred of, from, around, under or in respect of any of the Collateral which would reasonably be expected to have a Material Adverse Effect;

(p)	Indebtedness: no Loan Party has any Debt other than Permitted Indebtedness;

(q)	Financial Assistance: no Loan Party has provided any Financial Assistance to any Person or Persons other than Permitted Financial Assistance;

(r)

Material Agreements; Material Licenses: as of the Effective Date: (i) Schedule "K" contains a true and complete list of all Material Agreements, and (ii) Schedule "L" contains a true and complete list of all Material Licenses. Each Material Agreement and each Material License is in good standing and in full force and effect and none of the Loan Parties is in breach of any of the terms or conditions of any Material Contract or Material License to which it is a party (or

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otherwise applicable to it). Except as disclosed in writing to the Administrative Agent and as permitted hereby, no Material Agreement or Material License has been amended, supplemented or revised since the date of execution thereof;

(s)	Organizational Chart; Subsidiaries and Affiliates: as of the Effective Date:

(i)	the Organizational Chart set forth in Schedule "M" is true and correct; and

(ii)

the Borrower has no Subsidiaries or Affiliates organized under the laws of any jurisdiction in Canada other than 208, SGI Partnership, Sundial Managing Partner Inc., Kamcan Products Inc., Sprout Technologies Inc. and 2011296 Alberta Inc., and the Borrower directly or indirectly owns all of the issued and outstanding Voting Shares of 208, SGI Partnership, Sundial Managing Partner Inc., Kamcan Products Inc., Sprout Technologies Inc. and 2011296 Alberta Inc.;

(t)	Loan Parties: as of the Effective Date, the only Loan Parties are: the Borrower, Kamcan Products Inc., Sprout Technologies Inc. and 2011296 Alberta Inc.;

(u)	Chief Executive Office: as of the Effective Date, the chief executive office and registered office of the Borrower and each other Loan Party is located in Alberta;

(v)

Location of Business and Collateral: as of the Effective Date, no Loan Party (other than the Borrower) carries on business in any jurisdictions other than Alberta and British Columbia and the only Canadian jurisdictions in which the Borrower carries on business are Alberta and British Columbia. As of the Effective Date, all tangible Collateral of the Loan Parties, real or personal, is located in Alberta or British Columbia;

(w)

Leased Property: as of the Effective Date, the aggregate value of all inventory, equipment and other Property of the Loan Parties located on the premises of any real property leased by a Loan Party does not exceed $2,000,000;

(x)	Fiscal Year End: as of the Effective Date, the Borrower's Fiscal Year end is on December 31;

(y)	SAF Documents: no default or event of default under the SAF Documents, has occurred and is continuing;

(z)

Pension Plans; Labour Matters: neither the Borrower nor any of the other Loan Parties has any Pension Plans. There are no existing or, to the best knowledge of the Borrower, threatened strikes, lock-outs or other disputes relating to any collective bargaining agreement to which the Borrower or any other Loan Party is a party and no trade union, council of trade unions or employee bargaining agency has applied or, to the best knowledge of the Borrower, threatened to apply to be certified as the bargaining agent of any of the employees of the Borrower or any other Loan Party in the last three (3) years. The hours worked and payments made to employees of the Borrower and each other Loan Party have not been in violation of any Applicable Laws, except where such violations would not reasonably be expected to result in a Material Adverse Effect;

(aa)Events of Default: no Default or Event of Default has occurred and is continuing;

(bb) Solvency: the Borrower and each of the other Loan Parties is Solvent. No corporate action, legal proceeding or other procedure or step described in Section 10.1(h) or Section 10.1(i), or creditors' process described in Section 10.1(h) or Section 10.1(i) has been taken or, to the knowledge of the

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Borrower, is threatened in relation to any Loan Party, and none of the circumstances described in Section 10.1(h) or Section 10.1(i) applies to any Loan Party;

(cc) Accuracy of Information: all Appraisals, budgets, economic models and other information (including financial information and cash flow or other projections), materials and documents delivered by or on behalf of the Borrower or any other Loan Party to the Administrative Agent in contemplation of the transactions contemplated by this Agreement or as required by the terms of this Agreement were:

(i)

in the case of all such Appraisals, budgets, economic models and other information, materials and documents (but excluding therefrom any projections), true, complete and accurate in all material respects as at their respective dates; and

(ii)	in the case of any such projections, prepared in good faith based upon assumptions believed to be reasonable at the time made;

provided that, with respect to any such Appraisals, budgets, economic models and other information, materials and documents provided by a third party, this representation is limited to the knowledge of the Loan Parties; and

(dd) Sanctions: neither the Borrower nor any Affiliate of the Borrower (i) is a Person described or designated under the provisions of the Special Economic Measures Act (Canada) or the United Nations Act (Canada) or any associated regulations (each a "Canadian Sanctions Designated Person"), or (ii) engages in any dealings or transactions with any Canadian Sanctions Designated Person.

2.2	Deemed Representations and Warranties

Each request by the Borrower for Accommodations on any Drawdown Date after the Effective Date shall be deemed to be a representation and warranty by the Borrower to the Administrative Agent and each Lender that the representations and warranties contained in Section 2.1 (other than those made as of a specific date) are, as of the date of such request, and will be, as of the applicable Drawdown Date, true and correct in all material respects and each request by the Borrower for a Conversion or Rollover shall be deemed to be a representation and warranty by the Borrower to the Administrative Agent and each Lender that as of the date of such request and as of the applicable Conversion Date or Rollover Date, there exists no Default or Event of Default.

ARTICLE 3

THE CREDIT FACILITIES

3.1	Establishment of the Facilities

(a)	Availment Options: From and after the Effective Date and relying on each of the representations and warranties set out in Article 2 and subject to the terms and conditions of this Agreement:

(i)

each Syndicated Lender agrees to make Syndicated Accommodations available to the Borrower, up to the amount of its Syndicated Facility Commitment, by way of a non- revolving term credit facility for the purposes set forth in Section 3.4(a), commencing on the Effective Date and ending on the Maturity Date (the "Syndicated Facility"); and

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(ii)

the Operating Lender agrees to make Operating Accommodations available to the Borrower up to the aggregate amount equal to the lesser of: (A) the Operating Facility Commitment, and (B) the Operating Facility Borrowing Base, by way of a revolving credit facility for the purposes set forth in Section 3.4(b), commencing on the Effective Date and ending on the Maturity Date (the "Operating Facility").

(b)	Maximum Amount: Subject to the terms and conditions of this Agreement, at no time shall:

(i)

the aggregate Syndicated Borrowings exceed the lesser of: (A) the Total Syndicated Facility Commitment, and (B) such amount required to ensure that the Loan to Cost Ratio is less than 0.63 to 1.00; and

(ii)	the Operating Borrowings exceed the lesser of: (A) the amount of the Operating Facility Borrowing Base, and (B) the amount of the Operating Facility Commitment.

3.2	Reduction of Syndicated Facility Commitments on Effective Date

If the entire amount of Syndicated Facility Commitments is not drawn on the Effective Date, the amount of the Syndicated Facility Commitments shall be reduced to the amount of the Syndicated Borrowings drawn on such date. Thereafter, the Borrower may only effect Conversions and Rollovers in respect of its Syndicated Borrowings. After the Effective Date, any Syndicated Borrowings repaid or prepaid to a Syndicated Lender under the Syndicated Facility (except upon a Conversion or Rollover) shall effect a permanent reduction of its Syndicated Facility Commitment.

3.3	Revolving Feature of Operating Facility

Until the Maturity Date, the Operating Borrowings may, within the limits herein provided, increase and decrease and the Borrower may borrow, repay and reborrow and obtain Operating Accommodations thereunder.

3.4	Purpose

Borrowings under the Facilities shall be used by the Borrower as follows:

(a)

Syndicated Facility: Borrowings under the Syndicated Facility shall be used to repay all Debt arising under the Existing ATB Commitment Letter and thereafter for general corporate purposes of the Loan Parties relating to the Loan Parties' Business in Canada in accordance with the Sources and Uses; and

(b)

Operating Facility: Borrowings under the Operating Facility shall, subject to Section 3.14, be used for working capital and general corporate purposes of the Loan Parties relating to the Loan Parties' Business in Canada.

3.5	Borrowings - Syndicated Facility and Operating Facility

(a)

Syndicated Facility: Subject to the provisions of this Agreement, the Borrower may obtain Syndicated Accommodations from each Syndicated Lender pursuant to the Syndicated Facility up to the Syndicated Facility Commitment of such Syndicated Lender by:

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(i)

Prime Loans: borrowing Prime Loans from the Syndicated Lenders in minimum aggregate amounts of Cdn. $1,000,000 and in integral multiples of Cdn. $100,000 thereafter, upon at least one (1) Business Day prior written notice; and

(ii)

Bankers' Acceptances: issuing Bankers' Acceptances to be accepted by the Syndicated Lenders in minimum aggregate amounts of Cdn. $1,000,000 and in integral multiples of Cdn. $100,000 thereafter, upon at least two (2) Business Days prior written notice, each such notice to be given to the Administrative Agent at or prior to 10:00 a.m. (Calgary time) on the last day on which such notice can be given pursuant to this Section 3.5 and to be substantially in the form of Schedule "B". Any such notice may be given by telephone and if so, shall be followed by delivery of written notice, substantially in the form of Schedule "B", by no later than 2:00 p.m. (Calgary time) on the same day.

(b)

Operating Facility: Subject to the provisions of this Agreement, the Borrower may obtain Operating Accommodations from the Operating Lender pursuant to the Operating Facility up to the lesser of: (A) the amount of the Operating Facility Commitment, and (B) the amount of the Operating Facility Borrowing Base, by:

(i)	Prime Loans: borrowing Prime Loans from the Operating Lender by Overdraft, without notice; and

(ii)	Letters of Credit: way of the issuance of Letters of Credit in Canadian Dollars on at least three Business Days prior written notice.

Each Operating Accommodation for Letters of Credit shall require delivery of a Borrowing Notice to the Operating Lender at or prior to 10:00 a.m. (Calgary time) on the last day on which such notice can be given pursuant to this Section 3.5, substantially in the form of Schedule "B". Any such notice may be given by telephone and if so, shall be followed by delivery of written notice, substantially in the form of Schedule "B", by no later than 2:00 p.m. (Calgary time) on the same day.

3.6	Conditions Applicable to Bankers' Acceptances and BA Equivalent Advances

(a)

Acceptance of Bankers' Acceptances: Subject to the terms and conditions of this Agreement, each Applicable Lender hereby agrees to accept its Applicable Percentage of Bankers' Acceptances as requested by the Borrower pursuant to a Borrowing Notice, Conversion Notice or Rollover Notice delivered under Sections 3.5, 3.11 or 3.12, as the case may be. Each such Lender shall purchase such Bankers' Acceptances at the applicable Discount Rate and shall deliver the Discount Proceeds thereof (less any BA Acceptance Fees payable to such Lender in respect thereof) for the account of the Borrower through the Administrative Agent's Account For Payment. Notwithstanding the foregoing, no Applicable Lender shall be obligated to purchase a Bankers' Acceptance which is not for a Standard Term, unless each Applicable Lender has consented thereto.

(b)	Payment to Borrower: On the Drawdown Date, Conversion Date or Rollover Date relating to any issue of Bankers' Acceptances:

(i)	on any Drawdown Date, each Applicable Lender shall deliver the Discount Proceeds thereof (less any BA Acceptance Fees payable to such Lender in respect thereof), for the

9617679.9

account of the Borrower through the Administrative Agent at the Administrative Agent's Account for Payments;

(ii)

on any Rollover Date relating to any Rollover of Bankers' Acceptances, the Borrower shall be liable to the Applicable Lenders for the principal amount of maturing Bankers' Acceptances. In order to satisfy the continuing liability of the Borrower to  the  Applicable Lenders for the principal amount of the maturing Bankers' Acceptances, each Applicable Lender shall receive and retain for its own account the Discount Proceeds from the purchase by such Applicable Lender of such new Bankers' Acceptances and the Borrower shall on the maturity date of the maturing Bankers' Acceptances pay to the Administrative Agent, for the benefit of such Applicable Lender an amount equal to the difference between the principal amount of the maturing Bankers Acceptances and the Discount Proceeds from the purchase by such Applicable Lender of such new Bankers' Acceptances together with the BA Acceptance Fees to which such Applicable Lender is entitled pursuant to Section 5.2; and

(iii)	on any Conversion Date relating to Bankers' Acceptances:

(A)

in the case of a Conversion from a Prime Loan, in order to satisfy the continuing liability of the Borrower to the Applicable Lenders for the amount of the converted Borrowing, each Applicable Lender shall receive for its own account the Discount Proceeds from the purchase by such Applicable Lender of such Bankers' Acceptances and the Borrower shall on the Conversion Date pay to the Administrative Agent for the benefit of such Applicable Lender the difference between the principal amount of the converted Borrowing and the Discount Proceeds from such Bankers' Acceptances together with the BA Acceptance Fees to which such Applicable Lender is entitled pursuant to Section 5.2; and

(B)

in the case of a Conversion from a Bankers' Acceptance, in order to satisfy the continuing liability of the Borrower to the Applicable Lenders for an amount equal to the principal amount of such Bankers' Acceptance, the Administrative Agent shall record the obligation of the Borrower to each Applicable Lender as a Borrowing of the type into which the maturing Bankers' Acceptance has been converted.

(c)

Waiver of Presentment and Other Conditions: The Borrower waives presentment for payment and, except to the extent of the negligence or wilful misconduct of a Lender referred  to in Section 3.6(g), any other defence to payment of any amounts due to a Lender in respect of a Bankers' Acceptance accepted and, if applicable, purchased by it pursuant to this Agreement which might exist solely by reason of such Bankers' Acceptance being held, at the maturity thereof, by such Lender in its own right and the Borrower agrees not to claim any days of grace if such Lender as holder sues the Borrower on the Bankers' Acceptance for payment of the amount payable by the Borrower thereunder. On the specified maturity date of a Bankers' Acceptance, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower shall, subject to Section 3.6(f), pay the Administrative Agent on behalf of the Syndicated Lender that has accepted such Bankers' Acceptance, the full face amount of such Bankers' Acceptance through payment to the Administrative Agent or conversion of such Bankers' Acceptance into a Prime Loan pursuant to Section 3.11.

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(d)	Terms of Each Bankers' Acceptance: Each Bankers' Acceptance shall:

(i)	have a maturity date which shall be on a Business Day;

(ii)

have a Standard Term (excluding days of grace) or, subject to availability and with the consent of each Applicable Lender, have a term which is not a Standard Term but which does not exceed six (6) months (excluding days of grace);

(iii)	be denominated in whole multiples of $100,000;

(iv)	have a term which does not extend beyond the Maturity Date; and

(v)	be in the standard form of each Applicable Lender.

It is the intention of the parties that, pursuant to the Depository Bills and Notes Act ("DBNA"), all Bankers' Acceptances accepted by the BA Purchasing Lenders under this Agreement shall be issued in the form of a "depository bill" (as defined in the DBNA), deposited with, and made payable to a "clearing house" (as defined in the DBNA) including, without limitation, The Canadian Depository for Securities Limited or its nominee, CDS & Co. ("CDS"). The Administrative Agent and the BA Purchasing Lenders, as applicable, shall, inter alia, effect the following and, subject to the approval of the Borrower, establish and notify the Borrower and the Applicable Lenders of any additional procedures, consistent with the terms of this Agreement and the quarterly requirements of the DBNA, as are reasonably necessary to accomplish such intention including:

(A)	the instruments or drafts held by the Administrative Agent for the purposes of effecting Bankers' Acceptances will include a notation to the effect that they are issued pursuant to the DBNA;

(B)	any reference to authentication of the Bankers' Acceptance will be removed; and

(C)	any reference to "bearer" will be removed.

(e)

Power of Attorney - Bankers' Acceptances: As a condition precedent to each BA Purchasing Lender's obligation to accept and purchase Bankers' Acceptances hereunder and, subject to the DBNA compliance requirements set forth in Section 3.6(d), the Borrower agrees to the Power of Attorney Terms - Bankers' Acceptances set out in Schedule "F" and hereby grants to each BA Purchasing Lender a power of attorney on the terms set out in Schedule "F", provided that if the Borrower revokes such power of attorney, a BA Purchasing Lender shall not be obliged to accept and purchase Bankers' Acceptances (or obtain BA Equivalent Advances) unless the Borrower, the Administrative Agent and all of the BA Purchasing Lenders have agreed on amendments to this Agreement which the BA Purchasing Lenders may require to again accept and purchase Bankers' Acceptances.

(f)

Failure to Give Notice of Repayment: If the Borrower fails to give notice to the Administrative Agent of the method of repayment of a Bankers' Acceptance prior to the date of maturity of such Bankers' Acceptance in accordance with the same period of notice required for the original acceptance of such Bankers' Acceptance as set forth in Section 3.5, the face amount of such Bankers' Acceptance shall be converted on its maturity to a Prime Loan from the Applicable Lender pursuant to Section 3.11.

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(g)

Unlawful Issue or Use: The Borrower shall pay on demand to the Administrative Agent on behalf of each BA Purchasing Lender the face amount of any bankers' acceptance form of the Borrower presented to such BA Purchasing Lender for payment and paid by such Lender that has been unlawfully issued or used or put into circulation fraudulently or without authority, and shall indemnify such BA Purchasing Lender against any loss, cost, damage, expense or claim regardless of by whomsoever made that such BA Purchasing Lender may suffer or incur by reason of any fraudulent, unauthorized or unlawful issue or use of any such bankers' acceptance form, other than as is caused by the negligence or wilful act or omission of such BA Purchasing Lender or any of its officers, employees, agents or representatives failing to use the same standard of care in the custody of such bankers' acceptance forms as it uses in the custody of its own property of a similar nature.

(h)

BA Equivalent Advances: Notwithstanding Section 3.5(a)(ii), the foregoing provisions of this Section 3.6, and any other provision hereof to the contrary, a Non-Acceptance Lender shall, in lieu of accepting Bankers' Acceptances, make a BA Equivalent Advance. The amount of each  BA Equivalent Advance shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers' Acceptances which, but for this Section 3.6(h), such Lender would otherwise be required to accept and purchase as part of such a Borrowing by way of Bankers' Acceptances. To determine the amount of such Discount Proceeds, the hypothetical sale shall be deemed to take place at the Non-Acceptance Discount Rate. Any BA Equivalent Advance shall be made on the relevant Drawdown Date, Conversion Date or Rollover Date, as the case may be, and shall remain outstanding for the term of the Bankers' Acceptances issued concurrently therewith. Concurrently with the making of a BA Equivalent Advance, a Non- Acceptance Lender shall be entitled to deduct therefrom an amount equal to the BA Acceptance Fee which, but for this Section 3.6(h), such Lender would otherwise be entitled to receive as part of such issue of Bankers' Acceptances. The BA Equivalent Advance shall accrue interest at a rate per annum equal to the Non-Acceptance Discount Rate for such Bankers' Acceptance for the term of such BA Equivalent Advance. Upon the maturity date for such Bankers' Acceptances, the Borrower shall pay to each Non-Acceptance Lender, in satisfaction of the BA Equivalent Advance and interest accrued thereon, an amount equal to the face amount of the Bankers' Acceptance which, but for this Section 3.6(h), such Lender would otherwise have been required to accept as part of such Borrowing by way of Bankers' Acceptance, failing which such amount shall be converted to a Prime Loan.

All BA Equivalent Advances made by a Non-Acceptance Lender shall, if requested by such Lender, be evidenced by promissory notes of the Borrower in form and substance satisfactory to such Lender, acting reasonably.

All references herein to "Bankers' Acceptances" shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a Borrowing by way of Bankers' Acceptances.

As a condition precedent to each Non-Acceptance Lender's obligation to make a BA Equivalent Advance hereunder, the Borrower agrees to the Power of Attorney Terms - BA Equivalent Advances set out in Schedule "G" and hereby grants to each Non-Acceptance Lender a power of attorney on the terms set out in Schedule "G", provided that if the Borrower revokes such power of attorney, it shall not be entitled to obtain BA Equivalent Advances (or issue Bankers' Acceptances) unless the Borrower, the Administrative Agent and all of the Non-Acceptance Lenders have agreed on amendments to this Agreement which would again allow the Borrower to obtain BA Equivalent Advances.

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3.7	Administrative Agent's Duties re: Bankers' Acceptances

(a)

Advice to the Lenders: The Administrative Agent, promptly following receipt of a Borrowing Notice for an Accommodation by way of Bankers' Acceptances, of a Conversion Notice for Conversion of a Borrowing to a Bankers' Acceptance or of a Rollover Notice for a Rollover of a Bankers' Acceptance, shall:

(i)

advise the Borrower of the allocation of Bankers' Acceptances to each Applicable Lender such that the aggregate amount of Bankers' Acceptances required to be accepted by such Applicable Lender hereunder is in a whole multiple of Cdn. $100,000; or

(ii)

advise each BA Purchasing Lender of the face amount of each Bankers' Acceptance to be purchased by it and the term thereof, which term shall be identical for all BA Purchasing Lenders. Promptly on each Drawdown Date, Conversion Date or Rollover Date on  which BA Purchasing Lenders are required to purchase Bankers' Acceptances hereunder, the Administrative Agent shall determine the applicable CDOR Rate in respect of such Bankers' Acceptances.

(b)

Bankers' Acceptances Being Purchased: Promptly on the Drawdown Date, Rollover Date or Conversion Date relating to all Bankers' Acceptances to be purchased by the BA Purchasing Lenders on such date, the Administrative Agent shall provide either written or telephone advice  to the Borrower and each BA Purchasing Lender confirming the particulars with respect to such Bankers' Acceptances. Such advice shall be confirmed in writing by the Administrative Agent on or prior to 2:30 p.m. (Calgary time) on such Drawdown Date, Rollover Date or Conversion Date. Upon receipt of any such notice, each BA Purchasing Lender is thereupon authorized to complete and sign Bankers' Acceptances on behalf of the Borrower in accordance with the Power of Attorney Terms - Bankers' Acceptances and the particulars advised by the Administrative Agent.

3.8	Letters of Credit

(a)

Cash Collateral: All Letters of Credit issued by the Operating Lender shall be cash collateralized in full and, prior to such issuance, the Borrower shall pay to the Administrative Agent for deposit into a Borrower Cash Collateral Account, for the account of the Operating Lender, an amount no less than the aggregate face amount thereof.

(b)	Issuance: The Borrower may give the Operating Lender a Borrowing Notice requesting that a Letter of Credit be issued by the Operating Lender in accordance with Section 3.5.

(c)

Documentation: The Operating Lender shall not have any obligation to issue a Letter of Credit until the Borrower has executed and delivered to the Operating Lender a duly completed letter of credit application in the Operating Lender's standard form and such ancillary documents, including applications and indemnities, as the Operating Lender generally requires for like transactions and which are consistent with the provisions hereof.

(d)

Records re: Letters of Credit: The Operating Lender shall maintain records showing the undrawn and unexpired amount of each Letter of Credit issued by the Operating Lender and outstanding hereunder and showing for each Letter of Credit issued hereunder:

(i)	the dates of issuance and expiration thereof;

(ii)	the amount thereof; and

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(iii)	the date and amount of all payments made thereunder.

The Operating Lender shall make copies of such records available to the Borrower upon its request.

(e)

Expiry: Each Letter of Credit shall expire not later than one year from the date of its issuance, subject to customary automatic renewal provisions, and in any event not later than the Maturity Date as at the date of such issuance, and shall be in a form satisfactory to the Operating Lender.

(f)

Payment: All payments made by the Operating Lender to any Person pursuant to any Letter of Credit shall, unless the Borrower reimburses the Operating Lender for such payment on or before the date it is made, be deemed as and from the date of such payment to be an advance to the Borrower of a Prime Loan under the Operating Facility with the proceeds of such advance being applied against the Borrower's obligations to reimburse the Operating Lender for payment made under the Letters of Credit, and the provisions hereof relating to such Prime Loans (including interest to be calculated thereon) shall apply thereto. The Operating Lender shall forthwith advise the Borrower of any demand by the beneficiary of a Letter of Credit for payment by  the Operating Lender under such Letter of Credit and of any payment made by it on such Letter of Credit to the beneficiary thereof. In determining whether to pay under a Letter of Credit, the Operating Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)

Renewal: At or before 10:00 a.m. (Calgary time) at least 30 days prior to the date of expiry of any Letter of Credit, the Borrower may elect to renew such Letter of Credit by selecting a new expiry date for the Letter of Credit or part thereof being renewed, which shall commence on the expiry date of the Letter of Credit being renewed. Renewal of any such Letter of Credit may only be effected by the Operating Lender extending the expiry date of the existing Letter of Credit and shall be done by any of: (i) the inclusion of auto-renewal clauses in the Letter of Credit, (ii) the issuance of a new Letter of Credit containing the new expiry date or (iii) by an amendment to the existing Letter of Credit, and, in any case, with or without a reduction in the face amount thereof. Renewal of any Letter of Credit shall not be effected to the extent that such renewal would prevent or interfere with any required payment of principal hereunder. Any issuance to a new beneficiary, any increase in the face amount of the Letter of Credit or any other change in the terms thereof shall be considered to be a new Borrowing and may only be effected by the Borrower by delivering a Borrowing Notice to the Operating Lender. Letter of Credit Fees in respect of any renewed or extended Letter of Credit shall be payable pursuant to Section 5.3 and shall be computed for the period of renewal or extension.

(h)

Absolute Obligation: The obligations of the Borrower under this Agreement in respect  of Letters of Credit shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Person may have or have had against the Operating Lender or any beneficiary of a Letter of Credit.

(i)	No Defences: The obligations of the Borrower in respect of a Letter of Credit shall not be affected by:

(i)	any lack of validity or enforceability of such Letter of Credit;

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(ii)

any draft, demand, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iii)	a Default or an Event of Default that has occurred and is continuing;

(iv)	any dispute between or among the Borrower and any beneficiary of such Letter of Credit or any other party to which such Letter of Credit may be transferred;

(v)	any claims, compensation, set-off, defence or other right whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee;

(vi)	payment under such Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit;

(vii)	the existence of any Event of Default specified in Section 10.1(h) or (i) with respect to the Borrower; or

(viii)

any other event or circumstance whatsoever that might, but for the provisions of this Section 3.8(i), constitute a legal or equitable discharge of the obligations of the Borrower hereunder or in respect of such Letter of Credit, save and except only for payment under such Letter of Credit other than in compliance with the terms thereof in all material respects or other than as a result of the Operating Lender's gross negligence or wilful misconduct.

(j)

Uniform Customs: The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (the "Uniform Customs") shall in all respects apply to each Letter of Credit unless expressly provided to the contrary therein and shall be deemed for such purpose to be a part of this Agreement as if fully incorporated herein. In the event of any conflict or inconsistency between the Uniform Customs and the governing law of this Agreement, the Uniform Customs shall, to the extent permitted by Applicable Law, prevail to the extent necessary to remove the conflict or inconsistency.

(k)

Action Binding: Any action taken or omitted by the Operating Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or wilful misconduct and in accordance with the standards of care specified in the Uniform Customs, shall be binding on the Borrower and shall not result in any liability of the Operating Lender to the Borrower.

(l)	General: Without limiting the generality of the foregoing:

(i)

the Operating Lender may accept documents that appear on their face to be in compliance with the terms of a Letter of Credit in all material respects without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in compliance with the terms of such Letter of Credit in all material respects;

(ii)

the Operating Lender shall have the right, in its discretion acting reasonably, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit;

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(iii)

Section 3.8 shall establish the standard of care to be exercised by the Operating Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing); and

(iv)

in the event of any conflict or inconsistency between the provision of any application and/or indemnity provided by the Borrower in connection with any Letter of Credit and this Agreement, the provisions of this Agreement shall prevail.

(m)

Consequential Damages: Notwithstanding anything to the contrary contained herein the Operating Lender shall not be liable to the Borrower for any consequential, indirect, punitive or exemplary damages with respect to action taken or omitted to be taken by it under any Letter of Credit.

(n)

Indemnity: In addition to amounts payable as elsewhere provided for in this Section 3.8, the Borrower hereby agrees to protect, indemnify, pay and save the Operating Lender harmless from and against any and all claims or losses (including reasonable documented legal fees and expenses) which the Operating Lender may incur or be subject to as a consequence, direct or indirect, of:

(i)

the application for or issuance of or drawing under any Letter of Credit, other than as a result of the gross negligence or wilful misconduct of the Operating Lender as determined by a court of competent jurisdiction, provided that the Operating Lender acts in good faith; or

(ii)

the failure of the Operating Lender to honour a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future Governmental Action prohibiting the payment of such drawing.

(o)	Misuse: As between the Borrower and the Operating Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the beneficiary of such Letter of Credit.

(p)	No Liability of Operating Lender: Except to ensure compliance with the applicable Letter of Credit, the Operating Lender shall not have any responsibility for:

(i)

the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for, issuance of or drawing under any Letter of Credit (even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged);

(ii)

the validity or sufficiency of any instrument transferring or assigning (or purporting to transfer or assign) any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii)	errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph or otherwise (whether or not they are in cipher);

(iv)	errors in interpretation of technical terms;

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(v)	any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vi)	the misapplication by the beneficiary of any Letter of Credit or of the proceeds of any drawing under such Letter of Credit; and

(vii)	any consequences arising from causes beyond the control of the Operating Lender, including any Government Actions.

None of the above shall affect, impair, or prevent the vesting of any of the Operating Lender's powers hereunder. Any action taken or omitted by the Operating Lender under or in connection with any Letter of Credit issued by it or the related certificates if taken or omitted in good faith, shall not put the Operating Lender under any resulting liability to the Borrower provided that the Operating Lender acts without gross negligence and has not engaged in wilful misconduct.

(q)

No Liability: The Borrower shall have no obligation to indemnify the Operating Lender in respect of any liability incurred by the Operating Lender arising out of the gross negligence or wilful misconduct of the Operating Lender as determined by a court of competent jurisdiction.

3.9	Notice of Repayment

The Borrower shall give the Administrative Agent or the Operating Lender, as applicable, prior written notice substantially in the form of Schedule "C" of each repayment of Borrowings in accordance with the same period of notice required pursuant to Section 3.5 for the initial drawdown of the basis of Borrowing being repaid. Notwithstanding the foregoing, a Bankers' Acceptance shall only be repaid on its maturity date.

3.10	Pro-Rata Treatment of Borrowings

(a)

Pro-Rata Borrowings: Subject to Section 3.10(b) and Section 3.14, each Borrowing under a Facility and each basis of Borrowing shall be made available by each Applicable Lender and all repayments and reductions in respect thereof shall be made and applied in a manner so that the Borrowings under such Facility and each basis of Borrowing outstanding to each Applicable Lender will, to the extent possible, thereafter be in the same proportion as the Applicable Percentage of such Lender under such Facility. The Administrative Agent is authorized by the Borrower and each Syndicated Lender to determine, in its sole and unfettered discretion, the amount of Syndicated Borrowings and each basis of Syndicated Borrowing to be made available by each Syndicated Lender and the application of repayments and reductions of Syndicated Borrowings to give effect to the provisions of this Section 3.10(a) and Section 7.2; provided that, subject to Section 3.10(b), no Syndicated Lender shall, as a result of any such determination, have Syndicated Borrowings outstanding in an amount which is in excess of the amount of its Syndicated Facility Commitment.

(b)

Administrative Agent's Discretion on Allocation: If it is not practicable to allocate Bankers' Acceptances to each Syndicated Lender such that the aggregate amount of Bankers' Acceptances required to be purchased by such Syndicated Lender  hereunder  is  in  a  whole  multiple  of  Cdn. $100,000, the Administrative Agent is authorized by the Borrower and each Syndicated Lender: (i) to make such allocation as the Administrative Agent determines in its sole and unfettered discretion may be equitable in the circumstances, or (ii) in its sole and unfettered discretion, to convert a portion of a Bankers' Acceptance accepted by such Syndicated Lender to  a Prime Loan pursuant to Section 3.11. In no event shall the outstanding Syndicated Borrowings

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of a Syndicated Lender exceed its Applicable Percentage by more than Cdn. $100,000 as a result of such exercise of discretion by the Administrative Agent. In the event it is not practicable to allocate each basis of Syndicated Borrowing in accordance with Section 3.10(a) by reason of the occurrence of circumstances described in Sections 11.1, 11.4 or 11.5, the Administrative Agent is authorized by the Borrower and each Lender to make such allocation as the Administrative Agent determines in its sole and unfettered discretion may be equitable in the circumstances, but no Syndicated Lender shall, as a result of any such allocation, have any Syndicated Borrowings outstanding in an amount which is in excess of its Syndicated Facility Commitment.

(c)

Further Assurances by Borrower: To the extent reasonably possible, the Borrower and each Lender agrees to be bound by and to do all things necessary or appropriate to give effect to the provisions of this Section 3.10.

3.11	Conversion Option

The Borrower may, during the term of this Agreement, convert any basis of Syndicated Borrowing (other than a Letter of Credit) to another basis of Syndicated Borrowing (other than a Letter of Credit) upon giving the Administrative Agent a Conversion Notice in accordance with the period of notice and other requirements set out in Section 3.5 applicable to the basis of Syndicated Borrowing to which any Syndicated Borrowing is being converted (other than delivery of a Borrowing Notice), provided that:

(a)

Bankers' Acceptances: a Bankers' Acceptance may only be converted on its maturity date  and, if a Default or Event of Default has occurred and is continuing at such time, shall be converted into a Prime Loan; and

(b)	Prime Loans: a Prime Loan may not be converted if a Default or Event of Default has occurred and is continuing at such time.

On each Conversion Date, the Borrower shall be required to repay to the Administrative Agent for the account of the Applicable Lenders the basis of Syndicated Borrowing which is being converted and, subject to the provisions of this Agreement, the Applicable Lenders shall be required to make available to the Borrower the Syndicated Borrowings into which such basis of Syndicated Borrowing is being converted; provided that the Borrower shall be entitled to direct the Administrative Agent to use the proceeds of all or any part of a new Syndicated Borrowing to repay the Syndicated Borrowing being converted.

3.12	Rollovers

The Borrower may effect a Rollover of all or, subject to the minimum aggregate amount specified in Section 3.5, a part of a Borrowing outstanding by way of a Bankers' Acceptance upon giving the Administrative Agent a Rollover Notice in accordance with the period of notice and other requirements set out in Section 3.5 applicable to a Borrowing of the same type unless immediately prior to the commencement of the term of any subsequent Bankers' Acceptance, a Default (in respect of which the Administrative Agent has advised the Borrower that no Rollovers will be permitted) or Event of Default shall have occurred and be continuing, in which event the Borrower shall be deemed to have converted to a Prime Loan pursuant to Section 3.11 and the Borrower shall not be entitled to continue such Bankers' Acceptance subsequent to its maturity date. In the event notice of a Rollover of an existing Bankers' Acceptance is not given pursuant to this Section 3.12 or notice of a conversion of such existing Bankers' Acceptance is not given pursuant to Section 3.11, such Bankers' Acceptance shall be converted to a Prime Loan on the maturity date of such Bankers' Acceptance.

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3.13	Notices Irrevocable

All notices delivered or deemed to be delivered by the Borrower pursuant to this Article 3 shall be irrevocable and shall oblige the Borrower to take the action contemplated on the date specified therein.

3.14	Takeover Notification

If the Borrower wishes to utilize Borrowings to offer to, or to provide funds to any Subsidiary to, acquire or offer to acquire directly or indirectly (which shall include an offer to purchase securities, solicitation of an offer to sell securities, an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any Person (other than: (i) a private company as defined under the Securities Act (Alberta); (ii) a corporation whose shares are directly or indirectly held by one Person; or (iii) a Person in respect of which the Borrower has provided, prior to the utilization of any Borrowings, evidence satisfactory to the Majority Lenders of the agreement of the board of directors or like body of such Person approving the acquisition by the Borrower or such Subsidiary (which shall be wholly-owned, directly or indirectly by the Borrower)) (the "Target") where, as of the date of the offer to acquire, the securities that are subject to the offer to acquire, together with the securities of such Person that are beneficially owned, or over which control or direction is exercised, by the Borrower or its Subsidiaries and any Person acting jointly or in concert with any thereof on the date that the offer to acquire is made, constitute in the aggregate ten percent (10%) or more of all of the outstanding securities of that class of securities of the Person or are likely to result in a change in the voting control of such Person, if it is a publicly traded corporation (a "Takeover"), then:

(a)	Lender Consents: the following steps shall be taken:

(i)

at least seven (7) Business Days prior to the delivery of any notice to the Administrative Agent pursuant to Section 3.5 requesting Accommodations intended to be utilized for such Takeover, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the Treasurer of the Borrower shall advise the Administrative Agent (who shall promptly advise an appropriate officer of each Lender) of the particulars of such Takeover in sufficient detail to enable each Lender to determine whether it will consent to the use of Accommodations from such Lender for such Takeover;

(ii)

within five (5) Business Days of being so advised, each Lender shall notify the Administrative Agent of such Lender's determination as to whether it consents to the use of Accommodations from such Lender for such Takeover (such determination to be made by such Lender in the exercise of its sole discretion having regard to such considerations as it deems appropriate), provided that in the event such Lender does not so notify the Administrative Agent within such five (5) Business Day period, such Lender shall be deemed to have notified the Administrative Agent that it does not so consent; and

(iii)

the Administrative Agent shall promptly notify the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the Treasurer of the Borrower of each Lender's determination or deemed determination;

and in the event that any Lender does not, or is deemed to not, provide such consent, then upon the Administrative Agent so notifying the Borrower, such Lender shall have no obligation to provide Accommodations for such Takeover notwithstanding any other provision of this

9617679.9

Agreement to the contrary; provided, however, that each other Lender (a "Takeover Lender") which does so consent shall have an obligation, up to the amount of its Commitment, to provide Accommodations for such Takeover, and any such Accommodations provided for such Takeover shall be provided by each Takeover Lender in accordance with the ratio that its Applicable Percentage under the applicable Facility bears to the aggregate of the Applicable Percentages of all the Takeover Lenders under such Facility; and

(b)

Takeover Loans: if Accommodations are utilized for the purposes of a Takeover (a "Takeover Loan") and there are Lenders other than Takeover Lenders (the "Non-Takeover Lenders"), the Applicable Percentage of each Non-Takeover Lender shall be temporarily adjusted in accordance with Section 3.14(a) and, as applicable, subsequent Borrowings shall be funded firstly by Non- Takeover Lenders and subsequent repayments shall be applied firstly to Takeover Lenders, in each case until such time as the Applicable Percentage of each Takeover Lender and Non- Takeover Lender under the applicable Facility is equal to such Applicable Percentage in effect immediately prior to the advance of the Takeover Loan.

3.15	Lender Swaps

(a)

Swaps: Subject to the terms and conditions hereof (and specifically Section 9.2(m)), each of the Lenders (or an Affiliate of such Lender) may from time to time enter into Swaps with any Loan Party during the term of this Agreement. Prior to engaging in any Lender Swaps, the applicable Loan Party shall enter into an ISDA Master Agreement with the applicable Swap Lender, or a confirmation that incorporates by reference the terms of an ISDA Master Agreement.

(b)

Secured Obligations: The parties agree that all Swap Indebtedness of a Loan Party to a Swap Lender shall be secured by the Security. All Permitted Swap Indebtedness shall, as to the Security, rank pari passu with the Syndicated Borrowings, the Operating Borrowings, the Cash Management Obligations and the Creditcard Obligations. All Swap Indebtedness of a Loan Party to any Swap Lender, other than Permitted Swap Indebtedness, shall, as to the Security, rank junior and be subordinate in every respect to the Syndicated Borrowings, the Operating Borrowings, the Permitted Swap Indebtedness, the Cash Management Obligations and the Creditcard Obligations.

(c)

Determination of Permitted Swaps: The Lender Swaps which constitute Permitted Swaps at any time shall be determined starting with the earliest Lender Swap entered into which is still outstanding on the date such determination is made, and so on chronologically with each subsequent Lender Swap, until the applicable limitations under Section 9.2(m) are exceeded, provided that a Lender Swap shall be deemed to be a Permitted Swap (and the indebtedness thereunder Permitted Swap Indebtedness) if it is entered into by a Swap Lender without actual notice or knowledge that such Lender Swap is not a Permitted Swap.

(d)

Mandatory Lenders Swaps and Prepayments. Notwithstanding any other provision contained herein, the parties hereto acknowledge and agree that each and every Lender Swap entered pursuant to Section 9.1(q) shall include an Additional Termination Event (as defined in the ISDA 2002 Master Agreement) to allow for the termination of such Lender Swap to the extent of any prepayments contemplated by Section 4.4 this Agreement and, for the purposes of such Additional Termination Event, each of the parties to the Lender Swap shall be deemed to be an Affected Party (as defined in the ISDA 2002 Master Agreement) and for any Early Termination Amount (as defined in the ISDA 2002 Master Agreement) relating thereto shall be calculated as contemplated by Section 6(e)(ii)(3) of the ISDA 2002 Master Agreement.

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3.16	Overdrafts

Each advance by the Operating Lender under the Operating Facility by way of Overdraft shall automatically result in a Prime Loan. The Borrower agrees not to effect any Overdraft hereunder which would cause the Operating Borrowings to exceed the Operating Facility Amount from time to time, and acknowledges that the Operating Lender reserves the right to refuse to honour any Overdraft hereunder which, in the opinion of the Operating Lender, would have the effect of causing the Operating Facility Amount to be so exceeded.

3.17	Cash Management Services and Creditcard Facilities

Any Cash Management Lender and any Creditcard Lender may provide Cash Management Services and Creditcard Facilities, as applicable, to the Borrower or any other Loan Party from time to time. The parties agree that all Cash Management Obligations and Creditcard Obligations shall be secured by the Security and shall rank, as to the Security, pari passu with the Syndicated Borrowings, the Operating Borrowings and the Permitted Swap Indebtedness, notwithstanding that they do not form part of the Syndicated Borrowings and Operating Borrowings. The Borrower agrees that it will not, and will not permit any other Loan Party to, incur Creditcard Obligations in excess of a principal amount of $250,000, provided that breach by the Borrower of this limitation shall not have the result of any Creditcard Obligations becoming unsecured.

3.18	Development Facility

The Borrower may at any time and from time to time obtain a supplemental development term credit facility in the aggregate principal amount of up to $50,000,000.00 from one or more additional financial institutions not party to this Agreement (in this Section, an "Additional Financial Institution") or, with the consent of the applicable Lender, from one or more of the Lenders hereunder, in either case, providing for additional advances, on a project by project basis (the "Development Facility"), which Development Facility shall, upon satisfaction of the conditions precedent set forth below, constitute a Facility hereunder subject to the terms hereof and be secured by the Security; provided that, prior to the Development Facility becoming available:

(a)	no Default or Event of Default has occurred and is continuing or could reasonably be expected to result therefrom;

(b)	each Lender hereunder shall have consented to the terms of such Development Facility and the availability thereof;

(c)

the Administrative Agent shall have consented to such Additional Financial Institution becoming a Lender or, in the case of an existing Lender hereunder, providing commitments under the Development Facility, and the Administrative Agent shall have received evidence of all consents and approvals from each Additional Financial Institution or Lender, as applicable;

(d)

concurrently with the addition of an Additional Financial Institution as a Lender or the agreement of a Lender to provide commitments under the Development Facility, such Additional Financial Institution or Lender, as the case may be, shall purchase from each applicable Lender, such portion of the Borrowings from each Lender as is necessary to ensure that all borrowings of all Lenders, and including therein such Additional Financial Institution and the commitment in respect of the Development Facility of any Lender and Additional Financial Institution, as applicable, are in accordance with the Applicable Percentage under each Facility (including, for the purposes hereof, the Development Facility) of all such Lenders thereunder (including, for the

9617679.9

purposes hereof, any Additional Financial Institution) and such Additional Financial Institution shall execute such documentation as is required by the Administrative Agent, acting reasonably, to novate such Additional Financial Institution as a Lender hereunder; provided that with respect to any portion of such Borrowings which are outstanding by way of Bankers' Acceptances, the Additional Financial Institution or such Lender shall provide an indemnity to the other Lenders (provided that no such indemnity may exceed two (2) months in duration unless agreed to by all of the affected Lenders) in order to ensure such Bankers' Acceptances are outstanding in accordance with the new Applicable Percentages; and

(e)	immediately prior to giving effect to any advance under the Development Facility:

(i)	this Agreement shall be amended and restated to give effect to the Development Facility; and

(ii)	the Administrative Agent and each Lender and Additional Financial Institution, as applicable, shall have received each of the following, in form and substance satisfactory to each of them:

(A)	evidence satisfactory that certain minimum equity proceeds have been raised by the Borrower and applied to the Canadian Business of the Loan Parties;

(B)

duly executed assignments of all Material Agreements from each Loan Party that is a party thereto, together with a corresponding consent from each counterparty thereto, and any additional Security as the Administrative Agent or any Lender or Additional Financial Institution may reasonably require;

(C)	certified copies of directors' resolutions of the Borrower authorizing the Development Facility, together with a legal opinion from Borrower's counsel with respect thereto; and

(D)	such other documents and documentation which the Administrative Agent and any Lender and Additional Financial Institution, as the case may be, may, in their sole discretion, reasonably request.

ARTICLE 4 REPAYMENT AND PREPAYMENT

4.1	Mandatory Repayments of Syndicated Facility

(a)

Scheduled Repayments: Subject to the terms hereof, commencing on the last Business Day of the first full Fiscal Quarter after the Covenant Conversion Date, and on the last Business Day of each Fiscal Quarter thereafter, until the Maturity Date (each a "Scheduled Repayment Date"), the Borrower shall repay Borrowings under the Syndicated Facility, together with all interest thereunder, by way of equal payments in the amount set forth in one or more repayment  schedules prepared by the Administrative Agent, on behalf of the Lenders and delivered to the Borrower, based on a ten (10) year straight-line amortization (or such other amortization as agreed to between the Administrative Agent (with the consent of all of the Lenders) and the Borrower), provided that the Administrative Agent, on behalf of the Lenders, may, at its discretion, adjust payments periodically, if necessary, to ensure that repayment in full of all Borrowings under the Syndicated Facility shall occur within the stated amortization period.

9617679.9

(b)

Other Mandatory Repayments: In addition to the scheduled repayments set forth in Section 4.1(a), the Borrower shall, upon not less than three (3) Business Days' prior written notice to the Administrative Agent, repay Borrowings under the Syndicated Facility from each of the sources set forth below:

(i)

100% of the net cash proceeds (in each case, net of reasonable, bona fide transaction fees, costs and expenses incurred in connection with such Disposition) of any Disposition of any Collateral, other than a Disposition set forth in paragraphs (a) through (f) of the definition of Permitted Dispositions; provided that the Borrower may reinvest such net cash proceeds in its Canadian Business so long as such proceeds are not in excess of

$1,000,000 and such reinvestment takes places within 90 days of the receipt of such net cash proceeds; and

(ii)

100% of the net cash proceeds of any insurance policies for loss of or damage to any Collateral of a Loan Party to the extent such proceeds are not otherwise used to restore or replace such Collateral in accordance with Section 9.1(g)(ii); provided that the Borrower may reinvest such net cash proceeds in its Canadian Business so long as such proceeds are not in excess of $1,000,000 and such reinvestment takes places within 90 days of the receipt of such net cash proceeds.

(c)

Application of Payments: Each repayment of Syndicated Borrowings under this Section 4.1 shall be made to the Administrative Agent for the account of the Syndicated Lenders and shall effect a permanent reduction of the Total Syndicated Facility Commitment in an amount equal to the amount of the applicable repayment.

4.2	Reduction of Commitment

On the Maturity Date, the Borrower shall repay all Borrowings, all Creditcard Obligations and all accrued and unpaid interest and fees then outstanding to each Lender and its Affiliates, and the Commitment of each Lender shall be reduced to zero. Payments shall be made to the Administrative Agent, for the account of the Syndicated Lenders (with respect to Syndicated Borrowings) and the Operating Lender (with respect to Operating Borrowings). The Borrower shall ensure that Bankers' Acceptances made by or accepted by each Lender and that all Letters of Credit issued by the Operating Lender mature on or prior to the Maturity Date.

4.3	Cash Collateralization

If, on any day on which payments are required or permitted to be made hereunder, the Borrowings then outstanding include Bankers' Acceptances or Letters of Credit in an amount such that the payment would require the Borrower to be liable under the funding indemnity contained in Section 11.6 or to pay a Bankers' Acceptance prior to its maturity date or to pay a Letter of Credit prior to its expiry date, that portion of the payment which would otherwise be applied against any such Bankers' Acceptance or Letter of Credit may, at the option of the Borrower, be paid to the Administrative Agent for deposit into a Borrower Cash Collateral Account in accordance with Section 10.4 and be applied against such Bankers' Acceptance on its maturity date or to such Letter of Credit, if necessary, on any drawdown thereunder. Any such amounts which remain on deposit in a Borrower Cash Collateral Account after payment of any amounts required to be paid hereunder shall be paid to the Borrower if no Default or Event of Default has then occurred and is continuing.

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4.4	Cancellation of Commitment and Prepayment

The Borrower may, without penalty or premium, at any time during the term of this Agreement, upon at least five (5) Business Days' prior written notice to the Administrative Agent and the Operating Lender, as applicable, cancel all of the Total Commitment or any portion thereof: (i) with respect of the Total Syndicated Facility Commitment, in minimum amounts of $1,000,000 and whole multiples of $500,000 thereafter, and (ii) with respect to the Operating Facility Commitment, in whole multiples of $100,000 (in each case, with an indication in such notice as to the amount of reduction to be applicable to the Total Syndicated Facility Commitment and the Operating Facility Commitment), provided that on or prior to the last day of such notice period the Borrower has:

(a)

Prepaid Borrowings: prepaid or otherwise reduced Borrowings outstanding to each Lender in  an amount equal to the amount by which Borrowings outstanding to such Lender would otherwise be in excess of its Applicable Percentage of the Total Syndicated Facility Commitment or the Operating Facility Commitment, as applicable, immediately after the reduction of the Commitments provided for in such notice; and

(b)	Paid Interest: paid all accrued interest and other charges and fees in respect of the Borrowings being repaid or reduced as aforesaid.

Any such notice of cancellation is irrevocable and the amount of the Total Commitment (and of the Total Syndicated Facility Commitment or the Operating Facility Commitment) so cancelled and reduced may not be reinstated hereunder.

4.5	Early Repayment of Letters of Credit and Bankers' Acceptances

The Borrower shall not cancel all or any portion of the Total Commitment pursuant to Section 4.4 if the Borrowings required to be repaid to a Lender as a result thereof include Letters of Credit with an expiry date falling subsequent to the date of such cancellation or Bankers' Acceptances accepted by such Lender with a maturity date falling subsequent to the date of such cancellation unless, on the date of such cancellation, the Borrower has paid to the Administrative Agent for deposit into a Borrower Cash Collateral Account, for the account of such Lender: (i) in respect of Letters of Credit, the undrawn  amount thereof, and (ii) in respect of Bankers' Acceptances, the face amount thereof. Any such amounts which remain on deposit in a Borrower Cash Collateral Account after payment of any amounts required to be paid hereunder shall be paid to the Borrower if no Default or Event of Default has then occurred and is continuing.

4.6	Evidence of Indebtedness

Each of the Administrative Agent and the Operating Lender, as applicable, shall open and maintain accounts and records on the books of the Administrative Agent at the Administrative Agent's Branch of Account and on the books of the Operating Lender at the Operating Lender's Branch of Account evidencing the Syndicated Borrowings and Operating Borrowings, respectively, and other amounts owing by the Borrower to the Lenders under this Agreement. The Administrative Agent and the Operating Lender, as applicable, shall debit therefrom the amount of such Syndicated Borrowings and Operating Borrowings, respectively, and shall enter therein each payment of principal of and interest on the applicable Borrowings and fees and other amounts payable pursuant to this Agreement and shall record the Bankers' Acceptances purchased by the Lenders and the Letters of Credit issued by the Operating Lender, as applicable, and all other amounts becoming due to the Administrative Agent and each Lender or the Operating Lender, as the case may be, under this Agreement. The accounts and records of the Administrative Agent and the Operating Lender, as applicable, so kept shall constitute, in

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the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Administrative Agent, the Operating Lender and each other Lender pursuant to this Agreement, the date each such Lender made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of the principal and interest on the Borrowings, fees payable pursuant to this Agreement and other amounts owing hereunder.

ARTICLE 5

PAYMENT OF INTEREST AND FEES

5.1	Interest on Prime Loans

The Borrower shall pay interest in Canadian Dollars on each Prime Loan made by each Lender at the Administrative Agent's Account for Payments, in the case of the Syndicated Facility, and at the Operating Lender's Account for Payments, in the case of the Operating Facility, in each case at a rate per 365 days equal to the Prime Rate plus the Applicable Margin applicable to such Prime Loan. A change in the Prime Rate or the Applicable Margin will simultaneously cause a corresponding change in the interest payable on each Prime Loan. Such interest shall accrue daily based on the Prime Rate and Applicable Margin in effect on such day and is payable monthly in arrears on each Interest Date for the period commencing on and including the immediately prior Interest Date up to but not including the Interest Date on which such interest is to be paid and shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of 365 days. The annual rates of interest to which the rates determined in accordance with the foregoing provisions of this Section 5.1 are equivalent, are the rates so determined multiplied by the actual number of days in the relevant year and divided by 365.

5.2	Bankers' Acceptance Fees

The Borrower shall pay acceptance fees in Canadian Dollars at the Administrative Agent's Account for Payments forthwith upon the acceptance by each Lender of each Bankers' Acceptance issued by the Borrower at a rate per 365 day period equal to the BA Acceptance Fee applicable to and in effect on the date of acceptance of such Bankers' Acceptance, calculated on the face amount of such Bankers' Acceptance and on the basis of the number of days in the term of such Bankers' Acceptance divided by 365. Acceptance fees payable to the Administrative Agent pursuant to this  Section 5.2 shall be paid in the manner specified in Section 3.6. All fees payable pursuant  to  this  Section 5.2 on any date in respect of any issuance of Bankers' Acceptances shall be calculated by the Administrative Agent and be payable by the Borrower based on the BA Acceptance Fee in effect on such date (and taking into account such issuance), provided that if during the term of any such Bankers' Acceptance a change in the BA Acceptance Fee occurs, the fees paid by the Borrower in respect of such Bankers' Acceptance shall be adjusted, effective upon the change in the BA Acceptance Fee occurring, to reflect the BA Acceptance Fee for the remaining term (if any) of the Bankers' Acceptance, and the Borrower, in the case of an increase in the BA Acceptance Fee, shall no later than three Business Days after receipt of a notice from the Administrative Agent make such payments to the Administrative Agent at the Administrative Agent's Account for Payments for the account of each Applicable Lender as are necessary to reflect such change, and each Applicable Lender, in the case of a decrease in the BA Acceptance Fee, shall credit any amount which would otherwise be refundable to the Borrower against amounts in respect of interest or fees accruing hereunder in relation to the Borrower.

5.3	Letter of Credit Fees

In consideration of the Operating Lender's commitment to issue a Letter of Credit under the Operating Facility, the Borrower shall pay to the Operating Lender a fee equal to the Letter of Credit Fee then in effect on the date of payment of such fee. Such Letter of Credit Fees shall be payable

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quarterly in arrears on the third Business Day of each quarter commencing in the quarter in which the applicable Letter of Credit was issued and shall be calculated based on the number of days during which any such Letter of Credit was outstanding during any such quarter (the "LC Payment Period") divided by 365 and shall be paid in the currency in which such Letter of Credit is denominated. Letter of Credit Fees shall be calculated on the basis of the daily maximum undrawn amount of such Letter of Credit outstanding during each LC Payment Period.

5.4	Interest on Overdue Amounts

Notwithstanding any other provision hereof, in the event that any amount due hereunder (including any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall and hereby agrees to pay to the Applicable Lenders interest on such unpaid amount (including interest on interest), if and to the fullest extent permitted by Applicable Law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is made before 11:00 a.m. Calgary time), and such interest shall accrue daily, be calculated and compounded on the last Business Day of each calendar month and be payable in the currency in which the applicable amount is due, on demand, as well after as before maturity, default and judgment, at a rate per annum that is equal to the interest rate applicable to Prime Loans outstanding from time to time hereunder (whether or not any Prime Loans are then outstanding) plus the Applicable Margin plus two percent (2%) per annum. The Borrower hereby waives, to the fullest extent it may do so  under Applicable Law, any provisions of Applicable Law, including specifically the Interest Act (Canada) or the Judgment Interest Act (Alberta), which may be inconsistent with this Agreement.

5.5	Administrative Agent's Fees

The Borrower shall pay an agency fee to the Administrative Agent (for the Administrative Agent's sole account) at the Administrative Agent's Account for Payments, in an amount as agreed from time to time between the Administrative Agent and the Borrower, on the Effective Date and on each annual anniversary of the Effective Date and such fees shall, for purposes of this Agreement, be deemed to be an amount payable pursuant to this Agreement.

5.6	Maximum Rate Permitted by Law

No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by Applicable Law. In the event any such interest or fee exceeds such maximum rate, such interest or fee shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under Applicable Law.

5.7	Interest Generally

The theory of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder, notwithstanding anything contained in this Agreement or in any other Loan Document now or hereafter granted to or taken by the Administrative Agent or any Lender and all interest and fees payable by the Borrower to a Lender shall accrue from day to day and be computed as described herein in accordance with the "nominal rate" method of interest calculation.

5.8	Standby Fees

Until the Maturity Date, the Borrower shall pay standby fees to the Operating Lender calculated quarterly in arrears to and including the last day of each quarter commencing on and including the Effective Date, and payable on the third Business Day following each such quarter. Each payment of

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standby fees shall be calculated for the period commencing on and including the Effective Date or the last date on which such standby fees were payable hereunder, as the case may be, up to and including the last day of the quarter for which such standby fees are to be paid and shall be in an amount equal to the Standby Fee Rate in effect on each day during such period of calculation multiplied by the difference, if positive, obtained by subtracting the Operating Borrowings outstanding from the Operating Lender for each day in the period of the calculation, from the amount of the Operating Facility Commitment, in effect on each such day. Such standby fees shall be calculated on a daily basis and on the basis of a 365 day year.

5.9	Interest and Fee Adjustment

In the event of a change in the Applicable Margin and the Standby Fee Rate in respect of the Covenant Conversion Date and thereafter as a result of a change in the Senior Funded Debt to EBITDA Ratio, such change shall become effective on the day on which the Borrower delivers a Compliance Certificate in accordance with the requirements hereof evidencing such change in the Senior Funded Debt to EBITDA Ratio or, if the Borrower has not delivered a Compliance Certificate as required by the terms hereof within the time permitted by Section 9.1(y), then any change in the Applicable Margin and Standby Fee Rate shall become effective on the latest date permitted hereunder for delivery of such Compliance Certificate, and the Applicable Margin and Standby Fee Rate shall be based on the highest Level in the table in the definition of Applicable Margin for the period from the latest date permitted hereunder for delivery of such Compliance Certificate until the date of delivery thereof.

ARTICLE 6 SECURITY

6.1	Security

To secure the payment and performance of all of the Secured Obligations, the Borrower shall execute and deliver, and shall cause each other Loan Party to execute and deliver, to the Administrative Agent, for the benefit of each Secured Party, the following documents (collectively, the "Security"):

(a)	the Loan Party Guarantee;

(b)

a collateral mortgage from the Borrower in the amount of $200,000,000 (the "Collateral Mortgage") constituting a first ranking fixed and specific charge over real property owned by the Borrower, registered in Alberta, British Columbia and any other Canadian jurisdiction where the Borrower hereafter owns real property;

(c)

a loan party general security agreement executed by the Loan Parties granting a first priority security interest over all present and after-acquired personal property and a first floating charge over all other present and after-acquired property of such Loan Party (other than Excluded Assets), registered in Alberta, British Columbia and all other Canadian jurisdictions in which each such Loan Party hereafter carries on business or owns material Property;

(d)

to the extent any Loan Party is the registered owner of any material Intellectual Property, specific security agreements in respect of such material Intellectual Property as may be required by the Administrative Agent and the Lenders, in their sole discretion, each to be in form and substance satisfactory to the Administrative Agent; and

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(e)	such other agreements, documents or instruments reasonably required by the Administrative Agent and the Lenders (or their legal counsel) from time to time.
6.2	Form of Security

Without limiting the foregoing, the Security will be in such form or forms as required by the Administrative Agent, acting reasonably, and, subject to Section 6.4, will be registered in such offices in the provinces of Canada or any other jurisdiction as the Administrative Agent may from time to time reasonably require to protect the Security Interests created thereby. Should the Administrative Agent determine at any time and from time to time that the form and nature of the then existing Security is deficient in any way or does not fully provide the Secured Parties with the Security Interests and priority to which each is entitled hereunder, the Borrower will forthwith execute and deliver or cause to be executed and delivered to the Administrative Agent, at the Borrower's expense, such amendments to the Security or provide such new security as the Administrative Agent may reasonably request, in a form satisfactory to the Administrative Agent, acting reasonably.

6.3	Guarantees and Subsidiary Security

Upon a Subsidiary becoming a Material Subsidiary and to secure the payment and performance of all Secured Obligations, the Borrower shall cause any such Subsidiary to execute and deliver (to the extent not already provided):

(a)

an unlimited Guarantee (or a joinder or addition agreement to the Loan Party Guarantee) in favour of the Administrative Agent for the benefit of the Secured Parties, guaranteeing the Secured Obligations of each other Loan Party;

(b)

a general security agreement (or a joinder or addition agreement to the existing loan party general security agreement provided by the Loan Parties pursuant to Section 6.1(c)) in favour of the Administrative Agent for the benefit of the Secured Parties granting a first priority Security Interest over all of such Material Subsidiary's present and after-acquired personal property and a first floating charge over all other present and after-acquired property of such Material Subsidiary (other than Excluded Assets), registered in Alberta, British Columbia and all other Canadian jurisdictions in which each such Material Subsidiary hereafter carries on business or owns material Property;

(c)

to the extent such Material Subsidiary owns any fee simple or leasehold interest in any real property in Canada, a collateral mortgage or mortgage of lease, at the case may be, constituting a first ranking fixed and specific charge over such real property; and

(d)

to the extent any Material Subsidiary is the registered owner of any material Intellectual Property, specific security agreements in respect of such material Intellectual Property as may be required by the Administrative Agent and the Lenders, in their sole discretion, each to be in form and substance satisfactory to the Administrative Agent, together with certified copies of constating documents and resolutions, a certificate of incumbency, a legal opinion of outside counsel with respect to such Material Subsidiary and the Security provided by it and such other documents as the Administrative Agent and the Lenders (or their counsel) may reasonably require, all in a form substantially similar to those provided by the Borrower and, if applicable, the other Material Subsidiaries on the Effective Date with such changes as may be approved by the Administrative Agent, acting reasonably.

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6.4	Registrations and Renewals

The Borrower shall and shall cause each other Loan Party, at the Borrower's sole cost and expense, to do all such commercially reasonable acts, execute all such instruments and provide such further assurances as the Administrative Agent may reasonably request from time to time to ensure that the priority of the Security Interests created by all of the Security executed and delivered to the Administrative Agent as contemplated hereby is duly protected and perfected by registration, filing or recordation of such Security or a caution, caveat, security notice or other appropriate instrument at all offices where necessary or of advantage to the protection or perfection thereof and to cooperate with the Administrative Agent and the Administrative Agent's counsel in renewing or refiling any registration, filing or recordation required hereby in order to preserve, protect and maintain the priority of such Security Interests, from time to time. The Administrative Agent may, at the Borrower's sole cost and expense, effect any or all such registrations, filings and recordings should the Borrower fail to do so forthwith upon the Administrative Agent's request as aforesaid.

6.5	Security Effective Notwithstanding Date of Advance

The Security Interests constituted by any of the Security or required to be created hereby or thereby shall be effective, and the undertakings as to Security Interests herein or in any Security shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of any such Security Interest or before or after or upon the date of execution of this Agreement, and shall not be affected by the Secured Obligations fluctuating from time to time or the accounts established by the Administrative Agent or any Lender ceasing to be in debit balance.

6.6	Extensions, Etc.

The Secured Parties may directly, or through the Administrative Agent or other duly authorized representatives, grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with any Loan Party or any other Persons, sureties  or securities as the Lenders, in their sole discretion, may see fit, all without prejudice to the liability of any Loan Party under the Secured Documents or the rights of the Secured Parties under the Secured Documents.

6.7	Notices

The Borrower shall notify the Administrative Agent of any details, as soon as available, of any: (a) decision to change the name of any Loan Party or the location of its chief executive office, (b) movement of Property to, or the acquisition of Property in, a jurisdiction where the Security is not registered or the Security Interests of the Security do not have the benefit of any existing registration, and

(c) acquisition of real property in Canada which is not already subject to the Security Interests granted in favour of the Administrative Agent pursuant to the Collateral Mortgage, and in any event not less than ten

(10) Business Days prior to any such change, movement or acquisition. Upon receiving such information, the Administrative Agent may, at the Borrower's cost and expense, effect any or all such registrations, filings and recordings in such additional jurisdictions at any applicable personal property registry office and obtain local counsel opinions in respect thereof and the Borrower shall, and shall cause each other Loan Party to, at the Borrower's sole cost and expense, do all such commercially reasonable acts, execute all such instruments and provide such further information and assurances as the Administrative Agent may require to promptly effect all such registrations, filings and recordings.

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6.8	No Merger

The taking of any Security as provided under this Agreement or any Loan Document shall not operate by way of merger of any of the Secured Obligations of any Loan Party or any successor of any Loan Party under any Loan Document, or of any Security Interest, Guarantee, contract, promissory note, bill of exchange or security in any other form, whether or not similar to the foregoing, and no judgment recovered by the Administrative Agent on behalf of any Secured Party shall operate by way of merger or in any way affect the Security provided for in this Agreement, which shall be in addition to and not in substitution for any other security now or hereafter held by the Secured Parties whether for the Secured Obligations hereunder or under any Security. For greater certainty, no judgment recovered by  the Secured Parties shall operate by way of merger or in any way affect the obligations of any Loan Party to pay interest at the rates, times and manner as provided in the Credit Documents.

6.9	Further Assurances - Security

The Borrower shall, forthwith and from time to time on the reasonable request of the Administrative Agent, grant and cause each other Loan Party to grant to the Administrative Agent on behalf of the Secured Parties all such further rights and Security Interests necessary or of advantage to the Administrative Agent to permit it to operate the Business of the Loan Parties in Canada in a liquidation of Property or as a going concern following the occurrence of an Event of Default. Without limiting the foregoing:

(a)

if, at any time, the aggregate value of all inventory, equipment and other Property of the Loan Parties located on the premises of any real property leased by a Loan Party exceeds $2,000,000, the Borrower shall (or shall cause the applicable Loan Party to) promptly execute and deliver a leasehold mortgage in favour of the Administrative Agent, for the benefit of each Secured Party, constituting a first ranking fixed and specific charge over all real property leased by such Loan Party, registered in Alberta and each other Canadian jurisdiction where such Loan Party leases real property; and

(b)

the Borrower shall and shall cause each other Loan Party to, forthwith and from time to time on the reasonable request of the Administrative Agent, execute and do or cause to be executed and done all assurances and things which, in the opinion of the Administrative Agent, may be necessary or of advantage to give the Secured Parties the Security Interests and the priority intended hereunder to be created by the Security.

6.10	Release and Amendment of Security

No Secured Party shall, during the term of this Agreement, discharge, surrender, amend or otherwise modify any Security without the prior written consent of all of the Lenders, provided that the Administrative Agent may discharge Security provided hereunder: (i) at the discretion of the Administrative Agent with respect to Permitted Dispositions (in which case the Security shall cease to apply to the subject matter thereof), and (ii) pursuant to Section 9.4(b).

The Lenders, Swap Lenders, Cash Management Lenders and Creditcard Lenders hereby authorize the Administrative Agent, and the Administrative Agent hereby agrees to: (a) discharge the Security at the Borrower's sole cost and expense, forthwith after all of the Lender Outstandings and any other Secured Obligations have been unconditionally and irrevocably paid or performed in full and the Facilities and all Lender Swaps have been terminated or collateralized to the satisfaction of the Administrative Agent, the Lenders and the Swap Lenders as applicable, (b) at the request of the  Borrower, discharge that portion of the Security that applies to a Permitted Disposition or execute a no

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interest letter or similar document in connection with such Permitted Disposition, at the Borrower's sole cost and expense, and (c) discharge Security pursuant to Section 9.4(b).

6.11	Security for Swaps with Former Lenders

If a Lender ceases to be a Lender under this Agreement (a "Former Lender"), all Permitted Swap Indebtedness owing to such Former Lender and its Affiliates under Lender Swaps entered into while such Former Lender was a Lender shall remain secured by the Security (equally and rateably) to the extent that such Permitted Swap Indebtedness was secured by the Security prior to such Lender becoming a Former Lender and, subject to the following provisions of this Section 6.11 and unless the context otherwise requires, all references herein or in any other Loan Document to "Permitted Swap Indebtedness" shall include such obligations to a Former Lender and its Affiliates, and all references herein or in any other Loan Document to "Lenders" shall include Former Lenders for the purposes of such obligations. For certainty, any obligations under Swaps entered into with a Former Lender or an Affiliate thereof after the Former Lender has ceased to be a Lender shall not be secured by the Security. Notwithstanding the foregoing, no Former Lender or any Affiliate thereof shall have any right to cause or require the enforcement of the Security or any right to participate in any decisions relating to the Security, including any decisions relating to the enforcement or manner of enforcement of the Security or decisions relating to any amendment to, waiver under, release of or other dealing with all or any part of the Security; for certainty, the sole right of a Former Lender and its Affiliates with respect to the Security is to share, on a pari passu basis, in any proceeds of realization and enforcement of the Security.

6.12	Permitted Encumbrances and Permitted Indebtedness

None of:

(a)	the fact that any Person is permitted to create or suffer to exist any Permitted Encumbrance or Permitted Indebtedness;

(b)	the fact that any representation, warranty or covenant herein may make an exception for the existence of Permitted Encumbrances or Permitted Indebtedness; or

(c)	the fact that the Security Interests created pursuant to the Loan Documents are stated to be subject to, or are not required to rank in priority to, Permitted Encumbrances;

shall in any manner, nor in any cause or proceeding, directly or indirectly, be taken to constitute a subordination of any Security Interest created pursuant to the Loan Documents to any Permitted Encumbrance or to any other Security Interest or other obligation whatsoever, or that any of the Secured Obligations are in any way subordinate or junior in right of payment to any Permitted Indebtedness, it being the intention of the parties that all Security Interests created pursuant to the Loan Documents shall at all times, to the maximum extent permitted by Applicable Law, rank as first priority Security Interests in priority to Permitted Encumbrances and all other Security Interests or other obligations whatsoever and that the Secured Obligations will rank in right of payment at all times at least equally with such Permitted Indebtedness.

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ARTICLE 7 PAYMENT

7.1	Time, Place and Currency of Payment

Payments of principal, interest, fees and all other amounts payable by the Borrower pursuant to this Agreement shall be paid in the currency in which it is due for value at or before 11:00

a.m. (Calgary time) on the day such payment is due and shall only be considered to have been paid on such day if received at or before such time, failing which such amount shall be considered to have been paid and received on the following day. If any such day is not a Business Day, such amount shall be deemed for all purposes of this Agreement to be due (and with respect to amounts paid, to be received) on the Business Day next following such day and any such extension of time shall be included in the computation of the payment of any interest or fees payable under this Agreement. All payments in  respect of the Syndicated Facility shall be made at the Administrative Agent's Account for Payments and all payments in respect of the Operating Facility shall be made at the Operating Lender's Account for Payments.

7.2	Application of Payments

Except as otherwise agreed to by all of the Lenders in their sole discretion, all payments made by or on behalf of the Borrower pursuant to this Agreement, so long as no Default or Event of Default has occurred and is continuing, shall be applied by the Administrative Agent in accordance with the Borrower's instructions.

7.3	Account Debit Authorization

The Borrower authorizes and directs the Administrative Agent and the Operating Lender, as applicable, in its discretion and upon notice to the Borrower (provided failure to provide such notice shall not constitute a breach of this Agreement by either the Administrative Agent or the Operating Lender, as applicable), to automatically debit, by mechanical, electronic or manual means, the bank accounts of the Borrower maintained with ATB (for so long as ATB is the Administrative Agent and the Operating Lender hereunder) for all amounts payable under the Loan Documents including in respect of principal, interest and fees payable under this Agreement and recoverable expenses due and payable hereunder or under any Loan Document.

ARTICLE 8

CONDITIONS PRECEDENT TO DISBURSEMENT OF THE BORROWINGS

8.1	Effectiveness and Conditions Precedent

This Agreement shall become effective at such time as the following conditions precedent have been satisfied:

(a)

Due Diligence: the Administrative Agent and each of the Lenders shall have confirmed receipt of all financial statements, budgets and other information as the Administrative Agent or such Lenders may require, including, without limitation:

(i)	the Organizational Chart of the Loan Parties;

(ii)	consolidated and/or combined financial forecasts in respect of the Borrower, prepared on a quarterly basis for a period of two (2) years;

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(iii)	an updated Environmental Report, together with satisfactory transmittal and reliance letters addressed to the Administrative Agent in relation thereto; and

(iv)	an insurance report prepared by the Insurance Consultant confirming compliance with Section 9.1(g) and otherwise in form and substance satisfactory to the Administrative Agent;

and shall have completed and be satisfied with: (A) their due diligence and review of any potential environmental, regulatory and litigation matters relating to the Loan Parties, (B) the value of each Loan Party's Property and financial condition, and (C) each Loan Party's ability to carry on its Business in Canada and to repay all Borrowings from time to time;

(b)

No Event of Default: as of such time, no Default or Event of Default shall have occurred or will result from the initial Drawdown of Borrowings hereunder and the Administrative Agent shall have received a certificate from each Loan Party certifying the same;

(c)

Representations and Warranties True: the representations and warranties  contained  in Article 2 shall be true and correct as of such time, and the Administrative Agent shall have received a certificate from each Loan Party certifying the same;

(d)

Use of Borrowings & Concurrent Payout of Existing ATB Commitment Letter: the Administrative Agent shall be satisfied that the proceeds of the initial Drawdown of Borrowings hereunder shall be utilized in accordance with Section 3.4, including to pay out in full and cancel the Existing ATB Commitment Letter (other than the Existing MasterCard Obligations);

(e)	Available Cash: the Administrative Agent shall be satisfied that the Available Cash is not less than $10,000,000, as at the Effective Date;

(f)	Receipt of Documentation: the Administrative Agent shall have received, in form and substance satisfactory to the Lenders, the following:

(i)	a duly executed copy of this Agreement;

(ii)	duly executed copies of the Security as required pursuant to Article 6;

(iii)	a duly executed copy of the Intercreditor Agreement;

(iv)	duly executed copy of a cash collateral agreements granted by the Borrower in favour of the Administrative Agent in respect of: (i) the Available Cash, and (ii) the face amount of the Fortis LC;

(v)

evidence that all Permitted Subordinated Debt in existence on the Effective Date (other than the Hellard SPA Permitted Debt), but including all Debt to 208, is fully subordinated and postponed to the Secured Obligations;

(vi)

a Borrowing Notice completed and signed by the Borrower with respect to the initial Drawdown of Borrowings hereunder (such Borrowing Notice to have been delivered at least three (3) Business Days prior to the Effective Date);

(vii)	a direction to pay from the Borrower addressed to the Administrative Agent irrevocably directing all or a portion of the initial Drawdown advanced on the Effective Date to be

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used to pay out the Existing ATB Commitment Letter, other than the Existing MasterCard Obligations, as contemplated by Section 8.1(d);

(viii)

a general release and discharge in respect of the Existing ATB Commitment Letter and the Security Interests granted in favour of ATB in connection therewith, to be effective upon receipt by ATB of the payout contemplated by Section 8.1(d);

(ix)	[intentionally deleted];

(x)

a duly executed Compliance Certificate dated as at the Effective Date, prepared using June 30, 2019 financial information but on a pro forma basis taking into account the Facilities, together with any particulars of any information contained therein as the Administrative Agent or any Lender may reasonably request;

(xi)	certified copies of:

(A)	each Material Agreement, together with all amendments thereto, in existence as of the Effective Date; and

(B)

all Material Licenses, together with all amendments thereto, in existence as of the Effective Date and all material correspondence received from any Governmental Authority, including communication regarding any non-compliance items;

(xii)	a duly executed Environmental Certificate;

(xiii)	certificate(s) of insurance showing the Administrative Agent, on behalf of the Secured Parties, as loss payee and additional insured and evidencing compliance with Section 9.1(g);

(xiv)

a report, in form and substance satisfactory to the Administrative Agent and the Lenders, confirming the Cost Basis Value in an amount sufficient to support a determination of the Loan to Cost Ratio being less than 0.63 to 1.00;

(xv)

evidence of the registration of the Security as required hereunder (or appropriate title insurance arrangements satisfactory to the Administrative Agent having been made), including, without limitation, in respect of the Collateral Mortgage at all applicable real property registries in Alberta and British Columbia;

(xvi)	a certificate of status or similar document in respect of each Loan Party issued under the laws of Alberta and British Columbia, as applicable;

(xvii)

an officer's certificate of each Loan Party attaching thereto its constating documents, its bylaws and other governing documents, its authorizing resolutions in respect of this Agreement and the other Loan Documents and an incumbency certificate;

(xviii)

an opinion of McCarthy Tétrault LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and Lenders' legal counsel, relating to, inter alia, the existence of the Loan Parties and the authorization, execution, delivery and enforceability of the Loan Documents, all in form and substance satisfactory to the Administrative Agent, the Lenders and their legal counsel, and confirming that each Loan

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Party is qualified to carry on its Business in all applicable jurisdictions and that the Loan Parties' operations and business will not contravene any Applicable Laws;

(xix)

an opinion of Burnet, Duckworth & Palmer LLP, counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent; and

(xx)	such other documents and documentation which the Administrative Agent or any Lender may reasonably request;

(g)	Fees: the Borrower shall have paid (or made arrangements satisfactory to the Administrative Agent to effect the payment of):

(i)	all fees and expenses then due to the Administrative Agent and/or the Lenders in respect of this Agreement and the Facilities; and

(ii)

all documented legal fees and expenses of Burnet, Duckworth & Palmer LLP, the Project Monitor, the Insurance Consultant and any other counsel and consultants employed by the Administrative Agent or any Lender;

(h)

Know-Your-Client Confirmations: no Lender shall have advised the Administrative Agent that such Lender has not received from the Borrower all such information and evidence as such Lender requested of the Borrower prior to the Effective Date as contemplated by Section 14.11; and

(i)

Material Adverse Effect: as of such time, no circumstance or event shall have occurred which would reasonably be expected to have a Material Adverse Effect, and no material adverse change shall have occurred in the operations or financial condition of the Loan Parties or of their Property, taken as a whole, since the date of the most recent audited financial statements provided to the Administrative Agent, and the Administrative Agent shall have received a certificate from each Loan Party as to both such effects.

8.2	Conditions Precedent to each Utilization

The obligation of the Lenders to provide any Accommodation to the Borrower, to accept and purchase any Bankers' Acceptances, or to issue any Letter of Credit, or to allow any Conversion or Rollover, is subject to and conditional upon satisfaction of each of the following conditions precedent:

(a)	on each Drawdown Date, Conversion Date or Rollover Date, as applicable, there exists no Default or Event of Default; and

(b)

on each Drawdown Date, the representations and warranties referred to in Section 2.2, other than those stated to be made as at a specific date, are true and correct in all material respects with the same effect as if made as of such date.

8.3	Waiver of a Condition Precedent

The terms and conditions of Sections 8.1 and 8.2 are inserted for the sole benefit of the Administrative Agent and the Lenders and may be waived by the Majority Lenders in respect of an Accommodation under the Syndicated Facility, or the Operating Lender in respect of an Accommodation under the Operating Facility, in whole or in part with or without terms or conditions, in respect of all or

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any portion of a Borrowing, without affecting the right of the Administrative Agent or the Lenders to assert such terms and conditions in whole or in part in respect of any other Borrowing.

ARTICLE 9 COVENANTS OF THE BORROWER

9.1	Positive Covenants of the Borrower

The Borrower covenants and agrees with each of the Lenders and the Administrative Agent as set forth in this Article 9, unless the Administrative Agent on behalf of the Majority Lenders otherwise consents in writing, each such covenant and agreement to remain in full force and effect for the term of this Agreement as provided in Section 14.9 or, in the case of provisions stated to survive termination of this Agreement as described in Section 14.9, until the discharge thereof by the Administrative Agent in writing. The covenants and agreements set forth in this Article 9 are without limitation to any covenants, undertakings or agreements elsewhere contained herein or in any of the other Loan Documents:

General Covenants

(a)

Payment and Performance: the Borrower shall and shall cause each other Loan Party to duly and punctually pay all indebtedness and liabilities as and when due by it hereunder and perform all other obligations on its part to be performed under the terms of the Loan Documents at the times and places and in the manner provided for therein;

(b)

Maintain Corporate or Other Existence and Status: the Borrower shall and shall cause each other Loan Party to maintain its corporate, partnership or trust existence, as applicable, in good standing and duly register and qualify and remain duly registered and qualified to do business or own or lease Property in each jurisdiction in which the nature of its Business or the character of any Property owned or leased by it, requires such registration or qualification, except to the extent such failure to be so registered or qualified would not reasonably be expected to have a Material Adverse Effect;

(c)

Maintenance of and Access to Books and Records: the Borrower shall and shall cause each other Loan Party to keep proper and adequate records and books of account in which true and complete entries will be made in a manner sufficient to enable the preparation of financial statements in accordance with GAAP, and shall permit and shall cause each other Loan Party to permit the Administrative Agent or its representatives upon reasonable notice and from time to time during normal business hours to enter its premises and to inspect its books of accounts and operations thereof, and the Borrower shall and shall cause each other Loan Party to afford access to the Administrative Agent or its representatives at any time and from time to time upon reasonable notice and during normal business hours to inspect the Loan Parties' Property and operations and, in particular, to review documents, books, studies, reports and records relating to the Collateral and its Business in relation thereto;

(d)	Appraisal: no later than 45 days after the Effective Date, the Borrower shall deliver an Appraisal;

(e)

Loan to Appraised Value Ratio: concurrently with its delivery of the Appraisal pursuant to Section 9.1(d) above, the Borrower shall ensure that the Loan to Appraised Value Ratio is less than 0.63 to 1.00;

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(f)

Taxes: the Borrower shall and shall cause each other Loan Party to file all income tax returns which are required to be filed, pay or make provision for payment (in accordance with GAAP) of all Taxes which are due and payable, and provide adequate reserves (in accordance with GAAP) for the payment of any Tax the payment of which is subject to a Permitted Contest, and shall provide the Administrative Agent upon request with evidence of such payment, in form and substance satisfactory to the Administrative Agent, acting reasonably, all except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect;

(g)	Insurance: the Borrower shall and shall cause each other Loan Party to:

(i)

maintain in full force and effect such policies of insurance issued by insurers of recognized standing, acceptable to the Administrative Agent and the Insurance Consultant, insuring such Property and operations and providing such coverages as would be maintained by Persons engaged in the same or similar business to the Business in the localities where such Property and operations are located, including, without limitation, all-risk property insurance, comprehensive general liability insurance, construction/builder's all risk insurance, business interruption insurance and crop loss and export insurance, in each case, as advised by and to the extent deemed appropriate by the Administrative Agent and the Insurance Consultant, such insurance to be otherwise on such terms and conditions and with such deductibles as deemed acceptable by the Administrative Agent and the Insurance Consultant and provide, by its terms that no such insurance will be cancellable except upon 30 days' prior written notice to the Administrative Agent. The Borrower shall, if required, furnish the Administrative Agent with certificates or other evidence satisfactory to the Administrative Agent demonstrating compliance with the foregoing provisions and, in respect of insurance policies maintained by any of the Loan Parties, the Administrative Agent shall be added as a loss payee and as an additional insured, as its interest may appear; and

(ii)

promptly upon receipt thereof, use 100% of the proceeds received pursuant to an insurance policy for loss of or damage to any of its Collateral to restore or replace such Collateral to the satisfaction of the Administrative Agent; unless such proceeds are reinvested in accordance with, and to the extent permitted by, Section 4.1(b)(ii);

(h)	Compliance With Laws and Regulations; Maintenance of Material Licenses; Material Agreements: the Borrower shall and shall cause each other Loan Party to:

(i)

comply with and manage and operate the applicable Loan Party's Property in compliance with the requirements of all Applicable Laws, rules, regulations and orders of Governmental Authorities, including, without limitation, all Environmental Laws and all Cannabis Laws except, in each case, to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect;

(ii)

observe and conform to all valid requirements, including Governmental Actions, of any Governmental Authority relative to any applicable Loan Party's Property and all covenants, terms and conditions of all agreements upon or under which any of such Property is held, except, in each case, to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect;

(iii)	keep, maintain in effect and comply with all Material Licenses and all other permits, approvals, licences and authorizations required in connection with its Business and

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ensure that all Cannabis-Related Activities occur solely in accordance with the terms of the Material Licenses;

(iv)

perform and observe in all respects all terms and provisions of each Material Agreement to be performed or observed by it or such other Loan Party and maintain each Material Agreement in full force and effect;

(v)

maintain in all material respects the employment of any Person whose retention is required as a term of a Health Canada License or any other license issued under the Cannabis Act or the Cannabis Regulations including a senior person in charge, qualified person in charge, master grower, responsible person, head of security and quality assurance person or such alternate individual appointed within the timelines set forth under Cannabis Act or the Cannabis Regulations, as applicable; and

(vi)

store, treat, transport or otherwise handle and dispose of all hazardous materials and waste owned, managed or controlled by the applicable Loan Party in compliance with all Environmental Laws, except, in each case, to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect;

(i)

Defence of Title: if the Security Interests granted in any Loan Document or the title to or the rights of the Administrative Agent in or to any Collateral (including, without limitation, any material Intellectual Property) or any part thereof shall be endangered or shall be attacked, directly or indirectly, or if any legal proceedings are instigated against any Loan Party with respect thereto, the Borrower shall promptly give written notice thereof to the Administrative Agent and the Borrower shall and shall cause each applicable Loan Party to:

(i)	conduct itself diligently to cure any such deficiency that is discovered or validly claimed;

(ii)	take all necessary and proper steps for the defence of title to such Collateral and the security granted thereunder or under any Security; and

(iii)

take such action, including employment of legal counsel, as is reasonably appropriate to the prosecution or defence of litigation with the view to the release or discharge of claim made against the title to any such Collateral;

(j)	Notice of Certain Events: the Borrower shall provide the Administrative Agent with prompt (and in any event no less than two (2) Business Days') written notice of:

(i)	the occurrence of any Default or Event of Default;

(ii)

the existence or commencement of any actions, suits, litigation or other proceedings of which the Borrower has knowledge which are commenced against or adversely which affect any Loan Party or any Loan Party's Property and which (together with all other actions, suits, litigation or other proceedings), if adversely determined, would reasonably be expected to have a Material Adverse Effect or result in aggregate liabilities for the Loan Parties in excess of the Threshold Amount;

(iii)	any claim that has been made by any Person against any Loan Party or any Collateral which, if determined adversely, would reasonably be expected to have a Material Adverse Effect;

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(iv)	any default under, or any other event entitling a counterparty to terminate or suspend any, Material Agreement received or delivered by any Loan Party;

(v)	the occurrence of any material Release or other material breach of Environmental Laws in respect of any Property of any Loan Party;

(vi)

any: (A) amendment, modification, suspension or revocation in respect of any Material License, together with a certified copy of all documents relating thereto, and (B) audit by Health Canada (and the result thereof) or warning, document, letter or notice from Health Canada to any Loan Party or in respect of its Property or any other requirement of a Governmental Authority or Governmental Action reasonably be expected to have a negative or material impact on any Material License held by the Borrower or any other Loan Party, together with the Borrower's or other Loan Party's action plan with respect thereto;

(vii)

any rejection notice in respect of any new or renewal security clearance application for any director or officer of any Loan Party or any other Person required to hold a security clearance pursuant to the Cannabis Act or the Cannabis Regulations;

(viii)	the receipt of proceeds under any insurance claim by any Loan Party;

(ix)	any change to the Organizational Chart of the Loan Parties; and

(x)	any other matter, circumstance or event that has had or would reasonably be expected to have a Material Adverse Effect;

(k)

Operational Covenants: the Borrower shall and shall cause each applicable Loan Party to maintain all Property in good repair and working condition and in accordance with good industry practice and to carry on, conduct, manage and operate its Business in a proper and businesslike manner, in accordance with sound industry practice, solely within a Qualified Jurisdiction, in accordance with all Applicable Laws and shall ensure that:

(i)

all cultivation, production and processing of Cannabis and Cannabis‐related products occur solely in facilities licensed by the applicable Governmental Authorities in Qualified Jurisdictions, in accordance with all Applicable Laws; and

(ii)

all activities relating to the sale of Cannabis and Cannabis-related products occur solely in facilities licensed by Governmental Authorities in Qualified Jurisdictions or between entities licensed by Governmental Authorities in Qualified Jurisdictions;

(l)

Environmental Compliance Orders: the Borrower shall forthwith notify the Administrative Agent and shall and shall cause each other Loan Party to make copies available for inspection and review on a confidential basis by representatives of the Administrative Agent upon receipt of all written orders, control orders, directions, action requests, claims and complaints from a Governmental Authority relating to non-compliance with any Environmental Law which would reasonably be expected to have a Material Adverse Effect;

(m)

Environmental Audit: upon the occurrence or discovery of any circumstance, condition  or event which, in the opinion of the Administrative Agent, acting reasonably, would reasonably be expected to result in any Environmental Liability to any Loan Party which would reasonably be expected to have a Material Adverse Effect and, in any event, after the occurrence of an Event of

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Default which is continuing, the Administrative Agent may, at the expense of the Borrower, arrange for an environmental audit to be conducted by an independent environmental engineer or other environmental consultant (such engineer or consultant to be chosen in consultation with the Borrower prior to the occurrence of an Event or Default which is continuing, provided however that the ultimate decision is to be that of the Administrative Agent), such audit to be carried out, prior to the occurrence of an Event of Default which is continuing, in consultation with the Borrower to expedite the completion in a cost-effective manner. The Borrower shall and shall cause each other Loan Party to, upon reasonable notice, and so long as any such engineer or consultant agrees to comply with the health and safety standards generally applicable to the Property to be audited, provide access to its Property in order for such engineer or consultant to conduct such environmental and other inspections as it deems advisable and in that connection to examine the books, records, assets, affairs and business operations of the Loan Parties and to make inquiries of government offices concerning compliance by the Loan Parties with Environmental Laws;

(n)	Environmental Indemnity:

(i)

the Borrower shall and shall cause each other Loan Party to forthwith on demand fully indemnify, defend and save each Secured Party and each of their respective directors, officers, employees and agents, and any of them (in this Section 9.1(n) any one or more or all of such Persons is referred to as the "Indemnified Party"), harmless from and against any and all liabilities, losses, claims, damages and expenses (including all reasonable fees of counsel on a solicitor and his own client basis and accountant fees and reasonable expenses, court costs and all other reasonable out-of-pocket expenses) sustained, paid, incurred or suffered by the Indemnified Party arising in any manner whatsoever out of or as a result of any environmental claims, liabilities or obligations of any and every nature whatsoever relating to or affecting any Loan Party or the Collateral, or the property of others where any Loan Party would be reasonably likely to have any liability in respect thereof under Applicable Law (all or any item or part of the foregoing liabilities, losses, claims, damages and expenses are referred to in this Section 9.1(n) as "Loss"). Notwithstanding the generality of the foregoing, the Loan Parties shall not be obliged to indemnify the Indemnified Party to the extent any Loss has been incurred by reason of the gross negligence or wilful misconduct of such Indemnified Party. The Borrower acknowledges on behalf of itself and each Loan Party that each Lender is entering into the provisions of this Section 9.1(n) on its own behalf and as agent and trustee for its directors, officers, employees and agents;

(ii)

if any claim (in this Section 9.1(n) referred to as a "Claim") shall be asserted by any Person against the Indemnified Party which may give rise to a Loss, the Indemnified Party shall promptly notify the Borrower of all particulars of such Claim upon learning of same. The failure to give any such notice, however, shall not affect any Loan Party's liability to indemnify the Indemnified Party unless such failure adversely and materially affects its ability to defend, object to, oppose or contest that Claim;

(iii)

(A)  each Loan Party shall at all times have the right, if no Default or Event of Default has occurred and is continuing, but shall not be required, at its sole expense, to resist, defend and compromise any Claim in the name of the Indemnified Party, by legal counsel reasonably acceptable to the Indemnified Party who will cooperate in such defence on a reasonable basis; provided that the Indemnified Party shall have the right to participate in the defence or compromise of any Claim by other legal counsel of its choosing if the Indemnified Party, acting

9617679.9

reasonably, determines it should so participate;  provided  that  subject  to  Section 9.1(n)(iii)(B) the fees and disbursements of such other counsel shall be paid by the Borrower. The Indemnified Party shall not effect any settlement or compromise of any Claim without the prior written consent of the Borrower. Notwithstanding anything herein to the contrary, the Borrower on its own behalf must defend or must cause the applicable Loan Party to defend such claim, diligently and reasonably throughout the period while such Claim exists. If any Loan Party exercises its rights under this Section 9.1(n), the Borrower shall cause such Loan Party not to compromise or otherwise settle a Claim without the consent of the Indemnified Party suffering such Claim, which consent shall not be unreasonably withheld or delayed. The inability of the Loan Parties to pay such Claim in full shall constitute a sufficient reason to withhold such consent; and

(B)     the Loan Parties shall  not, in connection with any Loss in the same jurisdiction,  be liable for the fees and expenses of more than one separate legal firm for the Indemnified Parties unless such representation by the same legal counsel would be inappropriate due to actual or potential differing interests or the employment thereof has been specifically authorized by the Borrower in writing and such firm or firms shall be designated in writing by the Administrative Agent on behalf of each Indemnified Party;

(o)

Use of Facilities: the Borrower shall, and shall cause each other Loan Party to, ensure that the proceeds of each of the Facilities are used by Loan Parties only and exclusively for the purposes described in Section 3.4, as applicable;

(p)

Bank Accounts: the Borrower shall, and shall cause each other Loan Party to, maintain all of its cash receipts and term deposits and to deposit all of its cheques and other payments (including all proceeds of Collateral, insurance and reinsurance) into an account with the Administrative Agent or a Lender;

(q)

Mandatory Lender Swaps: no later than thirty (30) days after the Effective Date, the Borrower shall deliver evidence satisfactory to the Administrative Agent that the Borrower has entered into Interest Swaps with Swap Lenders, and, subject to Sections 3.15(d) and 4.4, the Borrower shall maintain or replace such Interest Swaps in each case, for a term up to and including the Maturity Date and in a net notional amount which, taken together with the notional amounts of all other Interest Swaps then in effect entered into by the Loan Parties, is equal to no less than 25% of the aggregate amount of all Syndicated Borrowings;

(r)

Material Subsidiary Guarantees: unless otherwise agreed to by the Administrative Agent in writing, the Borrower shall ensure that each Material Subsidiary is at all times a party to the Loan Party Guarantee (or that has granted a similar unlimited Guarantee in respect of the Secured Obligations of the other Loan Parties in form and substance satisfactory to the Administrative Agent), and shall ensure that each Material Subsidiary has provided the other Security required  by Article 6;

(s)

Additional Information: the Borrower shall, and shall cause each other Loan Party to, promptly furnish to the Administrative Agent any additional information regarding the Loan Parties' Business and the affairs, operations and financial condition of each Loan Party as the Administrative Agent shall reasonably request or which the Borrower deems material to the

9617679.9

Lenders' continuing due diligence and shall, at all times, ensure the accuracy of all such information in all material respects;

(t)	Ownership of Properties/EBITDA: the Borrower shall ensure that, at all times, the Loan Parties directly or indirectly:

(i)

own 95% or more of the Borrower's consolidated Canadian assets, as shown on the combined consolidated balance sheet of the Borrower in the financial statements (reflecting Canadian operations only) most recently provided to the Administrative Agent pursuant to Section 9.1(v)(i)(B) or Section 9.1(w)(i), as the case may be; and

(ii)

account for 95% or more of EBITDA for the period covered by the financial statements reflecting Canadian operations only most recently provided to the Administrative Agent pursuant to Section 9.1(v)(i)(B) or Section 9.1(w)(i), as the case may be;

(u)

Further Assurances: the Borrower shall do and shall cause each other Loan Party to do all such further acts and things and execute and deliver all such further documents as shall be reasonably required by the Administrative Agent in order to ensure the terms and provisions of the Loan Documents are fully performed and carried out;

Reporting Requirements

(v)	Annual Financial Statements, etc.: the Borrower shall furnish the following to the Administrative Agent as soon as available and in any event within 120 days after the end of each Fiscal Year:

(i)

Audited Financial Statements/MD&A: a consolidated balance sheet as at the close of such Fiscal Year and consolidated statements of income and changes in financial position for such Fiscal Year, setting forth in comparative form the corresponding figures of the preceding Fiscal Year, in respect of each of:

(A)

the Borrower on a fully-consolidated basis (for greater certainty, including all Subsidiaries, i.e. reflecting all Canadian and non-Canadian operations), together with an auditor's report prepared by a qualified firm of accountants confirming that its examinations of such financial statements were made in accordance with generally accepted auditing standards and, accordingly, included such tests and other procedures as it considered necessary in the circumstances and that such financial statements present fairly in all material respects the financial position of the Borrower on a consolidated basis, as of the close of such Fiscal Year and the results of its operations and the changes in its financial position for the Fiscal Year then ended, in accordance with GAAP (except as otherwise noted therein and consented to by the Majority Lenders, such consent not to be unreasonably withheld); and

(B)

the Borrower but excluding Non-Material Foreign Subsidiaries (i.e. reflecting Canadian operations only), together with an auditor's report prepared by a qualified firm of accountants confirming that its examinations of such financial statements were made in accordance with generally accepted auditing standards and, accordingly, included such tests and other procedures as it considered necessary in the circumstances and that such financial statements present fairly in all material respects the financial position of the Borrower on a consolidated

9617679.9

basis, as of the close of such Fiscal Year and the results of its operations and the changes in its financial position for the Fiscal Year then ended, in accordance with GAAP (except as otherwise noted therein and consented to by the Majority Lenders, such consent not to be unreasonably withheld), each to be accompanied by a management discussion and analysis report for such Fiscal Year;

(ii)

Review Engagement Financial Statements: until all SAF Indebtedness shall have been repaid in full and the SAF Credit Agreement shall have been terminated, a consolidated balance sheet as at the close of such Fiscal Year and consolidated statements of income and changes in financial position for such Fiscal Year, setting forth in comparative form the corresponding figures of the preceding Fiscal Year in respect of the Borrower but excluding Material Subsidiaries and Non-Material Canadian Subsidiaries (i.e. reflecting non-Canadian operations only), each prepared in accordance with GAAP on a review- engagement basis by a qualified firm of accountants; and

(iii)

Financial Forecasts: consolidated financial forecasts for the next Fiscal Year in respect of the Borrower but excluding Non-Material Foreign Subsidiaries (i.e. reflecting Canadian operations only) and on a consolidated basis (for greater certainty, including all Subsidiaries (i.e. reflecting all Canadian and non-Canadian operations)) (A) including a forecast balance sheet, forecast cash flow statement, statement of income and statement of changes in financial position for the following Fiscal Year, budget for the next Fiscal Year detailing therein, inter alia, projected revenues, general and administrative costs, operating costs, cash flow projections, Taxes and Budgeted Capital Expenditures, and (B) setting forth the calculation of each financial covenants set forth in Section 9.3 for the following Fiscal Year (to the extent compliance is so required at such time), detailed on the basis of each Fiscal Quarter;

(w)

Quarterly Financial Statements/MD&A: the Borrower shall furnish to the Administrative Agent its quarterly unaudited balance sheets and unaudited statements of income and changes in financial position as soon as available and in any event within 45 days after the end of each of its first three (3) Fiscal Quarters, each as at the end of such Fiscal Quarter and prepared in accordance with GAAP on a consolidated basis consistently applied, in respect of each of:

(i)	the Borrower but excluding Non-Material Foreign Subsidiaries (i.e. with respect to Canadian operations only);

(ii)	the Borrower but excluding Material Subsidiaries and Non-Material Canadian Subsidiaries (i.e. with respect to the non-Canadian operations only); and

(iii)	the Borrower on a fully-consolidated basis (for greater certainty, including all Subsidiaries),

each to be accompanied by a management discussion and analysis report for such Fiscal Quarter;

(x)

Monthly Borrowing Base Reporting: the Borrower shall furnish to the Administrative Agent within 30 days of the end of each month, and effective as of the last day of the prior month, a  duly executed and completed Operating Facility Borrowing Base Certificate together with the reports referred to therein and which shall include, without limitation;

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(i)

an aged summary of all Accounts Receivable of the Loan Parties on an invoice dated basis, including the following information: country of domicile, intercompany accounts, doubtful accounts, accounts in dispute, contra accounts, holdbacks, and any deposits received from each account debtor which remain outstanding at the report date;

(ii)	an aged summary of all accounts payable of the Loan Parties; and

(iii)	a summary of all amounts which comprise the Priority Payables;

(y)

Compliance Certificate: the Borrower shall furnish to the Administrative Agent, concurrently with the provision of each of the financial statements pursuant to Section 9.1(v) and 9.1(w), and effective as of the last day of the Fiscal Year or Fiscal Quarter, as applicable, a duly executed and completed Compliance Certificate;

(z)

Insurance: the Borrower shall furnish certificate(s) of insurance showing the Administrative Agent, on behalf of the Secured Parties, as loss payee and additional insured and evidencing compliance with Section 9.1(g) on an annual basis, and in any event within 120 days after the end of each Fiscal Year;

(aa)  Property Taxes:  on an annual basis,  no later than June 30 in each year, the Borrower shall   provide to the Administrative Agent evidence satisfactory that Taxes relating to the real property of the Loan Parties then due and payable by the Loan Parties have been irrevocably paid in full; provided that if the Borrower fails to provide such evidence the Administrative Agent may obtain tax certificates in respect of the Loan Parties at the expense of the Borrower;

(bb)  SAF Documents: the Borrower will promptly furnish to the  Administrative Agent copies of: (i)   all amendments to any SAF Documents, and (ii) all material notices given or received, and all material reports delivered, by the Borrower pursuant to or in connection with the SAF Documents to the extent not already delivered pursuant to this Agreement;

(cc)  Provision of Other Information:   without limiting the foregoing, the Borrower shall provide to  the Administrative Agent:

(i)

copies of all financial statements, reports or other documents delivered to the SAF Agent or any SAF Lender pursuant to or in connection with the SAF Credit Agreement concurrently with the delivery thereof to the SAF Agent or such SAF Lender;

(ii)

copies of all material correspondence and notices received by any Loan Party from any Governmental Authority with respect to any Material License, or relating to any regulatory or other investigations into any Loan Party's Cannabis-Related Activities;

(iii)

copies of all final prospectuses or other similar offering documents such as private placement memorandums, registration statements, material change reports and annual information forms filed by it with any securities regulatory authorities together with such other information relating to the business, affairs, operations and financial condition of any Loan Party as the Administrative Agent may reasonably request provided that, if applicable, the Borrower may satisfy the foregoing by posting such information on www.SEDAR.com or on another website as notified to and agreed to by the Administrative Agent provided that the Administrative Agent is aware of the address of and any relevant password specifications for such website. The Borrower shall forthwith advise the Administrative Agent promptly upon becoming aware that such website

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cannot be accessed or if the password specifications change or any existing information posted onto such website is amended. If the Administrative Agent cannot access such information on the relevant website, the information will instead be provided to the Administrative Agent in paper form; and

(iv)

such other information in respect of the conduct of business or financial condition of the Loan Parties, including an updated Appraisal (or update in respect thereof) relating to the Loan Parties' Property relating to the Loan Parties' Business in Canada as reasonably requested by a Lender to the Administrative Agent from time to time; and

(dd) Post-Closing Covenant: the Borrower shall use commercially reasonable efforts to effect the discharge of the covenant registered as instrument no. KN116222 in favour of the City of Merritt against title to the lands legally described as lot 2, sections 23 and 24, township 91, Kamloops division, Yale district, plan EPP44524 (the "Merritt Lands") and provide to the Administrative Agent a state of title certificate (or other evidence satisfactory to the Administrative Agent) in respect of the Merritt Lands evidencing the same within 45 days following the Effective Date

9.2	Negative Covenants of the Borrower

During the term of this Agreement, the Borrower covenants and agrees with each of the Lenders and the Administrative Agent that it shall not, and shall ensure that each other Loan Party shall not, without the prior written consent of the Administrative Agent on behalf of the Majority Lenders (provided that, in the case of (j) below, such consent shall not be unreasonably withheld):

(a)	Conduct of Business:

(i)

engage in any business or make any material investments or enter into any material ventures other than the Business and other activities directly related to the foregoing, nor make or enter into any acquisitions, investments, joint ventures or partnerships which are not in the ordinary course of, and made for the purpose of, conducting the Business of the Loan Parties as described aforesaid; and

(ii)	own assets or carry on, or permit any of its Subsidiaries to own assets or carry on, the Business in any jurisdiction other than in a Qualified Jurisdiction;

(b)	Incur Debt: issue, create, incur, assume, permit or suffer to exist or directly or indirectly be or become in any way liable for or in respect of any Debt, other than Permitted Indebtedness;

(c)	Financial Assistance: provide any form of Financial Assistance to any Person other than Permitted Financial Assistance;

(d)	Distributions: make, give effect to or implement any steps or procedures to make any Distributions, or otherwise reduce the Borrower's equity, other than pursuant to a Permitted Distribution;

(e)	Prohibited Disposition: Dispose of any or all of its right, title, estate and interest in or to all or any part of its Property, other than Permitted Dispositions;

(f)	Acquisitions: make any Acquisition other than Permitted Acquisitions;

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(g)	Negative Pledge: create, incur, assume, permit or suffer to exist any Security Interest upon or with respect to any of its Property other than Permitted Encumbrances;

(h)

Transactions with Affiliates: enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of Property of any kind or the rendering of any service) with any Affiliate (other than another Loan Party), except in the ordinary course and pursuant to the reasonable requirements of the Business and upon fair and reasonable terms no less favourable to it than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate;

(i)

Change of Fiscal Year: change the fiscal year end of the Borrower from December 31 or the basis on which the financial records of a Loan Party are now maintained, subject to Section 1.5 unless 30 Business Days prior written notice has been provided to the Administrative Agent;

(j)

Corporate Reorganizations: enter into or become party to any transaction (each a "Corporate Transaction") of merger, amalgamation, consolidation, winding-up, plan of arrangement, reorganization or reconstruction with any Person or enter into any transaction by way of transfer, liquidation, sale, lease, disposition or otherwise whereby all or substantially all of its Property would become the Property of any other Person, or take any corporate, partnership or trust action in pursuance of any of the foregoing; provided that any Loan Party may do so if such Corporate Transaction is conducted solely with another Loan Party or between Loan Parties;

(k)

Repayment of Permitted Subordinated Debt: make, give effect to or implement any steps or procedures to make any payment of principal, interest, fees or other amounts owing in respect of any Permitted Subordinated Debt unless: (i) such payment is funded entirely using the proceeds of an equity issuance by the Borrower, and (ii) no Default or Event of Default has occurred and is continuing or would reasonably be expected to result therefrom;

(l)	SAF Indebtedness: notwithstanding the terms of any SAF Document:

(i)

make any repayment or voluntary prepayment of the SAF Indebtedness or any portion thereof (including any interest or fees thereunder). For greater certainty, no proceeds of any Facility shall be used to finance any such payments; or

(ii)

amend, restate, supplement or otherwise modify the SAF Credit Agreement or any SAF Document if it would: (A) contravene the provisions of the Intercreditor Agreement, (B) result in the aggregate principal amount of the SAF Indebtedness exceeding

$159,575,000, (C) increase the applicable rate of interest under the SAF Indebtedness (excluding increases resulting from the accrual of interest at the default rate thereunder, if applicable), (D) add or increase any fees to the SAF Indebtedness from those fees set forth in the SAF Documents (as in effect on the date hereof), (E) increase any default rate that becomes due in connection with an event of default thereunder, (F) change to earlier dates any scheduled dates for payment of principal or interest in respect thereof, (G) change any default or event of default provisions set forth in the SAF Documents in a manner that is materially adverse to the Lenders, (H) change the repayment, prepayment or defeasance provisions set forth in the SAF Documents (other than extensions in the times therefor) in a manner that would require a repayment, prepayment or defeasance not required pursuant to the terms of the SAF Indebtedness as of the date hereof or in a manner otherwise materially adverse to Lenders, (I) modify the Security Interest to the SAF Agent or any SAF Lender in a manner that is materially adverse to the Lenders except as expressly permitted pursuant to the terms and conditions of the Intercreditor

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Agreement, (J) modify any financial covenant or negative covenant thereunder to make it more restrictive than those set forth in this Agreement, or (K) otherwise materially increase the obligations of the Borrower or any Material Subsidiary thereunder or confer additional rights on the SAF Agent or any SAF Lender in a manner materially adverse to the Lenders;

(m)

Swaps: enter into any Swap with a Person other than a Swap Lender nor enter into any Swap outside the ordinary course of its business or for speculative purposes (determined, where relevant, by reference to GAAP); provided that:

(i)	without limiting the generality of the foregoing, the following shall be considered to be Swaps entered into outside of the ordinary course of business or entered into for speculative purposes:

(A)

any Interest Swap if the notional amount of indebtedness under such Interest Swap together with the notional amount of all other Interest Swaps then in effect in respect of the Loan Parties exceeds the underlying exposure to the risk hedged or sought to be hedged by such Interest Swap at the time such Interest Swap is entered into;

(B)	any Currency Swap or Commodity Swap;

(C)	any Interest Swap (other than, for greater certainty, the Interest Swaps referenced in Section 9.1(q)) or Currency Swap having a term from its inception to maturity exceeding two (2) years; and

(D)	any Swap in respect of which a Security Interest is granted, except for the Security Interests granted under the Security in favour of the Administrative Agent, on behalf of the Secured Parties; and

(ii)	any and all Interest Swaps contemplated by Section 9.1(q) shall be deemed not to be entered into outside the ordinary course of business or for speculative purposes;

(n)

Partnerships: (i) add any Person as a partner to a Material Subsidiary which is a partnership if such Person is not a Loan Party, (ii) transfer any Voting Shares, units or other Equity Interests in any Material Subsidiary which is a partnership if the transferee is not a Loan Party, or (iii) make any changes, amendments or supplements to the partnership agreement relating to such partnership which would reasonably be expected to adversely affect the Lenders in a material manner;

(o)

Insurance Proceeds: make any application or use of any insurance proceeds received by it in respect of any single claim or event except in accordance with Sections 4.1(b)(ii) and 9.1(g)(ii), as the case may be;

(p)

Material Agreements: (i) amend, vary or alter any Material Agreement unless, in each case, the same is solely administrative or, in the opinion of the Administrative Agent, such amendment, variation or alteration would not have, or would not reasonably be expected to have, a Material Adverse Effect, (ii) terminate, surrender or consent to any assignment or transfer of its rights or entitlements under any Material Agreement, or (iii) enter into any new Material Agreement;

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(q)	Pension Plan: enter into or permit any other Loan Party to enter into any Pension Plan or collective bargaining agreement;

(r)

No-Hoarding: at any time while there are Borrowings, accumulate or maintain cash or cash equivalents (including without limitation using the proceeds of any Accommodation) in one or more accounts (including, for certainty, any depository, investment or securities account) maintained by the Borrower or any of its Subsidiaries in an amount, in the aggregate, greater than the Threshold Amount, but excluding therefrom the proceeds of any equity issuance or other amounts accumulated or maintained therein for a specified business purpose (other than simply accumulating a cash reserve), and the Borrower hereby authorizes the Lenders to refuse to make any requested Accommodation which the Lenders, in their discretion, determine would contravene the foregoing; and

(s)

Cannabis Operations: undertake, or cause or permit any other Loan Party to undertake, advertising or promotional activities, relating to or in connection with the importation, exportation, cultivation, production, processing, packaging, labeling, purchase, distribution, sale or possession of Cannabis, which could directly or indirectly result in the Borrower or such other Loan Party becoming subject to the laws of any jurisdiction other than a Qualified Jurisdiction.

9.3	Financial Covenants

During the term of this Agreement, the Borrower covenants and agrees with each of the Lenders and the Administrative Agent that it shall not, without the prior written consent of the Administrative Agent on behalf of each of the Lenders:

(a)

Available Cash: until delivery of a Compliance Certificate evidencing compliance with the financial covenants set out in Section 9.3(c), permit the Available Cash (including, for the purposes hereof, proceeds of any Syndicated Accommodations) to be less than $10,000,000, provided that the amount of such minimum Available Cash may be reduced to:

(i)	$7,000,000, if the Interest Coverage Ratio is greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00; and

(ii)	$5,000,000, if the Interest Coverage Ratio is greater than or equal to 2.75 to 1.00;

(b)	Interest Coverage Ratio: permit the Interest Coverage Ratio to be less than:

(i)	2.00 to 1.00, as at the end of the Fiscal Quarter ending September 30, 2019; and

(ii)	2.75 to 1.00, as at the end of the Fiscal Quarter ending December 31, 2019; and

(c)	Fixed Charge Coverage Ratio; Senior Funded Debt to EBITDA Ratio: as at the Covenant Conversion Date and as at the end of any Fiscal Quarter thereafter, permit:

(i)	the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00; or

(ii)	the Senior Funded Debt to EBITDA Ratio to be greater than 2.75 to 1.00.

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9.4	Material Subsidiaries

(a)

Designation of Material Subsidiaries: The Borrower shall, from time to time, designate such Material Subsidiaries as it shall determine as Material Subsidiaries and shall notify the Administrative Agent that such Person has become a Material Subsidiary and furnish the Administrative Agent with the name, date and jurisdiction of incorporation or amalgamation, as applicable, description of business and principal place of business address of each Material Subsidiary and shall cause each Material Subsidiary to provide to the Administrative Agent for the benefit of the Lenders, upon it becoming a Material Subsidiary, the Security contemplated by Section 6.3 together with the additional documentation contemplated in such Section 6.3 in relation thereto.

(b)

Release of Material Subsidiary Security: The Borrower shall be entitled to request that a Material Subsidiary which is, or has been designated, a Material Subsidiary be redesignated as a Non-Material Canadian Subsidiary. Upon providing an officer's certificate of each Borrower confirming that no Default or Event of Default has occurred and is continuing (excluding, for certainty, any Default or Event of Default which would no longer exist as a result of such redesignation) and no Default or Event of Default would result from giving effect to such request and the Administrative Agent determining that no Default or Event of Default would result from giving effect to such request, the Administrative Agent shall confirm in writing the redesignation of such Material Subsidiary as a Non-Material Canadian Subsidiary and shall cancel, release and, if applicable, return the Security granted by such Subsidiary.

(c)

Subsidiary Ownership: If a Subsidiary becomes a Material Subsidiary, the Borrower shall ensure at all times that the Borrower beneficially owns either directly or indirectly through one or more Material Subsidiaries, all of the issued and outstanding Voting Shares in the capital stock of each such Material Subsidiary.

ARTICLE 10 EVENTS OF DEFAULT

10.1	Events of Default

The occurrence of any one or more of the following events or circumstances constitutes an Event of Default under this Agreement:

(a)	Failure to Pay Principal: the failure of the Borrower to make any payment of any Borrowings when due hereunder;

(b)

Failure to Pay Interest or Fees: the failure of any Loan Party to make any payment of any interest, fees or any other amount (other than the Borrowings) due under any Loan Document when due hereunder and such default shall remain unremedied for a period of three (3) Business Days after written notice from the Administrative Agent to the Borrower that such amount is overdue;

(c)	Breach of Certain Covenants: if there is a breach or failure of due performance or observance by any Loan Party of any covenant or provision set forth in Section 9.1(d), 9.1(q), 9.2 or 9.3;

(d)

Breach of Other Covenants: if there is a breach or failure of due performance or observance by any Loan Party of any covenant or provision of this Agreement or any of the Loan Documents (other than those otherwise dealt with in this Section 10.1), unless such breach or failure is cured

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(to the extent such breach or failure is capable of being cured), to the satisfaction of the Majority Lenders, acting reasonably, within 20 Business Days after written notice thereof by the Administrative Agent to the Borrower;

(e)

Misrepresentations: if any representation or warranty made or deemed to be made by the Borrower or any other Loan Party in any Loan Document, certificate or document shall prove to have been incorrect in any material respect when made or deemed to be made or repeated hereunder or thereunder; provided that if the matter, defect or deficiency which is the subject matter of the misrepresentation is capable of correction or remedy (and not merely by changing the representation made), then if it is not corrected or remedied to the satisfaction of the Majority Lenders, acting reasonably, within 20 Business Days after written notice thereof by the Administrative Agent to the Borrower;

(f)	Cross Default: if:

(i)	a "Default" (under and as defined in the SAF Credit Agreement) occurs and such "Default" is not waived or cured within any applicable cure or grace period or if an "Event of Default" occurs; or

(ii)

any Loan Party or the Person primarily liable or jointly and/or severally liable, in the case of any contingent or joint and/or several obligation of any Loan Party is in breach or default under any term or provision of any other document, instrument or agreement evidencing or securing any other Debt between itself and any Person (other than this Agreement) if such breach or default is in respect of an amount which, taken together with (A) any other such breaches or defaults in respect of such other Debt, and (B) any accelerated amounts in respect of such other Debt, exceeds $7,500,000 in aggregate, and, in either case, such breach or default is not remedied within ten (10) Business Days (to the extent such breach or default is capable of being cured);

(g)	Cease to Carry on Business: if any Loan Party ceases or threatens to cease to carry on business except as permitted by Section 9.2(j);

(h)	Voluntary Insolvency: if any Loan Party shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or substantially all of its assets or undertaking;

(ii)

make or threaten to make a general assignment for the benefit of creditors or make or threaten to make a bulk sale of its assets; or be unable, or admit in writing its inability or failure, to pay its debts generally as they become due;

(iii)

commence any case, proceeding or other action under any Debtor Relief Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any Debtor Relief Law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding;

(iv)	take corporate or partnership action for the purpose of effecting any of the foregoing; or

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(v)

commit or threaten to commit an act which, if committed by a corporation, would constitute bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any statute passed in substitution therefor, as amended from time to time;

(i)

Involuntary Insolvency: if any case, proceeding or other action shall be instituted in any court  of competent jurisdiction against any Loan Party seeking in respect of it an adjudication in bankruptcy, reorganization, dissolution, winding-up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like of such Loan Party or of all or substantially all of its assets, or any other like relief in respect of such Loan Party under any Debtor Relief Law and, if such case, proceeding or other action is being contested by the Borrower in good faith, the same shall continue undismissed or unstayed and in effect for any period of 30 consecutive days (or such longer period, not exceeding 60 days, as is required to dismiss or stay or render ineffective such case, proceeding or other action); provided that if an order, decree or judgment is granted (whether or not entered or subject to appeal) against a Loan Party thereunder or a trustee, receiver or liquidator is appointed in the interim and such order, decree, judgment or appointment is not stayed or discharged within ten

(10) Business Days of it being granted, such grace period shall cease to apply;

(j)

Disposition of Property: if any Loan Party shall pass an effective resolution or initiate steps or proceedings for the purpose of authorizing the disposition of all or substantially all of its Property (except for a Disposition in accordance with and as permitted by Sections 9.2(e) or 9.2(j));

(k)	Change in Ownership: if, at any time:

(i)

each Material Subsidiary is not wholly-owned, directly, by the Borrower or another Material Subsidiary unless any such Material Subsidiary ceases to exist pursuant to any one or more reorganization transactions made subject to and  in  accordance  with  Section 9.2(j) or such Material Subsidiary has been sold or disposed of pursuant to a Permitted Disposition; or

(ii)	a Change of Control occurs;

(l)

Judgments: if a final judgment or judgments for the payment of money shall be rendered against any Loan Party in an amount in excess of the Threshold Amount and the same shall remain undischarged for a period of twenty (20) Business Days during which such judgment or judgments shall not be on appeal or execution thereof shall not be effectively stayed;

(m)

Writs: if writs, executions, attachments or similar processes are issued or levied against any of the Property of any Loan Party in an aggregate amount which is in excess of the Threshold Amount and such writ, execution, attachment or similar process remains undischarged or unreleased for a period of twenty (20) Business Days;

(n)

Encumbrancers: if encumbrancers or lienors lawfully take possession of any Property of any Loan Party having a value in an aggregate amount which is in excess of the Threshold Amount and such possession continues for a period of twenty (20) Business Days;

(o)

Invalid Loan Documents: if any material provision of any Loan Document continues to be invalid or unenforceable in whole or in a material part, or any of the Security Interests in and to any material Collateral constituted by the Security fails to attach thereto or to have the priority intended thereby, and, in either case, the same is not cured to the satisfaction of the Majority

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Lenders, acting reasonably, within twenty (20) Business Days after notice thereof by the Administrative Agent to the Borrower;

(p)

Qualified Auditor Report: if the audited financial statements that are required to be delivered to the Administrative Agent pursuant to Section 9.1(v)(i) contain a qualification that is not acceptable to the Majority Lenders, acting reasonably, and, if unacceptable, such qualification is not rectified or otherwise dealt with to the satisfaction of the Majority Lenders within a period of twenty (20) Business Days after the delivery of such financial statements;

(q)

Material Agreements; Material Licenses: if any of the following shall have occurred: (i) any default under any term or provision of any Material Agreement or any other event entitling any counterparty under any Material Agreement to terminate or suspend such Material Agreement, or

(ii) any termination, suspension or other loss of any Material License;

(r)

Swaps: if a Termination Event shall occur under a Lender Swap, or if any Loan Party breaches  or is in default under any Lender Swap and such breach or default is not remedied or waived within any applicable cure period in the relevant agreement with respect thereto;

(s)	Cannabis Act: if the Cannabis Act is repealed and not replaced with similar legislation; or

(t)

Material Adverse Effect: if an event shall occur which, in the opinion of all the Lenders, would reasonably be expected to have a Material Adverse Effect and, if capable of remedy, such event shall not be remedied within a period of twenty (20) Business Days from the date of written notice by the Administrative Agent to the Borrower of such event.

10.2	Acceleration

Upon the occurrence of any Event of Default which has not been remedied or waived, the Administrative Agent on behalf of the Lenders, and with the approval of the Majority Lenders shall be entitled to, without limiting or restricting other remedies or rights under contract, at law or in equity, as the Administrative Agent and the Majority Lenders may in their sole and unfettered discretion determine:

(a)

Terminate Commitment: cease to make or continue any Borrowings hereunder,  notwithstanding any prior receipt by the Administrative Agent of a Borrowing Notice, Conversion Notice or a Rollover Notice or any other event and the Administrative Agent may, by written notice to the Borrower, declare the Total Commitment and the right of the Borrower to apply for further Accommodations to be terminated; and

(b)

Acceleration Notice: by written notice to the Borrower (an "Acceleration Notice"), declare all Borrowings (including the face amount of all Bankers' Acceptances and the undrawn amount of all outstanding Letters of Credit) and other liabilities and indebtedness (whether matured or unmatured) of the Borrower to the Administrative Agent, the Lenders and the Creditcard Lenders hereunder and under the other Loan Documents and the Bilateral Financial Services Agreements to be immediately due and payable (or to be due and payable at such later time as may be stated in such notice) without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower;

provided that upon the occurrence of an Event of Default specified in Section 10.1(h) or 10.1(i) the Commitment shall automatically terminate and all Borrowings (including the face amount of all Bankers' Acceptances and the undrawn amount of all outstanding Letters of Credit) and other indebtedness and liabilities hereunder and under the other Loan Documents and all Creditcard Obligations under the

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Bilateral Financial Services Agreements shall automatically become due and payable, in each case without any requirement that notice be given to the Borrower. Immediately upon the occurrence of an Event of Default specified in Section 10.1(h) or 10.1(i) or at the time stated in an Acceleration Notice, the Borrower shall pay to the Administrative Agent on behalf of the Secured Parties all amounts owing or payable in respect of all Borrowings (including the face amount of all Bankers' Acceptances and the undrawn amount of all outstanding Letters of Credit) and other indebtedness and liabilities hereunder and under the other Loan Documents and all Creditcard Obligations under the Bilateral Financial Services Agreements, failing which all rights and remedies of the Administrative Agent and the Lenders under the Loan Documents and all rights and remedies of the Creditcard Lenders under the Bilateral Financial Services Agreements shall thereupon become enforceable.

10.3	Demands for Payment

(a)

Lender Demands: If the Administrative Agent, on behalf of the Majority Lenders, delivers an Acceleration Notice, each Swap Lender may, within three Business Days, deliver (to the extent applicable to it) a Swap Demand for Payment.

(b)

Termination Event: If a Termination Event has occurred and all amounts secured by the Security are not thereafter due and payable, each Lender, each Swap Lender, each Cash Management Lender and each Creditcard Lender shall, within three Business Days, deliver such Demands for Payment or other notices as may be necessary to ensure that all amounts secured by the Security are thereafter due and payable under the Credit Documents.

(c)

Swap Demand: If any Swap Lender proposes to deliver a Swap Demand for Payment, such Lender shall notify the Administrative Agent of its determination, and the Administrative Agent, within a further five Business Days after receipt of the aforesaid notice, shall notify all Swap Lenders whether the Administrative Agent, on behalf of the Majority Lenders, proposes to deliver an Acceleration Notice hereunder. If the Administrative Agent does not so advise the Swap Lenders within such five Business Day period it shall be deemed to have advised that the Majority Lenders do not propose to deliver an Acceleration Notice. If the Administrative Agent does notify the Swap Lenders that the Majority Lenders propose to deliver an Acceleration Notice, all Demands for Payment and other notices shall be delivered concurrently by the Administrative Agent, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders. If the Administrative Agent does notify the Swap Lenders that the Majority Lenders do not propose, or the Administrative Agent is deemed to have advised that the Majority Lenders do not propose, to deliver an Acceleration Notice, the Swap Lender which delivered the notice to the Administrative Agent may at any time within 30 Business Days thereafter deliver the Swap Demand for Payment. If the Swap Lender delivering any such Swap Demand for Payment does not receive the amount so demanded on or prior to the time stated in such Swap Demand for Payment, such Swap Lender shall so notify the Administrative Agent and the Administrative Agent and each other Lender, Swap Lender, Cash Management Lender and Creditcard Lender shall forthwith concurrently deliver such Demands for Payment or other notices as may be necessary to ensure that all amounts secured by the Security are thereafter due and payable under the Credit Documents.

(d)

No Sharing: Any amounts which are lawfully received by any Swap Lender under a Swap or by a Cash Management Lender or Creditcard Lender under a Bilateral Financial Services Agreement prior to the earlier of the delivery by the Administrative Agent of a Demand for Payment or the occurrence of a Termination Event hereunder are not required to be shared pursuant to the provisions of Section 10.7.

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(e)

Lender Affiliates: If a Lender Swap or any Bilateral Financial Services Agreement is entered into with an Affiliate of a Lender, that Lender shall cause such Affiliate to deliver all Swap Demands for Payment or other notices as required by this Section 10.3 and such obligations shall survive such Lender (at any time after any such Lender Swap or Bilateral Financial Services Agreement was entered into) ceasing to be a Lender hereunder.

10.4	Borrower Cash Collateral Accounts

Upon the occurrence of:

(a)	a Termination Event or delivery of an Acceleration Notice; or

(b)	an event where the Borrower elects or is required in accordance with Section 4.3 or Section 4.5 to make payment to a Borrower Cash Collateral Account of the required amount;

the Borrower shall forthwith pay to the Administrative Agent, for deposit into a Borrower Cash Collateral Account, an amount equal to the Lender's maximum potential liability under then outstanding Bankers' Acceptances and Letters of Credit (collectively, the "Escrow Funds"). The Escrow Funds shall, in the case of (a) above, be held by the Administrative Agent for set-off against future indebtedness owing by the Borrower to the Lenders in respect of such Bankers' Acceptances and Letters of Credit or, in the case of (b) above, be applied as required by Section 4.3 or Section 4.5, as applicable.

10.5	Remedies on Default

After the occurrence and during the continuance of an Event of Default:

(a)

Majority Lenders Instructions: if the Majority Lenders do provide directions or instructions to the Administrative Agent, the Administrative Agent, on behalf of all Lenders, Swap Lenders, Cash Management Lenders and Creditcard Lenders shall take such actions and commence such proceedings as the Majority Lenders in their sole discretion may determine and may enforce or otherwise realize upon any Security, all without any obligation to marshal any Security Interests and without additional notice, presentation, demand or protest, all of which the Borrower hereby expressly waives (to the extent such rights may be waived under Applicable Law). If, from time to time, there are no Lenders other than Swap Lenders, Cash Management Lenders or Creditcard Lenders, the Majority Lenders for the purposes of this Agreement shall be calculated by revising paragraph (b) of the definition of Majority Lenders to change the references to "Borrowings" to "amounts secured by the Security" and deleting the words "under the Syndicated Facility and Operating Facility"; and

(b)

General Remedies: the rights and remedies of the Administrative Agent and each Lender, each Swap Lender, each Cash Management Lender and each Creditcard Lender under the Loan Documents, the Bilateral Financial Services Agreements and Lender Swaps are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. The Administrative Agent may, on behalf of all Lenders, Creditcard Lenders, Swap Lenders and Cash Management Lenders, and shall, if so required by the Majority Lenders, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to:

(i)	Specific Performance:the specific performance of any covenant or agreement contained in the Credit Documents;

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(ii)	Injunction: enjoining a violation of any of the terms of the Credit Documents;

(iii)	Assistance: aiding in the exercise of any power granted by the Credit Documents or by law; or

(iv)	Judgment: obtaining and recovering judgment for any and all amounts due in respect of the Borrowings or amounts otherwise due hereunder or under the Credit Documents.

10.6	Right of Set-Off

If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 14.2 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the amounts secured by the Security owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 10.6 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not  affect the validity of such setoff and application. Notwithstanding the foregoing or the provisions of any Swap, the Lenders and Swap Lenders shall not effect or purport to effect any set-off of Swap Indebtedness that is not Permitted Swap Indebtedness against or on account of any Secured Obligations owed to it.

10.7	Application and Sharing of Payments Following Acceleration

Except as otherwise agreed to by all the Lenders in their sole discretion, all monies and Property received by the Lenders (in their capacity as Lenders and, if applicable, Swap Lenders, Cash Management Lenders or Creditcard Lenders) for application in respect of the Secured Obligations or any other Swap Indebtedness subsequent to the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Sections 10.1(h) or 10.1(i) (including monies received as a result of a realization upon the Security or the exercise of a right of set-off), shall be applied and distributed to the Lenders (in their capacity as Lenders and, if applicable, Swap Lenders, Cash Management Lenders and Creditcard Lenders) in the manner set forth below (but subject at all times to the terms of the Intercreditor Agreement), each such application to be made in the following order with any balance remaining after application in respect of each category to be applied to the next succeeding category:

(a)	firstly, in or towards payment of any fees or expenses then due and payable to the Administrative Agent hereunder or under any other Loan Document;

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(b)	secondly, pro rata among the Lenders in respect of amounts due and payable to such Lenders as and by way of recoverable expenses hereunder or under any of the Security;

(c)

thirdly, pro rata among the Lenders, the Creditcard Lenders and the Cash Management Lenders in respect of amounts due and payable to such  Lenders  by  way  of  interest  pursuant  to Sections 5.1, acceptance fees pursuant to Section 5.2, Letter  of  Credit  Fees  pursuant  to  Section 5.3, fees payable in respect of Creditcard Facilities or Cash Management Services, interest on overdue amounts pursuant to Section 5.4 and standby fees pursuant to Section 5.8;

(d)

fourthly, pro rata among the Lenders, the Cash Management Lenders and the Creditcard Lenders in respect of any other amount (other than Lender Outstandings) not hereinbefore referred to in this Section 10.7 which are then due and payable to any of them by the Borrower hereunder or under any other Loan Document or Bilateral Financial Services Agreements;

(e)	fifthly, Proportionately among the Lenders, the Cash Management Lenders, the Creditcard Lenders and the Swap Lenders in or towards repayment of the Lender Outstandings; and

(f)	sixthly, pro rata in or towards repayment to the Swap Lenders of all Swap Indebtedness in excess of the Permitted Swap Indebtedness.

To the extent that a Lender Swap or Bilateral Financial Services Agreement is entered into by an Affiliate of a Lender, that Lender shall cause such Affiliate to comply with the provisions of this Section 10.7 and such obligation shall survive such Lender (at any time after any such Lender Swap or Bilateral Financial Services Agreement was entered into) ceasing to be a Lender hereunder.

10.8	Adjustments

In the event that:

(a)

Contingent Liabilities: at the Adjustment Time, a portion of the Borrowings is outstanding as Letters of Credit and it is subsequently determined that the Operating Lender is not required to make payment under any one or more such instruments; or

(b)

Notice Periods: any of the Lenders are required by Applicable Law to continue to make  advances or other amounts available to or otherwise continue to contract with the Borrower subsequent to the Adjustment Time by reason of a requirement in Applicable Law to give the Borrower a reasonable period of notice prior to terminating such Lender's obligation to make  such advances or other amounts available to or to continue to contract with the Borrower;

then, whenever and so often as that occurs, the amount calculated to be due and payable shall be redetermined, where applicable, by excluding any payments not required to be made as a result of the occurrence of an event described in Section 10.8(a) and by including any amount required to be made available pursuant to Section 10.8(b), and the Lenders shall thereupon make all such payments and adjustments as may be necessary to ensure amounts outstanding to the Lenders are thereafter outstanding in accordance with the provisions of this Section and Section 10.7.

10.9	Calculations as at the Adjustment Time

For the purposes of this Agreement, if:

(a)	Swap Demand: a Swap Demand for Payment has been delivered; or

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(b)	Termination Event: a Termination Event has occurred under any Credit Document evidencing a Swap;

then, for the purposes of calculations to be made at the Adjustment Time, any Termination Amount which is payable by any Loan Party under such Swap in settlement of obligations arising thereunder as a result of the early termination of the Swap shall be deemed to have become payable at the time of delivery of such Swap Demand for Payment or the time of occurrence of such Termination Event as the case may be, notwithstanding that the amount payable by any Loan Party is to be subsequently calculated and notice thereof given to such Loan Party in accordance with such Swap. For the purposes of the foregoing, the Administrative Agent shall make all determinations of the applicable Termination Amounts in accordance with its usual practices, acting reasonably, and for such purposes each Lender shall provide details to the Administrative Agent of its own calculations of the applicable Termination Amounts.

10.10	Lender May Perform Covenants

If any Loan Party shall fail to perform any of its obligations under any covenant contained in any of the Loan Documents within the time permitted for the performance of any such covenant or for the cure of any default thereof, the Administrative Agent may, on behalf of the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders and with the approval of the Majority Lenders and with prior written notification to the Borrower, perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds on behalf of the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders. If the Administrative Agent elects to effect such observance or performance, neither the Administrative Agent nor any Lender, Swap Lender, Cash Management Lender or Creditcard Lender shall be liable for any failure or deficiency in effecting such observance or performance, nor for the payment of any bills, invoices or accounts incurred or rendered in connection therewith, except to the extent the Administrative Agent or such Lender, Swap Lender, Cash Management Lender or Creditcard Lender is grossly negligent or acts with wilful misconduct. All amounts so paid by any Lender or the Administrative Agent hereunder shall be repaid by the Borrower on demand therefor, and shall bear interest at the rate set forth in Section 5.4 from and including the date paid by the Administrative Agent hereunder to but excluding the date such amounts are repaid in full by the Borrower and shall be secured by the Security.

10.11	Waiver of Default

Any single or partial exercise by any Lender, any Swap Lender, any Cash Management Lender, any Creditcard Lender, the Administrative Agent or by the Administrative Agent on behalf of any Lender, any Swap Lender, any Cash Management Lender or any Creditcard Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in the Loan Documents, the Bilateral Financial Services Agreements or Lender Swaps shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Administrative Agent or such Lender, Swap Lender, Cash Management Lender or Creditcard Lender may be lawfully entitled for the same default or breach, and any waiver by any Lender, any Swap Lender, any Cash Management Lender, any Creditcard Lender, the Administrative Agent or by the Administrative Agent on behalf of any Lender, any Swap Lender, any Cash Management Lender or any Creditcard Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement contained in the Loan Documents, the Bilateral Financial Services Agreements or Lender Swaps, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent default. To the extent permitted by Applicable Law, the Borrower hereby waives any rights now or hereafter conferred by statute or otherwise which are inconsistent with the Administrative Agent's or a Lender's, a Swap Lender's, a Cash

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Management Lender's or a Creditcard Lender's rights or remedies under the Loan Documents, the Bilateral Financial Services Agreements and Lender Swaps.

ARTICLE 11

INCREASED COST, TAXES, LENDER REPLACEMENT, ILLEGALITY, SUBSTITUTE BASIS OF BORROWING, FUNDING INDEMNITY

11.1	Increased Cost

(a)	Increased Costs Generally: If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)

subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Accommodation made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 11.2 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)	impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Accommodation made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Accommodation or of maintaining its obligation to make any such Accommodation, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)

Capital Requirements: If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Accommodations made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c)

Certificates for Reimbursement: A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Delay in Requests: Failure or delay on the part of any Lender to demand compensation pursuant to this Section 11.1 shall not constitute a waiver of such Lender's right to demand such

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compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 11.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

11.2	Taxes

(a)

Payments Free of Taxes: Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.2) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)

Payment of Other Taxes by the Borrower: Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)

Indemnification by the Borrower: The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)

Evidence of Payments: As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

Status of Lenders: Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by

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Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)

Treatment of Certain Refunds: If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 11.2, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 11.2 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the  Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

11.3	Mitigation Obligations, Replacement of Lenders

(a)

Designation of a Different Lending Office: If any Lender requests compensation  under  Section 11.1 or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.2, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking Borrowings hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would  eliminate  or  reduce  amounts  payable  pursuant  to  Section 11.1 or 11.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)

Replacement of Lenders: If any Lender requests compensation under Section 11.1 or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 11.3(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender (any such Lender being referred to as an "Affected Lender"), then the Borrower may, at its sole expense and effort, so long as no Default or Event of Default has occurred and is continuing:

(i)

upon notice to the Affected Lender and the Administrative Agent, require such Affected Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A)	the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.1(b)(iv);

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(B)

such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Accommodations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)

in the case of any such assignment resulting from a claim for compensation under Section 11.1 or payments required to be made pursuant to Section 11.2, such assignment will result in a reduction in such compensation or payments thereafter;

(D)	such assignment does not conflict with Applicable Law; and

(E)	in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; or

(ii)

upon at least five (5) Business Days' prior written notice to the Affected Lender and the Administrative Agent, irrevocably cancel all but not part of the Affected Lender's Commitment if on or prior to the last day of such notice period such Affected Lender shall have received payment from the Borrower of an amount equal to the outstanding principal of its Accommodations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender).

An Affected Lender shall not be required to make any such assignment or delegation, or accept any such cancellation of Commitment and payment, if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or cancellation and payment, as the case may be, cease to apply.

11.4	Illegality

If the introduction of or any change in Applicable Law, regulation, treaty, official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law) or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, makes it unlawful or prohibited for a Lender (in its sole opinion acting reasonably and in good faith) to make, fund or maintain the Borrowings or a portion of the Borrowings or to perform its obligations under this Agreement, such Lender may by written notice to the Borrower through the Administrative Agent terminate its obligations under this Agreement to make such Borrowings or perform such obligations and the Borrower shall either (i) prepay such Borrowings within 20 Business Days together with all accrued but unpaid interest and fees as may be applicable to the date of payment, or (ii) convert by notice to the Administrative Agent or the Operating Lender, as applicable, such Borrowings forthwith into another basis of Borrowing available under this Agreement.

11.5	Substitute Basis of Borrowing – Bankers Acceptances

If:

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(a)

the Administrative Agent (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for bankers' acceptances accepted by the Syndicated Lenders; or

(b)

the Administrative Agent is advised by Lenders holding at least 25% of the Total Syndicated Facility Commitment by written notice (each, a "Lender BA Suspension Notice") that such Lenders have determined (acting reasonably) that the Discount Rate will not or does not accurately reflect the cost of funds of such Lenders or the discount rate which would be applicable to a sale of Bankers' Acceptances accepted by such Lenders in the market;

then:

(c)

the right of the Borrower to request Bankers' Acceptances or BA Equivalent Advances from any Lender shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower and the Lenders;

(d)

any outstanding Borrowing Notice requesting an Accommodation by way of Bankers' Acceptances or BA Equivalent Advances shall be deemed to be a Borrowing Notice requesting a Prime Loan in the amount specified in the original Borrowing Notice; and

(e)

any outstanding Rollover Notice requesting a Rollover of a Bankers' Acceptance or BA Equivalent Advance shall be deemed to be a Conversion Notice requesting a Conversion of such Bankers' Acceptances into a Prime Loan.

The Administrative Agent shall promptly notify the Borrower and the Lenders of any suspension of the Borrower's right to request Bankers' Acceptances or BA Equivalent Advances and of any termination of any such suspension. A Lender BA Suspension Notice shall be effective upon receipt of the same by the Administrative Agent if received prior to 12:00 noon (Calgary time) on a Business Day and if not, then on the next following Business Day, except in connection with a Borrowing Notice, Conversion Notice or Rollover Notice previously received by the Administrative Agent, in which case the applicable Lender BA Suspension Notice shall only be effective with respect to such previously received Borrowing Notice, Conversion Notice or Rollover Notice if received by the Administrative Agent prior to 12:00 p.m. (Calgary time) two Business Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date (as applicable) applicable to such previously received Borrowing Notice, Conversion Notice or Rollover Notice, as applicable.

11.6	Funding Indemnity

If, for any reason whatsoever and whether or not required or permitted pursuant to the provisions of this Agreement, the Borrower fails for any reason to borrow, convert, rollover or otherwise act in accordance with a notice given hereunder pursuant to Schedule "B" or Schedule "C", the Borrower shall indemnify the Applicable Lender for any loss or expense incurred by such Lender as a direct result thereof including any loss of profit or expenses such Lender incurs by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to maintain such Borrowing or any increased interest or other charges payable to lenders of funds borrowed in order to maintain such Borrowing together with any other out-of-pocket charges, costs or expenses incurred by such Lender relative thereto. A certificate of such Lender (acting reasonably and prepared in good faith) submitted by such Lender setting out the basis for the determination of the amount necessary to indemnify such Lender shall be prima facie evidence thereof.

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ARTICLE 12

THE ADMINISTRATIVE AGENT AND THE LENDERS

12.1	Appointment and Authority

Each of the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders hereby irrevocably appoints ATB to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions except to the extent expressly provided  herein. It is understood and agreed that the use of the term "Administrative Agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent is hereby authorized to enter into the Intercreditor Agreement on behalf of the Lenders and to perform its obligations thereunder on behalf of the Lenders.

12.2	Additional Rights

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender, Swap Lender, Cash Management Lender or Creditcard Lender as any other Lender, Swap Lender, Cash Management Lender or Creditcard Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders", "Swap Lender" or "Swap Lenders", "Cash Management Lender" or "Cash Management Lenders" or "Creditcard Lender" or "Creditcard Lenders", as applicable, shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act  as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders, the Swap Lenders, the Cash Management Lenders or the Creditcard Lenders.

12.3	Exculpatory Provisions

(a)

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the

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opinion of its counsel, may expose the Administrative Agent to liability or that  is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary) or (ii) in the absence of its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.4	Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or  by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Accommodation that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Accommodation. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5	Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub- Administrative Agents appointed by the Administrative Agent. The Administrative Agent and any such

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sub-Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any  such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub- Administrative Agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.

12.6	Resignation of Administrative Agent

(a)

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower and, prior to the occurrence of an Event of Default which is continuing, with the consent of the Borrower, such consent not to be unreasonably withheld, to appoint a successor, which shall be a bank with an office in Calgary, Alberta or Toronto, Ontario, or an Affiliate of any such bank with an office in Calgary, Alberta or Toronto, Ontario. If no  such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower and, prior to the occurrence of an Event of Default which is continuing, with the consent of the Borrower, such consent not to be unreasonably withheld, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders, under any of the Credit Documents,  the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, Swap Lender, Cash Management Lender or Creditcard Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative  Agent as provided for above. Upon the acceptance of a successor's appointment  as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents,

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the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-Administrative Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

12.7	Non-Reliance on Administrative Agent and Other Lenders

Each Lender, each Swap Lender, each Cash Management Lender and each Creditcard Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, Swap Lender, Cash Management Lender or Creditcard Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, each Swap Lender, each Cash Management Lender and each Creditcard Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, Swap Lender, Cash Management Lender or Creditcard Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

12.8	No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents except in its capacity, as applicable, as the Administrative Agent, a Lender, a Swap Lender, a Cash Management Lender or a Creditcard Lender hereunder.

12.9	Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Accommodation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)

to file and prove а claim for the whole amount of the principal and interest owing and unpaid in respect of the Borrowings and all other amounts secured by the Security that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective counsel and all other amounts due to the Lenders, the Swap Lenders, the Cash Management Lenders, the Creditcard Lenders and the Administrative Agent under Article 5 and Section 14.3) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Swap Lender, each Cash Management Lender and each Creditcard Lender to make such payments to the Administrative Agent and, in the event

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that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swap Lenders, the Cash Management Lenders or the Creditcard Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 5 and Section 14.3.

12.10	Collateral and Guarantee Matters

(a)

In addition to the authority granted to the Administrative Agent in Section 6.10, the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any:

(i)	Security Interest on any Property granted to or held by the Administrative Agent under the Loan Documents if unanimously approved, authorized or ratified in writing by the Lenders; and

(ii)	Subsidiary of the Borrower that is a party to the Loan Party Guarantee from its obligations thereunder if such Person ceases to be a Material Subsidiary.

Upon request by the Administrative Agent at any time, the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders will confirm in writing the Administrative Agent's authority to release its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Loan Party Guarantee pursuant to this Section 12.10.

(b)

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Security Interest over such Collateral, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, the Swap Lenders, the Cash Management Lenders or the Creditcard Lenders for any failure to monitor or maintain any portion of the Collateral.

12.11	Rights and Obligations of Each Lender

The rights and obligations of each Lender under this Agreement are several, and no Lender shall be obligated to make Borrowings available to the Borrower in excess of the amount of such Lender's Commitment. The failure of a Lender, Swap Lender, Cash Management Lender or Creditcard Lender to perform its obligations under this Agreement or any other Credit Document shall neither:

(a)

result in any other Lender, Swap Lender, Cash Management Lender or Creditcard Lender incurring any liability whatsoever (except to the extent provided pursuant to Section 14.2(d)), provided that a Lender shall remain liable at all times for the performance of the obligations of its Affiliate that is a Swap Lender, Cash Management Lender or Creditcard Lender; nor

(b)	relieve any Loan Party or any other Lender, Swap Lender, Cash Management Lender or Creditcard Lender from its respective obligations under any Loan Document or Credit Document.

Nothing contained herein or in any other Loan Document or Credit Document nor any action taken pursuant hereto or thereto shall be deemed to constitute the Lenders, the Swap Lenders, the Cash Management Lenders or the Creditcard Lenders a partnership, joint venture or any other similar entity.

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Each of the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders hereby acknowledge that, to the extent permitted by Applicable Law, the remedies provided hereunder to the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders are for their benefit collectively and acting together and not severally, and further acknowledge that its rights hereunder are to be exercised not severally but collectively by the Administrative Agent upon the decision of the Majority Lenders regardless of whether an Acceleration Notice has been delivered or an Event of Default under Sections 10.1(h) or 10.1(i) has occurred. Notwithstanding any of the provisions contained herein each of the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to the Loan Documents including taking (including in respect of its Commitment or any indebtedness or liability owed to it) any action contemplated in Sections 10.2 and 10.5, but that  any such action shall be taken only by the Administrative Agent with the prior written agreement or instructions of the Majority Lenders; provided that notwithstanding the foregoing, if the Administrative Agent, having been adequately indemnified against costs and expenses of doing so by the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders, shall fail to carry out any such instructions of the Majority Lenders, any Lender may do so on behalf of all Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders and shall, in so doing, be entitled to the benefit of all protection give the Administrative Agent hereunder or elsewhere.

12.12	Notice to Lenders and Swap Lenders

Unless otherwise specifically dealt with in this Agreement, in the event the Administrative Agent delivers a written notice to a Lender, a Swap Lender, a Cash Management Lender or a Creditcard Lender requesting advice from such Lender, Swap Lender, Cash Management Lender or Creditcard Lender as to whether it consents or objects to any matter in connection with the Loan Documents, then, except as otherwise expressly provided herein, if such Lender, Swap Lender, Cash Management Lender or Creditcard Lender does not deliver to the Administrative Agent its written consent or objection to such matter:

(a)	where a time period is specified hereunder for the Administrative Agent or the Majority Lenders to provide any response, notice or other communication prior to the end of such period; or

(b)

where no such time period is specified hereunder, then within 15 Business Days of the delivery of such written notice by the Administrative Agent to such Lender, Swap Lender, Cash Management Lender or Creditcard Lender;

such Lender, Swap Lender, Cash Management Lender or Creditcard Lender shall be deemed not to have consented thereto.

12.13	Notices between the Lenders, the Administrative Agent and the Borrower

All notices by the Lenders to the Administrative Agent shall be through the Administrative Agent's Branch of Account and all notices by the Administrative Agent to a Lender shall be through such Lender's Branch of Account. All notices or communications between the Borrower and the Lenders which are required or contemplated pursuant to the Loan Documents shall be given or made through the Administrative Agent at the Administrative Agent's Branch of Account.

12.14	Administrative Agent's Duty to Deliver Documents Obtained from the Borrower

The Administrative Agent shall promptly, and in any event within five Business Days of receipt thereof, deliver to each Lender, at its Branch of Account in hard copy or electronic form, such

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documents, papers, materials and other information as are furnished by the Borrower to the Administrative Agent on behalf of such Lender pursuant to this Agreement (provided that the Borrower shall be deemed to have fulfilled its obligation to deliver such documents, papers, materials and other information when delivered to the Administrative Agent), and the Borrower shall provide the Administrative Agent with sufficient copies of all such information for such purpose.

12.15	Arrangements for Borrowings

The Administrative Agent shall promptly give written notice to each Syndicated Lender at its Branch of Account upon receipt by the Administrative Agent of any notice given pursuant to  Article 3 or Section 4.3. The Administrative Agent shall advise each Syndicated Lender of the amount, date and details of each Syndicated Borrowing and of such Syndicated Lender's share in each Syndicated Borrowing. At or before 11:00 a.m. (Calgary time) on each Drawdown Date, Conversion Date or  Rollover Date:

(a)

Prime Loans: each Syndicated Lender will make available to the Borrower its share of Syndicated Borrowings by way of Prime Loans by forwarding to the Administrative Agent the amount of Prime Loans required to be made available by such Lender; and

(b)

Bankers' Acceptances: each Syndicated Lender will make available to the Borrower its share of Syndicated Borrowings by way of Bankers' Acceptances by forwarding to the Administrative Agent the amount of the Discount Proceeds in respect of such Bankers' Acceptances (less the amount of applicable BA Acceptance Fees payable by the Borrower to such Lender pursuant to Section 5.2).

12.16	Arrangements for Repayment of Borrowings

(a)

Prior to Demand or Acceleration: Prior to the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 10.1(h) or 10.1(i), upon receipt by the Administrative Agent of payments from the Borrower on account of principal, interest, fees or any other payment made to the Administrative Agent on behalf of the Syndicated Lenders, the Administrative Agent shall pay over to each Syndicated Lender at its Branch of Account the amount to which it is entitled under this Agreement and shall use its best efforts to make such payment to such Syndicated Lender on the same Business Day on which such payment is received by the Administrative Agent. If the Administrative Agent does not remit any such payment to a Lender on the same Business Day as such payment is received by the Administrative Agent, the Administrative Agent shall pay interest thereon to such Lender until the date of payment at a rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administrative Agent's usual banking practice in respect of deposits of amounts comparable to the amount of such payment which are received by the Administrative Agent at a time similar to the time at which such payment is received by the Administrative Agent.

(b)

Subsequent to Acceleration: Following delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 10.1(h) or 10.1(i), the Lenders, Swap Lenders, Cash Management Lenders and Creditcard Lenders shall share any payments subsequently received in accordance with Section 10.7.

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12.17	Repayments by Lenders to Agent

(a)

Payments by Borrower; Presumptions by Administrative Agent: Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Syndicated Lenders the amount due. In such event, if the Borrower has not in  fact made such payment, then each of the Syndicated Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with banking industry rules on interbank compensation.

(b)

Funding by Lenders; Presumption by Administrative Agent: Unless the Administrative  Agent shall have received notice from a Syndicated Lender prior to a Drawdown Date, Conversion Date or Rollover Date that such Lender will not make available to the Administrative Agent the amount required to be made available by such Lender pursuant to this Agreement on such Drawdown Date, Conversion Date or Rollover Date, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding and may, in reliance upon such assumption, make available to the Borrower а corresponding amount. In such event, if a Syndicated Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of а payment to be made by such Lender, at the rate determined by the Administrative Agent (such rate to be conclusive and binding on such Lender) in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Loan. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable advance to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such advance. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Syndicated Lender that shall have failed to make such payment to the Administrative Agent.

12.18	Adjustments Among Lenders

(a)

Adjustments to Outstanding Borrowings: If any Syndicated Lender shall, subsequent to the Adjustment Time, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Syndicated Borrowings resulting in such Lender receiving payment of a proportion of the aggregate amount of the Syndicated Borrowings and accrued interest thereon greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) portions of the Syndicated Borrowings of the other Syndicated Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Syndicated Lenders rateably in accordance

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with the aggregate amount of principal of and accrued interest on their respective Syndicated Borrowings, provided that:

(i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)

the provisions of this paragraph shall not be construed to apply to (х) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (у) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Prime Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b)

Application of Payments: The Lenders, Swap Lenders, Cash Management Lenders and Creditcard Lenders agree that, after the Adjustment Time, the amount of any repayment made by the Borrower under, and the amount of any proceeds from the exercise of any rights or remedies of the Administrative Agent, the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders under the Loan Documents, the Bilateral Financial Services Agreements or any Permitted Swaps will, subject to Section 10.7, be applied Proportionately to the amount of Lender Outstandings of each Lender, Swap Lender, Cash Management Lender and Creditcard Lender which remain and, after repayment of all Syndicated Borrowings, Operating Borrowings, Permitted Swap Indebtedness, Cash Management Obligations and Creditcard Obligations, will be applied on account of any remaining Swap Indebtedness.

(c)

Receipt of Payments other than Borrowings: Notwithstanding anything contained in this Section 12.18, there shall not be taken into account for the purposes of computing any amount payable to a Lender, Swap Lender, Cash Management Lender or Creditcard Lender pursuant to this Section 12.18, any amount which such Lender, Swap Lender, Cash Management Lender or Creditcard Lender receives as a result of any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any monies owing by a Loan  Party to such Lender, Swap Lender, Cash Management Lender or Creditcard Lender other than on account of Syndicated Borrowings, Operating Borrowings, Swap Indebtedness, Cash Management Obligations and Creditcard Obligations; provided that, if at any time a Lender, Swap Lender, Cash Management Lender or Creditcard Lender receives any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of monies owing or payable to it by a Loan Party in respect of liabilities of a Loan Party under Syndicated Borrowings, Operating Borrowings, Swap Indebtedness, Cash Management Obligations or Creditcard Obligations, such payments will be applied in  accordance  with  Section 10.7; provided further that the provisions of this Section 12.18(c) shall not apply to:

(i)

a Swap Lender which sets off amounts owing by a Loan Party to such Swap Lender under a Permitted Swap against amounts owing by such Swap Lender (including, for clarity, its Affiliates) to a Loan Party under any Permitted Swap entered into between such parties;

(ii)

a Swap Lender which sets off amounts owing by a Loan Party to such Swap Lender under a Lender Swap (other than a Permitted Swap) against amounts owing by such Swap Lender (including, for clarity, its Affiliates) to a Loan Party under any Lender Swap (other than a Permitted Swap) entered into between such parties; or

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(iii)

a Cash Management Lender which sets off amounts owing by a Loan Party to such Cash Management Lender in respect of Cash Management Services against amounts owing by such Cash Management Lender to such Loan Party or any other Loan Party by reason of the provision of such Cash Management Services and in accordance with the provisions of the Bilateral Financial Services Agreements related thereto.

To the extent that a Lender Swap, Cash Management Service or Creditcard Facility is entered into by an Affiliate of a Lender, that Lender shall cause such Affiliate to comply with the provisions of this Section 12.18, and such obligation shall survive such Lender (at any time after any such Lender Swap, Cash Management Service or Creditcard Facility was entered into) ceasing to be a Lender hereunder.

(d)

Borrower Consent: The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender, Swap Lender, Cash Management Lender or Creditcard Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or another Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender, Swap Lender, Cash Management Lender or Creditcard Lender were a direct creditor of the Borrower in the amount of such participation. The Borrower agrees, at the request of the Lender, to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders pursuant to this Section 12.18 but shall incur no increased indebtedness, in aggregate, by reason thereof.

(e)

Lender Consent: Each Lender, Swap Lender, Cash Management Lender and Creditcard Lender agrees that, after the Adjustment Time, it will at any time and from time to time upon the request of the Administrative Agent purchase portions of the amounts secured by the Security and make any other adjustments which may be necessary or appropriate in order that amounts which remain outstanding under the Credit Documents, as adjusted pursuant to this Section 12.18, are in accordance with the provisions of Section 10.7.

(f)

Adjustments after Acceleration: After all Borrowings and all other obligations and indebtedness of the Borrower under the Loan Documents and Bilateral Financial Services Agreements are declared by the Administrative Agent to be due and payable pursuant to Section 10.2, (i) each Lender agrees that it will at any time or from time to time thereafter at the request of the Administrative Agent as required by any Lender, purchase at par on a non-recourse basis a participation in Borrowings owing to each of the other Lenders and make any other adjustments as are necessary or appropriate, in order that Borrowings owing to each of the Lenders, as adjusted pursuant to this Section 12.18(f), will be in the same proportion as each Lender’s Commitment was to the Total Commitment immediately prior to the Event of Default resulting in such declaration, and (ii) the amount of any repayment made by or on behalf of the Loan Parties under the Loan Documents or any proceeds received by the Administrative Agent or the Lenders pursuant to Section 10.7(e) will be applied by the Administrative Agent in a manner such that to the extent possible the amount of Borrowings owing to each Lender after giving effect to such application will be in the same proportion as each Lender’s Commitment was to the Total Commitment immediately prior to the Event of Default resulting in such declaration.

12.19	Lenders' Consents to Waivers, Amendments, etc.

(a)	Unanimous Consent of Lenders: Any waiver of or any amendment to a provision of the Loan Documents which relates to:

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(i)	a change in the types of Accommodations or interest periods relating thereto;

(ii)	a decrease in interest rates, fees (other than standby fees) or the Applicable Margin (other than the Standby Fee Rate);

(iii)	a change in notice periods or the amount of any payments payable by the Borrower to any Lender under this Agreement, including any waiver of the time of payment thereof;

(iv)	an increase or decrease in the Commitment of any Lender other than as provided for herein;

(v)	a change in the definition of "CDOR Rate", "Discount Rate" or "Majority Lenders";

(vi)	the postponement of the Maturity Date, the Covenant Conversion Date or any Scheduled Repayment Date;

(vii)	the provisions of Section 12.18(f) or this Section 12.19;

(viii)	an Event of Default under Section 10.1(a) or 10.1(b);

(ix)	any release or modification of the Security, except as provided by Section 6.10, and except for modifications which are mechanical and administrative in nature; or

(x)

any matter which, pursuant to the Loan Documents, specifically requires the consent or agreement of all of the Lenders, rather than the consent or agreement of "the Lenders" or the "Majority Lenders" or "the Administrative Agent";

shall bind the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders only if such waiver or amendment is agreed to in writing by all of the Lenders.

(b)

Majority Lender Consent: Subject to Section 12.19(a) and except as otherwise provided in the Loan Documents, any waiver, consent to or any amendment to any provision of the Loan Documents and any action, consent or other determination in connection with the Loan Documents shall bind all of the Lenders, the Swap Lenders, the Cash Management Lenders and the Creditcard Lenders if such waiver, amendment, action, consent or other determination is agreed to in writing by the Majority Lenders.

(c)

Administrative Agent's Consent: Any waiver, consent to or any amendment to any provision  of the Loan Documents which relates to the rights or obligations of the Administrative Agent shall require the agreement of the Administrative Agent thereto.

(d)

Operating Lender's Consent: Any waiver, consent to or any amendment to any provision of the Loan Documents which relates to the rights or obligations of the Operating Lender, including, for greater certainty, a decrease in the standby fees or the Standby Fee Rate, shall only require the agreement of the Operating Lender thereto.

12.20	Reimbursement of Administrative Agent's Expenses or Lender's Costs

Each Lender agrees that it will indemnify the Administrative Agent for its Applicable Percentage of the Total Commitment of any and all costs, expenses and disbursements (including those costs and expenses referred to in Section 14.3) which may be incurred or made by the Administrative

9617679.9

Agent in good faith in connection with the Loan Documents, and agrees that it will, on written demand detailing such costs, expenses and disbursements, reimburse the Administrative Agent for any such costs, expenses or disbursements for which the Administrative Agent is not promptly reimbursed at any time by the Borrower. The Administrative Agent may refrain from exercising any right, power or discretion or taking any action to protect or enforce the rights of any Lender under the Loan Documents until it has been so reimbursed.

Each Swap Lender, Cash Management Lender and Creditcard Lender that is not a Lender agrees that it will indemnify the Administrative Agent for any and all costs, expenses and disbursements which may be incurred or made by the Administrative Agent in good faith in connection with the enforcement of the Loan Documents or Security on behalf of such Swap Lender, Cash Management Lender or Creditcard Lender and agrees that it will, on written demand detailing such costs, expenses and disbursements, reimburse the Administrative Agent for any such costs, expenses or disbursements for which the Administrative Agent is not properly reimbursed at any time by the Borrower. The Administrative Agent may refrain from exercising any right, power or discretion or taking any action to protect or enforce the rights of any such Swap Lender, Cash Management Lender or Creditcard Lender under the Loan Documents or Security until it has been so reimbursed.

12.21	Indemnity of Administrative Agent

Each Lender hereby agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) as to its Applicable Percentage of the Total Commitment from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under or in respect of the Loan Documents; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Applicable Percentage of the Total Commitment of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preservation of any rights of the Administrative Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, but only to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

12.22	Sharing of Information

Subject to Section 13.4, the Borrower authorizes the Administrative Agent and each Lender, Swap Lender, Cash Management Lender and Creditcard Lender to share among each other, with any of their Affiliates, and with any successor, assignee or any potential assignee, any information possessed by it regarding a Loan Party or the Credit Documents.

12.23	Amendment to this Article 12

Save and except for the provisions of Sections 12.6 and 12.21, the provisions of this Article 12 may be amended or added to, from time to time, without the agreement of the Borrower provided such amendment or addition does not adversely affect the rights of the Borrower hereunder or increase, in the aggregate, the liabilities of the Borrower hereunder. A copy of the instrument evidencing such amendment or addition shall be forwarded by the Administrative Agent to the Borrower as soon as

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practicable following the execution thereof; provided that after an Event of Default a failure to do so by the Administrative Agent shall not render it liable in damages to the Borrower.

12.24	The Administrative Agent and Defaulting Lenders

(a)

Each Defaulting Lender shall be required to provide to the Administrative Agent cash in an amount, as shall be determined from time to time by the Administrative Agent, in its discretion, equal to all obligations of such Defaulting Lender to the Administrative Agent, that are owing or may become owing pursuant to this Agreement, including such Defaulting Lender's obligation to pay its Applicable Percentage of any indemnification, reimbursement or expense reimbursement amounts not paid by the Borrower. Such cash shall be held by the Administrative Agent in one or more cash collateral accounts, which accounts shall be in the name of the Administrative Agent and shall not be required to be interest bearing. The Administrative Agent shall be entitled to apply the foregoing cash in accordance with Section 12.21, in the case of amounts owing to the Administrative Agent.

(b)

In addition to the indemnity and reimbursement obligations noted in Section 12.21, the Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder) rateably according to their respective Applicable Percentages (and in calculating the Applicable Percentage of a Lender, ignoring the Commitments of Defaulting Lenders) any amount that a Defaulting Lender fails to pay the Administrative Agent and which is due and owing to the Administrative Agent pursuant to Section 12.21. Each Defaulting Lender agrees to indemnify each other Lender for any amounts paid by such Lender and which would otherwise be payable by the Defaulting Lender.

(c)

The Administrative Agent shall be entitled to set off any Defaulting Lender's Applicable Percentage of all payments received from the Borrower against such Defaulting Lender's obligations to make payments and fund Accommodations required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Loan Documents. To the extent permitted by law, the Administrative Agent shall be  entitled to withhold and deposit in one or more non-interest bearing cash collateral accounts in  the name of the Administrative Agent all amounts (whether principal, interest, fees or otherwise) received by the Administrative Agent and due to a Defaulting Lender pursuant to this Agreement, for so long as such Lender is a Defaulting Lender, which amounts shall be used by the Administrative Agent:

(i)	first, to reimburse the Administrative Agent for any amounts owing to it, in its capacity as Administrative Agent, by such Defaulting Lender pursuant to any Loan Document;

(ii)

second, to repay on a pro rata basis the incremental portion of any Accommodations made by a Lender pursuant to Section 14.2 in order to fund a shortfall created by a Defaulting Lender and, upon receipt of such repayment, each such Lender shall be deemed to have assigned to the Defaulting Lender such incremental portion of such Accommodations;

(iii)

third, to cash collateralize all other obligations of such Defaulting Lender to the Administrative Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Administrative Agent, in its discretion, including such Defaulting Lender's obligation to pay its Applicable Percentage of any indemnification, reimbursement or expense reimbursement amounts not paid by the Borrower; and

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(iv)	fourth, to fund from time to time the Defaulting Lender's Applicable Percentage of Lender Outstandings which are Borrowings.

(d)

For greater certainty and in addition to the foregoing, neither the Administrative Agent nor any of its Affiliates nor any of their respective shareholders, officers, directors, employees, agents or representatives shall be liable to any Lender (including a Defaulting Lender) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Defaulting Lender and received and deposited by the Administrative Agent in a cash collateral account and applied in accordance with the provisions of this Agreement, save and except for the gross negligence or wilful misconduct of the Administrative Agent as determined by a final non- appealable judgement of a court of competent jurisdiction.

ARTICLE 13

SUCCESSORS AND ASSIGNS, JUDGMENT CURRENCY AND CONFIDENTIAL INFORMATION

13.1	Successors and Assigns

(a)

Successors and Assigns Generally: The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower, except to the extent otherwise permitted hereunder, may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with Section 13.1(b), (ii) by way of participation in accordance with Section 13.1(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.1(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in  this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.1(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

Assignments by Lenders: Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Borrowings at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts:

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Borrowings at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 13.1(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of а Lender or an Approved Fund, no minimum amount need be assigned; and

(B)

in any case not described in Section 13.1(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Borrowings outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal

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outstanding balance of the Borrowings of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Syndicated Facility, or in the case of any assignment in respect of the Operating Facility Commitment, all of such Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)

Proportionate Amounts: Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Borrowings or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)	Required Consents: No consent shall be required for any assignment except to the extent required by Section 13.1(b)(i)(B) and, in addition:

(A)

the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless: (х) such assignment, to the extent it occurs before a Default or Event of Default has occurred and is continuing, is to a competitor of the Borrower in the cannabis sector, (y) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Facility if such assignment is to a Person that is not а Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)

Assignment and Assumption: The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)

No Assignment to Certain Persons: No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (B) any  Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)	No Assignment to Natural Persons: No such assignment shall be made to a natural Person.

(vii)

Certain Additional Payments: In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to

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the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Borrowings previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (х) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (у) acquire (and fund as appropriate) its full pro rata share of all Borrowings in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 11 and Section 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment, provided, that (i) except  to the extent otherwise expressly agreed by the affected parties, no assignment by а Defaulting Lender will constitute а waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender and (ii) no assignment to an Affiliate of an assigning Lender or an Approved Fund of an assigning Lender without the consent of the Borrower (if there is no Default or Event of Default), the Administrative Agent shall release the assigning Lender of its obligations so assigned. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.1(d).

(c)

Register: The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Calgary, Alberta a copy of each Assignment and Assumption delivered to it and а register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as а Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)

Participations: Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or а portion of its Commitment and/or the Borrowings owing to it); provided that (i) such Lender's obligations

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under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.21 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.19(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to  the benefits of Sections 11.1, 11.2 and 11.3 (subject to Section 13.1(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.1(b); provided that such Participant agrees to be subject to the provisions of Section 11.3 as if it were an  assignee under Section 13.1(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.18 as though it were a Lender.

(e)

Limitations upon Participant Rights: A Participant shall not be entitled to receive any greater payment under Sections 11.1 and 11.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. А Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the  benefits  of  Section 11.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.2(e) as though it were a Lender.

(f)

Certain Pledges: Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.2	Judgment Currency

If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into the currency of such jurisdiction (herein called the "Judgment Currency") any amount due hereunder in any currency other than the Judgment Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For such purpose, "rate of exchange" means the spot rate at which the Administrative Agent or the Operating Lender, as applicable, on the relevant date at or about 10:00 o'clock a.m. (Calgary time), would be prepared to sell a similar amount of such currency in Calgary, Alberta against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due from the Borrower under this Section 13.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

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13.3	Swap Lender

If any Swap Lender (or its Affiliate, if such Swap Lender is not a Lender) for any reason ceases to be a Lender, such Swap Lender shall continue to be bound by and entitled to the benefit of the terms and conditions hereof in such capacity and entitled to the benefit of the Security until such time as it is no longer a party to the Swaps existing with any Loan Party at the time it (or such Affiliate, if applicable) ceases to be a Lender, with the exception of any indemnities of, or in favour of, such Swap Lender hereunder existing at that time and which shall survive such termination.

13.4	Certain Information; Confidentiality

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a)

to its Affiliates and to its Related Parties that are in each case required to have such Information disclosed to them (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b)

to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including the Office of the Superintendent of Financial Institutions or similar body and any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c)	to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process;

(d)	to any other party hereto;

(e)

in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(f)	subject to an agreement containing provisions substantially the same as those of this Section, to

(i)any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder;

(g)	on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities;

(h)	with the consent of the Borrower; or

(i)

to the extent such Information (х) becomes publicly available other than as a result of a breach of this Section, or (у) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any

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Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE 14 MISCELLANEOUS

14.1	Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof in such jurisdiction and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

14.2	Defaulting Lenders

(a)

Termination of Defaulting Lender: The Borrower may terminate the unused amount of the Syndicated Facility Commitment of any Syndicated Lender that is a Defaulting Lender upon not less than 10 Business Days' prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 12.24 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(b)

Defaulting Lender Adjustments: Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)

Waivers and Amendments: Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders. A Defaulting Lender shall not be included in determining whether all Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.19), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that (A) materially and adversely affects such Defaulting Lender differently than other affected Lenders, (B) increases the Syndicated Facility Commitment or extends the Maturity Date of such Defaulting Lender, or (C) relates to the matters set forth in Sections 12.19(a)(i), 12.19(a)(ii), 12.19(a)(iii), 12.19(a)(iv) (in so far as it relates to the Syndicated Facility Commitment of a Defaulting Lender), 12.19(a)(v), 12.19(a)(vi) and 12.19(a)(ix), shall require the consent of such Defaulting Lender. For the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender.

(ii)	Certain Fees: The standby fees (if any) payable pursuant to Section 5.8 shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender.

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(c)

Defaulting Lender Cure: If the Borrower and the Administrative Agent agree in writing that а Syndicated Lender is no longer а Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Syndicated Lender will, to the extent applicable, purchase at par that portion of outstanding Syndicated Borrowings of the other Syndicated Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Syndicated Borrowings to be held pro rata by the Syndicated Lenders in accordance with the Syndicated Facility Commitments under the Syndicated Facility, whereupon such Syndicated Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Syndicated Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Syndicated Lender will constitute a waiver or release of any claim of any party hereunder arising from that Syndicated Lender having been a Defaulting Lender.

(d)

Funding of Defaulting Lender's Share: If the Administrative Agent has actual knowledge that  a Lender is a Defaulting Lender at the time that the Administrative Agent receives (i) a Borrowing Notice or (ii) a Conversion Notice that will result in a currency conversion, then each other Syndicated Lender shall fund its Applicable Percentage of such affected Syndicated Accommodation (and, in calculating such Applicable Percentage, the Administrative Agent shall ignore the Syndicated Facility Commitments of each such Defaulting Lender); provided that, for certainty, no Lender shall be obligated by this Section 14.2(d) to make or provide Syndicated Accommodations in excess of its Syndicated Facility Commitment. If the Administrative Agent acquires actual knowledge that a Lender is a Defaulting Lender at any time after the Administrative Agent received (i) a Borrowing Notice or (ii) a Conversion Notice that will result in a currency conversion, then the Administrative Agent shall promptly notify the Borrower that such Lender is a Defaulting Lender (and such Lender shall be deemed to have consented to such disclosure). Each Defaulting Lender agrees to indemnify each other Lender for any amounts funded or paid by such Lender under this Section 14.2(d) and which would otherwise have been funded or paid by the Defaulting Lender if its Syndicated Commitment had been included in determining the Applicable Percentage of such affected Syndicated Accommodations.

14.3	Expenses, Indemnity, Damage Waiver

(a)

Borrower Deliverables: All statements, Appraisals, reports (including Environmental Reports), certificates, opinions and other documents or information (including evidence of insurance evidencing compliance with Section 9.1(g)) required to be furnished to the Administrative Agent or the Lenders or by any other Loan Party under this Agreement shall be supplied by the Borrower without cost to the Administrative Agent or any Lender.

(b)

Reimbursement: The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of legal counsel for the Administrative Agent on a solicitor and his own client basis, all fees and expenses of the Project Monitor or the Insurance Consultant, and any other expert or professional costs and fees incurred in relation to the Facilities), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this

9617679.9

Agreement and the other Loan Documents, including its rights under this Section 14.3, or (B) in connection with the Accommodations hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Accommodations.

(c)

General Indemnity: The Borrower shall indemnify the Administrative Agent (and any sub- agent thereof) and each Lender, each Swap Lender, each Cash Management Lender, each Creditcard Lender and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Accommodation or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (у) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(d)

Reimbursement by Lenders: To the extent that the Borrower for any reason fails to  indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's Applicable Percentage of the Total Commitment at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this paragraph (d) are subject to Section 12.11.

(e)

Waiver of Consequential Damages, Etc.: To the fullest extent permitted by Applicable Law,  the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Accommodation, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through

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telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)	Payments: All amounts due under this Section shall be payable promptly, and in any event within five (5) Business Days, after demand therefor.

(g)	Survival: Each party's obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

14.4	Failure to Act

No failure, omission or delay on the part of the Administrative Agent, any Lender or any Swap Lender in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

14.5	Waivers

No breach of any of the provisions of any of the Loan Documents may be waived or discharged verbally; any such waiver or discharge may only be made by way of an instrument in writing signed by either the Administrative Agent on behalf of the Lenders or the Majority Lenders, as applicable, and, if required by the Administrative Agent, the Loan Parties, and such waiver or discharge will then be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given. Any such waiver or discharge which affects the rights of the Administrative Agent may only be made by way of an instrument in writing signed by the Administrative Agent.

14.6	Amendments

No provision of the Loan Documents may be amended verbally and any such amendment may only be made by way of an instrument in writing signed (subject to Section 12.23) by the Borrower, the Administrative Agent and the Lenders required by Section 12.19.

14.7	Notice

(a)

Notices Generally: Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or facsimile as follows:

(i)	if to the Borrower, to it at 200, 919 – 11th Avenue S.W., Calgary, Alberta T2R 1P3, Attention: Jim Keough (Email: jkeough@sundialgrowers.com);

(ii)

if to the Administrative Agent, to ATB at 600, 585 - 8th Avenue S.W., Calgary, Alberta T2P 1G1, Attention of Manager - Syndications (Facsimile No.: (403) 663-3160) (Email: syndications.agency@atb.com); and

(iii)	if to а Lender, to it at its address (or facsimile number) set forth in Schedule "A" hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have

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been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)

Electronic Communications: Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an email address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgement), and notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor, provided that, if such notice, email or other communication is not sent within normal business hours of the recipient, such notice or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)	Change of Address, etc.: Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)	Platform:

(i)

The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the "Platform").

(ii)

The Platform is provided "as is" and "as available." The Administrative Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Administrative Agent Parties") have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower's, any Loan Party's or the Administrative Agent's transmission of communications through the Platform. "Communications" means, collectively, any notice, demand, communication, information, document or other material that the Borrower or any Loan Party provides to the Administrative Agent pursuant to any Loan Document   or   the   transactions   contemplated   therein   which   is   distributed   to the

9617679.9

Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

14.8	Governing Law

The parties agree that this Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the Province of Alberta and of Canada applicable therein. There shall be no application of any conflict of law or other rules which would result in any laws other than internal laws in force in the Province of Alberta applying to this Agreement. The parties hereto do hereby irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta for all matters arising out of or relating to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or by any thereof, without prejudice to the rights of the Administrative Agent or any Lender to take proceedings in other jurisdictions.

14.9	Term of Agreement and Survival

This Agreement and all covenants, undertakings, agreements, representations and warranties shall continue and survive until the termination of all Loan Documents such that thereafter there is not nor can there be any Borrowings, Lender Outstandings or Swap Indebtedness arising under any Loan Document. Notwithstanding the foregoing, the indemnities in Sections 9.1(n) and 14.3(c) shall survive any such termination.

14.10	Time of Essence

Time shall be of the essence of this Agreement.

14.11	Anti-Money Laundering Legislation

(a)

The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" Applicable Laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly: (i) provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence; and (ii) notify the recipient of any such information of any changes thereto.

(b)

If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of the Borrower or any other Loan Party or any authorized signatories of the Borrower or any other Loan Party for the purposes of applicable AML Legislation on such Lender's behalf, then the Administrative Agent:

(i)

shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a "written agreement" in such regard between such Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

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(ii)	shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any other Loan Party or any authorized signatories of the Borrower or any other Loan Party, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any other Loan Party or any such authorized signatory in doing so.

14.12	Conflict with Other Documents

In the event there is a conflict or inconsistency:

(a)

as to any matter between the provisions hereof and the provisions of any other Loan Document (other than the Intercreditor Agreement), the provisions of this Agreement shall prevail to the extent of such conflict or inconsistency; and

(b)

as to any matter between the provisions hereof and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail to the extent of such conflict or inconsistency;

provided that for the purposes of this Section 14.12 there shall not be considered to be a conflict or inconsistency between any provision hereof and any provision of any other Loan Document merely because such Loan Document does, and this Agreement does not, deal with the particular matter.

14.13	Saskatchewan Legislation

The Land Contracts (Actions) Act of the Province of Saskatchewan shall have no application to any action, as defined in The Land Contracts (Actions) Act, with respect to this Agreement or the other Loan Documents and The Limitation of Civil Rights Act of the Province of Saskatchewan shall have no application to this Agreement or the other Loan Documents.

14.14	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or

9617679.9

other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write- down and Conversion Powers of any EEA Resolution Authority.

14.15	Counterparts; Integration, Effectiveness; Electronic Execution

(a)

Counterparts; Integration; Effectiveness: This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, the Bilateral Financial Services Agreements and Lender Swaps and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 8.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)

Electronic Execution of Assignments: The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law.

[remainder of page intentionally left blank]

9617679.9

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

::NDJALGJ;;C4

Name: Title:

Jim Keough

Chief Financial Officer

Per: Name:

Title:

Signa ture Page to Credit Agreement (Sundial Growers Inc.)

ATB FINANCIAL, as Administrative Agent

Per: Name: Title:

Antuane Azpur

Director, Loan Syndications ATB Financial, CFS

Signature Page to Credit Agreement (Sundial Growers Inc.)

Per:

Name:

Title:POl'lTFOLIO MANAGER

CORPORATE FlNANCIAL SERVICES

Signature Page to Credit Agreement (Sundial Growers Inc.)

5095998250182473329046545500BANK OF MONTREAL, as Lender Per:	• V

Name:

Title:

Managing Director

Per: Name:

Title:

Jeff Cowan

Director

Signature Page to Credit Agreement (Sundial Growers Inc.)

Schedule "A" to the Credit Agreement dated August 29, 2019 among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

COMMITMENTS AND ADDRESSES

Lender	Syndicated Facility Commitment	Operating Facility Commitment
ATB Financial 600, 585 - 8th Avenue S.W. Calgary, Alberta T2P 1G1 Attention:Senior Director, Diversified Industries Fax No.:(403) 974-5784	Cdn. $39,000,000	Cdn. $6,000,000
Bank of Montreal 100 King Street West, 4th Floor Toronto, Ontario M5X 1H3 Attention:Managing Director, Corporate Banking Fax No.:(416) 359-7796	Cdn. $45,000,000	Nil.
Total:	Cdn. $84,000,000	Cdn. $6,000,000

9617679.9

Schedule "B" to the Credit Agreement dated August 29, 2019 among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

FORM OF BORROWING NOTICE

TO:ATB Financial ("ATB"), as Administrative Agent

RE: Credit Agreement (the "Credit Agreement") dated August 29, 2019 among Sundial Growers Inc. (the "Borrower"), ATB and those other financial institutions which are or hereafter become lenders thereunder (the "Lenders"), and ATB, as administrative agent for the Lenders (the "Administrative Agent")

DATE: , 20

1.	The Drawdown Date is , 20 .

2.	Pursuant to Section 3.5 of the Credit Agreement, the undersigned hereby irrevocably requests that the following Accommodations be made available under the applicable Facility:

Syndicated Facility:
TYPE OF ADVANCE	PRINCIPAL AMOUNT AND CURRENCY	TERM
Prime Loan		N/A
Bankers' Acceptances

Operating Facility:
TYPE OF ADVANCE	PRINCIPAL AMOUNT	TERM
Prime Loan		N/A
Letters of Credit

3.

As of the date of this Borrowing Notice, no Default or Event of Default has occurred and is continuing and each of the representations and warranties of the Borrower deemed to be made by the Borrower pursuant to Section 2.2 of the Credit Agreement (other than those made as of a specific date) are, as of the date of such request, and will be, as of the applicable Drawdown Date, true and correct.

4.	Capitalized terms used herein and not otherwise defined herein have the meanings given to them by the Credit Agreement.

9617679.9

B-2

DATED at Calgary, Alberta effective the date and year first above written.

SUNDIAL GROWERS INC.

Per:	Name:

Title:

9617679.9

Schedule "C" to the Credit Agreement dated August 29, 2019 among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

NOTICE OF ROLLOVER OR NOTICE OF CONVERSION OR NOTICE OF REPAYMENT

TO:ATB Financial ("ATB"), as Administrative Agent and Operating Lender

RE: Credit Agreement (the "Credit Agreement") dated August 29, 2019 among Sundial Growers Inc. (the "Borrower"), ATB and those other financial institutions which are or hereafter become lenders thereunder (the "Lenders"), and ATB, as administrative agent for the Lenders (the "Administrative Agent")

DATE: , 20

Capitalized terms used herein and not otherwise defined herein have the meanings given to them by the Credit Agreement.

1.

Pursuant to Section 3.9 (Repayment), 3.11 (Conversion) and 3.12 (Rollover) of the Credit Agreement, the undersigned hereby irrevocably notifies the Administrative Agent/Operating Lender that it will be:

(a)	rolling over part or all of the Accommodation described as:

Facility: Operating/Syndicated

Type of Accommodation:

*Principal Amount:

Date of Maturity:

into the same Accommodation described as:

Date of Maturity:

* if only part of maturing Accommodation is rolled over, please indicate.

or;

(b)	converting part or all of the Accommodation described as:

Facility: Operating/Syndicated

Type of Accommodation:

*Principal Amount if applicable:

Date of Maturity:

9617679.9

C-2

into an Accommodation described as:

* if only part of maturing Accommodation is converted, please indicate.

Type of Accommodation:

*Principal Amount:

Date of Maturity:

(c)	Repaying part or all of the Accommodation described as:

Facility: Operating/Syndicated

Type of Accommodation:

*Principal Amount:

Date of Maturity or Repayment:

* if only part of maturing Accommodation is being repaid, please indicate the applicable amount being repaid including the details provided above in respect thereof and whether the balance will be rolled over or Converted.

2.	This Notice is irrevocable.

3.	No Default or Event of Default has occurred and is continuing.

DATED at Calgary, Alberta effective the date and year first above written.

SUNDIAL GROWERS INC.

Per:	Name:

Title:

9617679.9

Schedule "D" to the Credit Agreement dated August 29, 2019 among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

FORM OF COMPLIANCE CERTIFICATE

TO:ATB FINANCIAL, as Administrative Agent

RE: Credit Agreement dated August 29, 2019 among Sundial Growers Inc., as borrower (the "Borrower"), ATB Financial, as Administrative Agent (the "Administrative Agent"), and the persons party thereto as lenders from time to time (collectively, the "Lenders") (such Credit Agreement, as it may be amended, supplemented, modified or restated from time to time, referred to as the "Credit Agreement").

I, , of the City of Calgary, in the Province of Alberta, hereby certify as follows:

1.	I am the [insert title of senior officer] of Sundial Growers Inc.;

2.	This Certificate applies to the [Fiscal Year/Fiscal Quarter] ending ;

3.

I am familiar with and have examined the provisions of the Credit Agreement and have made such reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and its agents as I have deemed necessary for purposes of this Certificate;

4.	Except where the context otherwise requires, all capitalized terms used herein have the same meaning as in the Credit Agreement;

5.	No Default or Event of Default exists;

6.

Each of the representations and warranties of the Borrower made by the Borrower pursuant to Section 2.1 of the Credit Agreement (other than those made as of a specific date) are, as of the date hereof, true and correct;

7.	The Swap Indebtedness of the Loan Parties, in the aggregate, as at the last day of the [Fiscal Quarter/Year] most recently ended, is as follows:

Interest  Swaps  - Cdn. $ , and the notional amount swapped thereunder is Cdn. $ which represents % of the Total Commitment.

The foregoing amounts of Swap Indebtedness were calculated by the Borrower on a Mark-to- Market basis (separately for each Lender and then aggregating amounts so calculated) as at the end of the [Fiscal Quarter/Year] most recently ended;

8.

[As of the last day of the above referenced [Fiscal Quarter/Fiscal Year] the Interest Coverage Ratio was , and attached hereto are the detailed particulars of the manner in which the Interest Coverage Ratio was calculated;] [NTD: Required only for Fiscal Quarters ending September 30, 2019 and December 31, 2019, otherwise may be deleted.]

9617679.9

D-2

9.	As of the last day of the above referenced [Fiscal Quarter/Fiscal Year] the aggregate amount of Available Cash was $ . As of the date hereof, the aggregate amount of Available Cash is $ ;

10.

[As of the last day of the above referenced [Fiscal Quarter/Fiscal Year] the Fixed Charge Coverage Ratio was , and attached hereto are the detailed particulars of the manner in which the Fixed Charge Coverage Ratio was calculated;] [NTD: Required as at the Covenant Conversion Date and as at the end of each Fiscal Quarter thereafter, otherwise may be deleted.]

11.

[As of the last day of the above referenced [Fiscal Quarter/Fiscal Year] the Senior Funded Debt to EBITDA Ratio was , and attached hereto are the detailed particulars of the manner in which the Senior Funded Debt to EBITDA Ratio was calculated;] [Required as at the Covenant Conversion Date and as at the end of each Fiscal Quarter thereafter, otherwise may be deleted.]

12.

This Certificate is given by the undersigned officer in his or her capacity as an officer of the Borrower and not in any personal capacity without any personal liability being assumed by the undersigned officer in respect of the giving of this Certificate.

DATED this day of , 20 .

SUNDIAL GROWERS INC.

Per:	Name:

Title:

9617679.9

Schedule "E" to the Credit Agreement dated August 29, 2019 among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the effective date set forth below (the "Effective Date") and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] "Assignor") and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's] [the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] "Assigned Interest"). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

9617679.9

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrower(s):

4.	Administrative Agent: as the administrative agent under the

Credit Agreement

5.	Credit Agreement:The Credit Agreement dated August 29, 2019 among Sundial

Growers Inc., the Lenders party thereto, ATB Financial, as Administrative Agent, and the other parties thereto

6.	Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Facility Assigned7	Aggregate Amount of Commitment/ Borrowings for all Lenders8	Amount of Commitment/ Borrowings Assigned	Percentage Assigned of Commitment/ Borrowings9	[CUSIP Number]
			$	$	$
			$	$	$
			$	$	$

[7.Trade Date:

]10

Effective Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT]

5  List each Assignor, as appropriate.

6  List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., "Syndicated Facility Commitment," "Operating Facility Commitment," etc.)

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/ Prime Loans of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

9617679.9

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11

[NAME OF ASSIGNOR]

By:	Title:

[NAME OF ASSIGNOR]

By:	Title:

ASSIGNEE[S]12

[NAME OF ASSIGNEE]

By:	Title:

[NAME OF ASSIGNEE]

By:	Title:

11 Add additional signature blocks as needed. Include both fund and manager making the trade (if applicable).

12 Add additional signature blocks as needed. Include both fund and manager making the trade (if applicable).

9617679.9

[Consented to and]13 Accepted:

ATB FINANCIAL, as Administrative Agent By:

Title:

[Consented to:]14

SUNDIAL GROWERS INC.

By:	Title:

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

9617679.9

ANNEX 1

[ ]15

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1Assignor[s]. [The][Each] Assignor (а) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document16, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become а Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.1(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.1(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 9.1(v) and (w) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender17, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue  to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will

15 Describe Credit Agreement at option of Administrative Agent.

16 The term "Loan Document" should be conformed to that used in the Credit Agreement.

17 The concept of "Foreign. Lender" should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

9617679.9

perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date18. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

3.	General Provisions.

This Assignment and Assumption shall be binding upon, and enure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Province of Alberta and of Canada applicable therein.

18 The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

"From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves."

9617679.9

Schedule "F" to the Credit Agreement dated August 29, 2019 among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

FORM OF POWER OF ATTORNEY TERMS - BANKERS' ACCEPTANCES

In order to facilitate the acceptance of Bankers' Acceptances pursuant to the terms of the Credit Agreement dated August 29, 2019 among Sundial Growers Inc., as borrower (the "Borrower"), ATB Financial, as Administrative Agent, and the Lenders named therein (as amended, supplemented and restated from time to time, the "Credit Agreement"), the Borrower hereby appoints each Lender (hereinafter individually called the "Bank"), acting by an authorized signing officer (the "Attorney") for the time being of the Bank's Branch of Account, the attorney of the Borrower:

(a)

to sign for and on behalf and in the name of the Borrower as drawer, drafts in the Bank's standard form which are "depository bills" under and as defined in the Depository Bills and Notes Act (Canada) (the "DBNA") ("Drafts") drawn on the Bank payable to a "clearing house" under the DBNA or its nominee for deposit by the Bank with the "clearing house" after acceptance thereof by the Bank; and

(b)	to fill in the amount, date and maturity date of such Drafts;

provided that such acts in each case are to be undertaken by the Bank in accordance with instructions given to the Bank by the Borrower as provided in this power of attorney.

Instructions to the Bank relating to the execution, completion, endorsement, discount, purchase and/or delivery by the Bank on behalf of the Borrower of Drafts which the Borrower wishes to submit to the Bank for acceptance by the Bank shall be communicated by the Administrative Agent in writing to the Attorney at the Bank's Branch of Account concurrently with delivery by the Borrower, pursuant to the provisions of: (i) Section 3.5 or 3.6 of the Credit Agreement, a Borrowing Notice by way of Bankers' Acceptances in the form of Schedule "B" to the Credit Agreement; or (ii) Section 3.11 of the Credit Agreement, a Conversion Notice in the form of Schedule "C" to the Credit Agreement. The instructions  to the Bank shall specify the following information:

(a)	a Canadian Dollar amount, which shall be the aggregate face amount of the Drafts to be accepted by the Bank in respect of a particular Borrowing, Conversion or Rollover; and

(b)

a specified period of time, as provided in the Credit Agreement, which shall be the number of months after the date of such Drafts that such Drafts are to be payable, and the dates of issue and maturity of such Drafts.

The communication in writing to the Bank of the instructions referred to above shall constitute (a) the authorization and instruction of the Borrower to the Bank to complete and endorse Drafts in accordance with such information as set out above and (b) the request of the Borrower to the Bank to accept such Drafts and deposit the same with the "clearing house" against payment as set out in the instructions. The Borrower acknowledges that the Bank shall not be obligated to accept any such Drafts except in accordance with the provisions of the Credit Agreement.

The Bank shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to the Bank as provided herein if the Bank reasonably believes them to be genuine.

9617679.9

F-2

The Borrower hereby agrees to indemnify the Bank and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby including the deposit of any Draft with the "clearing house"; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the negligence or wilful misconduct of the Bank or any of its directors, officers, employees, affiliates or agents.

This power of attorney may be revoked at any time upon not less than fifteen (15) Business Days' written notice served in accordance with Section 14.7 of the Credit Agreement upon the Bank at its Branch of Account, provided that: (i) it may be replaced with another power of attorney forthwith on terms satisfactory to the Bank; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Draft executed, completed, endorsed, discounted and/or delivered in accordance herewith prior to the time at which such revocation becomes effective. This power of attorney may be terminated by the Bank at any time upon not less than fifteen (15) Business Days written notice to the Borrower in accordance with Section 14.7 of the Credit Agreement. Any revocation or termination of this power of attorney shall not affect the rights of the Bank and the obligations of the Borrower with respect to the indemnities of the Borrower above stated with respect to all matters arising prior in time to any such revocation or termination.

This power of attorney is in addition to and not in substitution for any agreement to which the Bank and the Borrower are parties.

This power of attorney shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable therein and each of the Borrower and the Bank hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect of all matters arising out of this power of attorney.

In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement, the Credit Agreement shall prevail. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement.

9617679.9

Schedule "G" to the Credit Agreement dated August 29, 2019  among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

FORM OF POWER OF ATTORNEY TERMS - BA EQUIVALENT ADVANCES

In order to facilitate the making of BA Equivalent Advances pursuant to the terms of the Credit Agreement dated August 29, 2019 among Sundial Growers Inc., as borrower (the "Borrower"), ATB Financial, as Administrative Agent, and the Lenders named therein (as amended, supplemented and restated from time to time, the "Credit Agreement"), the Borrower hereby appoints each Lender (hereinafter individually called the "Bank"), acting by an authorized signing officer (the "Attorney") for the time being of the Bank's Branch of Account, the attorney of the Borrower:

(a)

to sign for and on behalf and in the name of the Borrower as drawer, promissory notes in the Bank's standard form for advances in the nature of BA Equivalent Advances ("Notes") payable to the Bank or its order evidencing BA Equivalent Advances made by the Bank to the Borrower pursuant to the Credit Agreement; and

(b)	to fill in the amount, date and maturity date of such Notes;

provided that such acts in each case are to be undertaken by the Bank in accordance with instructions given to the Bank by the Borrower as provided in this power of attorney.

Instructions to the Bank relating to the execution, completion, endorsement, discount, purchase and/or delivery by the Bank on behalf of the Borrower of Notes which the Borrower wishes to issue to the Bank shall be communicated by the Administrative Agent in writing to the Attorney at the Bank's Branch of Account concurrently with delivery by the Borrower, pursuant to the provisions of: (i) Section 3.5 or 3.6 of the Credit Agreement, a Borrowing Notice by way of Bankers' Acceptances in the form of Schedule "B" to the Credit Agreement; or (ii) Section 3.11 of the Credit Agreement, a Conversion Notice in the form of Schedule "C" to the Credit Agreement. The instructions to the Bank shall specify the following information:

(a)	a Canadian Dollar amount, which shall be the aggregate face amount of the Notes in respect of a particular Borrowing, Conversion or Rollover; and

(b)

a specified period of time, as provided in the Credit Agreement, which shall be the number of months after the date of such Notes that such Notes are to be payable, and the dates of issue and maturity of such Notes.

The communication in writing to the Bank of the instructions referred to above shall constitute the authorization and instruction of the Borrower to the Bank to complete and, if applicable, endorse Notes in accordance with such information as set out above. The Borrower acknowledges that  the Bank shall not be obligated to make any BA Equivalent Advance and thereafter complete and execute, and if applicable, endorse any such Notes except in accordance with the provisions of the Credit Agreement.

The Bank shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to the Bank as provided herein if the Bank reasonably believes them to be genuine.

9617679.9

G-2

The Borrower agrees to indemnify the Bank and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the negligence or wilful misconduct of the Bank or any of its directors, officers, employees, affiliates or agents.

This power of attorney may be revoked at any time upon not less than fifteen (15) Business Days' written notice served in accordance with Section 14.7 of the Credit Agreement upon the Bank at its Branch of Account, provided that: (i) it may be replaced with another power of attorney forthwith on terms satisfactory to the Bank; and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Notes executed, completed, endorsed, discounted and/or delivered in accordance herewith prior to the time at which such revocation becomes effective. This power of attorney may be terminated by the Bank at any time upon not less than fifteen (15) Business Days written notice to the Borrower in accordance with Section 14.7 of the Credit Agreement. Any revocation or termination of this power of attorney shall not affect the rights of the Bank and the obligations of the Borrower with respect to the indemnities of the Borrower above stated with respect to all matters arising prior in time to any such revocation or termination.

This power of attorney is in addition to and not in substitution for any agreement to which the Bank and the Borrower are parties.

This power of attorney shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable therein and each of the Borrower and the Bank hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect of all matters arising out of this power of attorney.

In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement, the Credit Agreement shall prevail. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement.

9617679.9

Schedule "H" to the Credit Agreement dated August 29, 2019  among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

FORM OF ENVIRONMENTAL CERTIFICATE

TO:ATB FINANCIAL, as Administrative Agent

RE: Credit Agreement dated August 29, 2019 among Sundial Growers Inc., as borrower (the "Borrower"), ATB Financial, as Administrative Agent (the "Administrative Agent"), and the persons party thereto as lenders from time to time (collectively, the "Lenders") (such Credit Agreement, as it may be amended, supplemented, modified or restated from time to time, referred to as the "Credit Agreement").

This Environmental Certificate is given pursuant to Section 8.1(f)(xii) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings given to them by the Credit Agreement.

I am the duly appointed [●] of the Borrower and hereby make the following certifications in such capacity for and on behalf of the Borrower and not in my personal capacity and without assuming any personal liability whatsoever:

1.

The following certifications are made to the best of my knowledge after due enquiry. My due enquiry has been limited to discussions and correspondence with responsible officers and staff of the Borrower and the Material Subsidiaries to confirm that the internal environmental reporting and response procedures of the Borrower and the Material Subsidiaries have been followed in all material respects as they relate to the certifications made herein and that the matters herein set forth are true and correct and that matters reported on by such officers and staff are true and correct.

2.

The certifications in paragraphs 3 through 9 are qualified as to any breach of or failure to comply with any Environmental Laws, provided that the breach or failure to comply has not had, or would not reasonably be expected to have (whether on an individual or cumulative basis), a Material Adverse Effect.

3.	The Property of the Loan Parties is owned, leased, managed, controlled or operated, in compliance with Environmental Laws.

4.	There are no existing, pending or threatened (by written notice):

(a)

claims, complaints, notices or requests for information received from a Governmental Authority by any of the Loan Parties, or of which any of the Loan Parties are otherwise aware, with respect to any alleged violation of or alleged liability under any Environmental Laws by any of the Loan Parties; or

(b)

stop, cleanup or preventative orders, direction or action requests, notice of which has been received from an Governmental Authority by any of the Loan Parties or of which any of the Loan Parties are otherwise aware, relating to the environment which as a result thereof, requires any work, repair, remediation, cleanup, construction or capital

9617679.9

H-2

expenditure with respect to any Property owned, leased, managed, controlled or operated by any of the Loan Parties.

5.

Except in compliance with Environmental Laws, no contaminant or other hazardous substance has been received, handled, used, stored, treated or shipped at or from, and there has been no discharge or Release of a contaminant or other hazardous substance at, on, from or under any Property owned, leased, managed, controlled or operated by any of the Loan Parties.

6.

None of the lands and facilities owned, leased, managed, controlled or operated by any of the Loan Parties have been used as a land fill site or, except in compliance with Environmental Laws, as a waste disposal site.

7.

No condition exists at, on or under any of the premises or facilities owned, leased, managed, controlled or operated by any of the Loan Parties, which with the passage of time, or the giving of notice or both, has given rise to or would reasonably be expected to give rise to a violation or liability under any Environmental Laws.

8.	The Loan Parties are not aware of any matter affecting the environment that has had or would reasonably be expected to have a Material Adverse Effect.

9.

The Loan Parties have obtained all permits, licenses and other authorizations which are required under Environmental Laws and are in compliance with all terms and conditions of all permits, licenses and other authorizations, and the Borrower hereby certifies that each of the permits, licenses and other authorizations is in full force and effect and unrevoked as of the date of this certificate.

DATED this day of , 20 .

SUNDIAL GROWERS INC.

Per:	Name:

Title:

9617679.9

Schedule "I" to the Credit Agreement dated August 29, 2019 among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

FORM OF OPERATING FACILITY BORROWING BASE CERTIFICATE

TO:ATB FINANCIAL, as Administrative Agent

RE: Credit Agreement dated August 29, 2019 among Sundial Growers Inc., as borrower (the "Borrower"), ATB Financial, as Administrative Agent (the "Administrative Agent"), and the persons party thereto as lenders from time to time (collectively, the "Lenders") (such Credit Agreement, as it may be amended, supplemented, modified or restated from time to time, referred to as the "Credit Agreement").

I, , of the City of Calgary, in the Province of Alberta, hereby certify as follows:

1.	I am the [insert title of senior officer] of Sundial Growers Inc.;

2.	This Certificate applies to the month ending ;

3.

I am familiar with and have examined the provisions of the Credit Agreement and have made such reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Loan Parties as I have deemed necessary for purposes of this Certificate;

4.	Except where the context otherwise requires, all capitalized terms used herein have the same meaning as in the Credit Agreement;

5.	The Operating Facility Borrowing Base is $ , calculated as follows:

Total Accounts Receivable		$
Eligible Accounts Receivable	A	$
Marginable Eligible Accounts Receivable at 75% of A	B	$
Less:Priority Payables	C	$
Plus: Cash deposited in Borrower Cash Collateral Account in support of issued and outstanding Letters of Credit	D	$
Operating Facility Borrowing Base (B – C + D)		$
Less:Operating Borrowings (including issued and outstanding Letters of Credit)		$
Margin Surplus (Deficit)		$

9617679.9

I-2

6.	Annexed hereto are the following reports in respect of the Loan Parties:

(a)

aged summary of all Accounts Receivable on an invoice dated basis, including the following information: country of domicile, intercompany accounts, doubtful accounts, accounts in dispute, contra accounts, holdbacks, and any deposits received from each account debtor which remain outstanding at the report date;

(b)	aged summary of all accounts payable; and

(c)	summary of all amounts which comprise Priority Payables.

7.	No Default or Event of Default exists;

8.

Each of the representations and warranties of the Borrower made by the Borrower pursuant to Section 2.1 of the Credit Agreement (other than those made as of a specific date) are, as of the date hereof, true and correct;

9.	This Certificate is given by the undersigned officer in his or her capacity as an officer of the Borrower without any personal liability.

DATED this day of , 20 .

SUNDIAL GROWERS INC.

Per:	Name:

Title:

9617679.9

Schedule "J" to the Credit Agreement dated August 29, 2019 among

SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

INTELLECTUAL PROPERTY

I.	With respect to the Borrower:

Applicant	Application for	Application Jurisdiction	Application Serial No.	Application Date
Sundial Growers Inc.	Trademark - SUNDIAL	Canada	1882533	09 Feb 2018
Sundial Growers Inc.	Trademark – A MODERN NATURAL ALTERNATIVE	Canada	1882536	09 Feb 2018
Sundial Growers Inc.	Trademark – SUNDIAL & Design	Canada	1882535	09 Feb 2018
Sundial Growers Inc.	Trademarks – CALM EASE FLOW LIFT SPARK & Circles Design	Canada	1882527	09 Feb 2018
Sundial Growers Inc.	Trademark – JAGAR OG	Canada	1928222	31 Oct 2018
	JAGAR OG		1968502	10 Jun 2019
Sundial Growers Inc.	Trademark – SWEET JESUS	Canada	1928224	31 Oct 2018
Sundial Growers Inc.	Trademark – VOODOO CHILD	Canada	1928225	31 Oct 2018
Sundial Growers Inc.	HEAL HELP PLAY	Canada	1934113	4 Dec 2018
Sundial Growers Inc.	PathwaysRx	Canada	1946368	14 Feb 2019
Sundial Growers Inc.	PathwaysRx	Canada	1946405	14 Feb 2019
Sundial Growers Inc.	SundialRx	Canada	1946367	14 Feb 2019
Sundial Growers Inc.	SUNDIAL GROWERS	Canada	1715303	13 Feb 2015
Sundial Growers Inc.	WCB Crest	Canada	1789589	30 Jun 2016
Sundial Growers Inc.	STELLER J’s Flame logo	Canada	1789579	30 Jun 2016
Sundial Growers Inc.	TOP LEAF Mountain Logo	Canada	1789583	30 Jun 2016
Sundial Growers Inc.	STELLER J’S & DESIGN	Canada	1789581	30 Jun 2016
Sundial Growers Inc.	Trademark - STELLER J’S	Canada	1789580	30 Jun 2016
Sundial Growers Inc.	WEST COAST BUD & Design	Canada	1789590	30 Jun 2016
Sundial Growers Inc.	TOP LEAF SUPPLY CO * Design	Canada	1789588	30 Jun 2016
Sundial Growers Inc.	CITRUS PUNCH	Canada	1979953	09 Jun 2019

II.	With respect to the other Loan Parties, excluding the Borrower: N/A

9617679.9

Schedule "K" to the Credit Agreement dated August 29, 2019

among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

MATERIAL AGREEMENTS

1.	Standing Offer Contract Number 1514 between the Alberta Gaming, Liquor and Cannabis Commission and Sundial Growers Inc. dated August 30, 2018.

2.	Letter of Intent with British Columbia Liquor Distribution Branch dated October 1, 2018.

3.	Wholesale Cannabis Supply Agreement between Sundial Growers Inc., Aerocann Inc., and Aerocann Holdings Inc. dated May 31, 2018.

4.	Engagement Agreement #2 between Trimaven Capital Advisors and Sundial Growers Inc. dated January 1, 2019.

5.	Stipulated Price Contract between Sundial Growers Inc. and Modus Structures Inc. dated January 5, 2018.

6.	Service and Sale Agreement between Sundial Growers Inc. and Sun 8 Holdings Inc. dated May 1,2019.

7.	Royalty Agreement between Sundial Growers Inc. and Sun 8 Holdings Inc. dated May 1, 2019.

8.	Agreement for Climate and Environmental Control Equipment between Sundial Growers Inc. and Surna Inc. dated March 26, 2019.

9.	Engagement Agreement between Sundial Grower Inc. and BMO Nesbitt Burns, Inc. and Cowen and Company dated April 4, 2019.

10.

Sale and Purchase Agreement between Sundial UK Limited, as Buyer, Sundial Growers Inc., as Guarantor, and Northedge Capital Fund II LP, Northedge Capital Coinvestment II LP, David Ball, Andrew Higginson and others, as Sellers, dated February 22, 2019.

11.	Commitment Agreement between Fortis Alberta and Sundial Growers Inc. dated June 25, 2018

12.	Master Cannabis Supply Agreement between Ontario Cannabis Retail Corporation and Sundial Growers Inc. dated February 6, 2019.

13.	Unit Price Contract CCDC 4 between Modus Structures Inc. and Sundial Growers Inc. dated March 14, 2019.

14.	CCDC #5A Contract between Scott Builders Inc. and Sundial Growers Inc. re: Pod 4 dated March 5, 2019.

15.	CCDC #5A Contract between Scott Builders Inc. and Sundial Growers Inc. re: Pod 5 dated March 5, 2019.

16.	Share Purchase Agreement between Pathway Rx Inc. and Sundial Growers Inc. dated March 13, 2019.

9617679.9

K-2

17.	License Agreement between Pathway Rx Inc. and Sundial Growers Inc. and Igor Kovalchuk, Olga Kovalchuk and Darryl Hudson dated March 13, 2019.

18.	Credit Agreement among SGI Partnership, as borrower, the lenders party thereto from time to time, as lenders and SAF Jackson II LP, as administrative agent dated June 27, 2019.

19.	Engagement Agreement #3 between Trimaven Capital Advisors and Sundial Growers Inc. dated July 7, 2019.

9617679.9

Schedule "L" to the Credit Agreement dated August 29, 2019 among

SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

MATERIAL LICENSES

	Licensed Issued By	License No. and Type	License Holder and License Site	Effective Date	Expiry Date
1.	Health Canada	LIC-K8399K3QIB- 2018-4 Standard Cultivation	Sundial Growers Inc. 6102 48th Avenue Olds, Alberta T4H 1V1	June 21, 2019	September 14, 2021
2.	Health Canada	LIC-4QZ85KDBPT- 2018-1 Standard Cultivation Standard Processing Sale for Medical Purposes	Sundial Growers Inc. 273209 Range Road 20 M.D. Rocky View No 44 District Airdrie, Alberta T4B 2A3	December 14, 2018	June 12, 2020
3.	Health Canada	IMP-0047-2019 Import Permit	Sundial Growers Inc. (LIC-4QZ85KDBPT- 2018) Suite 200 - 919 11th Ave. SW Calgary, Alberta T2R 1P3	May 3, 2019	October 29, 2019

9617679.9

Schedule "M" to the Credit Agreement dated August 29, 2019

among SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

ORGANIZATIONAL CHART

Sundial Growers Inc.
(Alberta)
KamCan Products Inc.
(British Columbia)
2011296 Alberta Inc.
(Alberta)
Sprout Technologies Inc.
(Alberta)
Sundial Portugal, Unipessoal LDA
(Portugal)
Sundial Deutschland GmbH
(Germany)
50%
Pathway Rx Inc.
(Alberta)
(as to 50%)
2082033 Alberta Ltd.
(Alberta)
99.99%
Sundial Managing Partner Inc.
(Alberta)
0.01%
SGI Partnership
(Alberta)
Sundial UK Limited
(England and Wales)
Project Seed Topco Limited
(England and Wales)
Project Seed Bidco Limited
(England and Wales)
Bridge Farm Nurseries Limited
(England and Wales)
Neame Lea Nursery Limited
(England and Wales)
Neame Lea Marketing Limited
(England and Wales)
Neame Lea Fresh Limited
(England and Wales)

9617679.9

Schedule "N" to the Credit Agreement dated August 29, 2019 among

SUNDIAL GROWERS INC., as Borrower, and a syndicate of Lenders with ATB FINANCIAL, as Administrative Agent

SOURCES AND USES

Sources		Uses
Syndicated Facility Accommodations	$84,000,000	Available Cash (1)	$6,000,000
Operating Facility Accommodations	$6,000,000	Repayment of Debt under Existing ATB Commitment Letter	$49,000,000
		Pod 4	$18,000,000
		General corporate purposes	$17,000,000
TOTAL SOURCES	$90,000,000	TOTAL USES	$90,000,000

Note (1): Excludes the amount of $4,000,000 currently held by ATB under the Existing ATB Commitment

Letter.

9617679.9